    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 1999


                                                      REGISTRATION NO. 333-85597
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           -------------------------

                               AMENDMENT NO. 2 TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           -------------------------
                    ALLIED RISER COMMUNICATIONS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                           4813                          75-2789492
(State or Other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)         Identification Number)

                              1700 PACIFIC AVENUE
                              DALLAS, TEXAS 75201
                                 (214) 210-3000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                           -------------------------
                               MICHAEL R. CARPER
                             SENIOR VICE PRESIDENT
                              AND GENERAL COUNSEL
                              1700 PACIFIC AVENUE

                                   SUITE 400

                              DALLAS, TEXAS 75201
                                 (214) 210-3000
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent for Service)

                                   COPIES TO:

                PHYLLIS G. KORFF                               JAMES S. SCOTT, SR.
    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                   SHEARMAN & STERLING
                919 THIRD AVENUE                               599 LEXINGTON AVENUE
            NEW YORK, NEW YORK 10022                         NEW YORK, NEW YORK 10022
                 (212) 735-3000                                   (212) 848-4000

                           -------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent offering outside the United States and Canada (the "International Prospectus" and, together with the U.S. Prospectus, the "Prospectuses"). The Prospectuses are identical in all material respects except for the front cover page. The U.S. Prospectus is included herein and is followed by the alternate front cover page to be used in the International Prospectus. The alternate page for the International Prospectus included herein is labeled "Alternate Page for International Prospectus." Final forms of each Prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK TO OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION. DATED OCTOBER 12, 1999.



                               14,750,000 Shares


                                      LOGO


                    ALLIED RISER COMMUNICATIONS CORPORATION


                                  Common Stock
                             ---------------------

     This is an initial public offering of shares of common stock of Allied Riser Communications Corporation. This prospectus relates to an offering of 11,800,000 shares in the United States. In addition, 2,950,000 shares are being offered outside the United States in an international offering.



     It is currently estimated that the initial public offering price per share will be between $16 and $18. Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "ARCC".


     See "Risk Factors" on page 8 to read about factors you should consider before buying shares of the common stock.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                                              Per Share    Total
                                                              ---------    -----
Initial public offering price...............................   $           $
Underwriting discount.......................................   $           $
Proceeds, before expenses, to Allied Riser..................   $           $

                             ---------------------


     To the extent that the underwriters sell more than 14,750,000 shares of common stock, the underwriters have the option to purchase up to an additional 2,212,500 shares from Allied Riser at the initial public offering price less the underwriting discount.

                             ---------------------
     The underwriters expect to deliver the shares in New York, New York on , 1999.

GOLDMAN, SACHS & CO.

              MERRILL LYNCH & CO.



                             DONALDSON, LUFKIN & JENRETTE



                                           THOMAS WEISEL PARTNERS LLC


                             ---------------------
                      Prospectus dated             , 1999.

[EDGAR front cover description for ARC Prospectus]

Map of the Continental United States. Sixteen (16) small red dots representing market cities in which the Company has completed buildings. Each market city has an accompanying photograph of a building in that city representing the Company's real estate portfolio, with accompanying text next to the respective photographs:

Boston, 4 buildings completed, 79 buildings under contract
New York, 1 building completed, 52 buildings under contract Philadelphia, 2 buildings completed, 16 buildings under contract Washington, D.C., 6 buildings completed, 139 buildings under contract Atlanta, 6 buildings completed, 32 buildings under contract
Houston, 2 buildings completed, 61 buildings under contract
Dallas, 7 buildings completed, 32 buildings under contract
Austin, 3 buildings completed, 4 buildings under contract
Orange County, 2 buildings completed, 5 buildings under contract
Los Angeles, 2 buildings completed, 63 buildings under contract
San Francisco, 3 buildings completed, 69 buildings under contract Denver, 3 buildings completed, 34 buildings under contract
Seattle, 4 buildings completed, 12 buildings under contract
Chicago, 11 buildings completed, 73 buildings under contract Cleveland, 1 building completed, 1 building under contract
Stamford, 4 buildings completed, 12 buildings under contract

Thirty-five (35) additional locations are denoted by small yellow dots, representing markets in which the Company has buildings under contract; no market is specifically identified, and yellow dots are distributed in the following states:

New Jersey: 1 market
Maryland: 1 market
Virginia: 1 market
North Carolina: 1 market
South Carolina: 1 market
Florida: 3 markets
Alabama: 1 market
Louisiana: 1 market
Texas: 2 markets
Oklahoma: 2 markets
Missouri: 2 markets
Tennessee: 2 markets
Kentucky: 1 markets
Indiana: 1 market
Ohio: 2 markets
Pennsylvania: 1 market
Michigan: 1 market
Wisconsin: 1 market
Minnesota: 1 market
Oregon: 1 market
Utah: 1 market
New Mexico: 1 market
Arizona: 1 market
Nevada: 1 market
California: 4 markets


The Company logo is in the lower right corner.

                               PROSPECTUS SUMMARY


We are a facilities-based provider of broadband data, video and voice communications services to small- and medium-sized businesses in 16 major metropolitan areas in the United States. We typically deliver our services over fiber-optic networks that we design, construct, own and operate inside large- and medium-sized office buildings. Today, over this infrastructure, we offer ultra high-speed Internet access, business-oriented
television for display on computer desktops, enhanced
conference calling services and other broadband data
services. We own and operate in-building fiber-optic               BROADBAND DATA SERVICES
networks inside 61 office buildings with more than 33.6            ------------------------------
million rentable square feet. We have agreements with              Broadband data services, such as
building owners to install and operate fiber-optic networks        fast Internet access, are services
in more than 1,000 office buildings with more than 325             that are enabled by high-speed
million rentable square feet.                                      dedicated data transmission.


     Our Internet access services provide a direct connection to the Internet at speeds up to 175 times faster than standard dial-up service and are always-on. We believe that our service offers a combination of price and performance to our target customers that is superior to competing offerings. Our business-oriented television is the first of many additional connectivity services and broadband-enabled applications and content that we intend to offer using our in-building broadband infrastructure. We intend to take advantage of our growing market presence and brand by also offering similar broadband services to our customers' branch offices and other businesses located in buildings in which we have not installed our fiber-optic networks.

     We use our in-building fiber-optic networks to transmit data to and from each of our customers at speeds of ten million bits of data per second. Using commercially available equipment, we can increase this transmission speed to one billion bits of data per second. We connect each of our in-building networks to a central facility in each metropolitan area, usually over fiber-optic lines we lease from other carriers. At this metropolitan hub, we aggregate and disseminate network traffic for Internet connectivity and our other broadband services.


     We have entered into agreements to obtain access to buildings owned or managed by some of the largest commercial property companies in the United States, including affiliates of Hines, Equity Office Properties, Trizec Hahn, Whitehall and others. Upon completion of the offering, these real estate companies and their affiliates will own more than 20% of our equity. These entities, and our financial sponsors, including affiliates of Telecom Partners, Crescendo Ventures, Norwest Venture Partners and Goldman Sachs, have invested over $117 million in our equity.



THE MARKET OPPORTUNITY AND OUR SOLUTION



     Dedicated, high-speed Internet access and other broadband data services offer new commercial opportunities to and can substantially improve the productivity of small- and medium-sized businesses. Today, most of these businesses obtain access to the Internet through dial-up connections. These standard connections are slow, expensive and require the user to wait before a connection is established.


     We own and operate advanced communications networks inside office buildings, enabling us to provide a broad range of advanced data, video and voice communications services that are tailored to meet the needs of all business customers, especially those of small- and medium-sized businesses.

BUSINESS STRATEGY

- PARTNER WITH REAL ESTATE OWNERS. We provide real estate owners with a new amenity to assist their leasing and tenant retention efforts and share with them a modest portion of the revenue that we generate from tenants in their buildings.


- SELL BROADBAND CONNECTIONS AND BANDWIDTH-ENABLED APPLICATIONS. We seek to provide solutions to end users that include both a broadband connection and productivity enhancing data services that use that connection, such as industry-specific Web pages and business-oriented television service to the computer desktop.


- OWN THE KEY ELEMENTS OF THE LOCAL BROADBAND NETWORK. We usually operate the only fiber-optic network inside the buildings in which we provide services, providing the critical first mile connection between local fiber networks and end-users.

- CAPITALIZE ON OUR FIRST MOVER ADVANTAGE. We have already installed fiber-optic networks, established metropolitan hubs and hired sales personnel in 16 metropolitan areas, which enables us to deploy networks rapidly and efficiently in additional buildings in those areas.

- DESIGN NETWORKS FOR THE FUTURE. We designed our networks using fiber-optic technology to ensure they are easily upgradeable.

- TARGET SMALL- AND MEDIUM-SIZED BUSINESSES. Although we service businesses of all sizes, our product offerings are targeted at underserved small- and medium-sized businesses.

- FOCUS SALES AND MARKETING EFFORTS. Our sales and marketing efforts are focused on tenants in buildings in which we own and operate a network, which should result in lower customer acquisition costs than our competitors.

- EXPAND OUR SERVICE OFFERINGS. We intend to expand our service offerings and more fully use our networks' capacity and capabilities.

- OFFER SERVICES TO CUSTOMERS IN SELECTED OTHER BUILDINGS. We seek to increase revenue with relatively modest incremental sales and marketing costs by offering services to our core customers' remote offices located in buildings where we do not own a fiber-optic network.

- PROVIDE EXCELLENT CUSTOMER CARE. We operate an around-the-clock customer care center and have technical personnel in each metropolitan area where we provide services.

- BUILD OUR BRAND. We seek to build our brand to enhance our ability to gain access to additional buildings, add new customers, reduce customer churn and attract employees.

                                  THE OFFERING


Common stock offered................     14,750,000 shares


Common stock to be outstanding after
the offering........................     61,357,060 shares

Proposed Nasdaq National Market
symbol..............................     "ARCC"

Use of proceeds.....................     For the construction of in-building
                                         networks, working capital, general
                                         corporate purposes, business
                                         acquisitions and investments.


     In the above table and throughout this prospectus, unless otherwise indicated, the number of shares of common stock that will be outstanding after this offering is based on the number of shares of common stock outstanding as of September 15, 1999, plus:

     - the number of shares of common stock to be sold by us in this offering;


     - 6,882,353 shares of common stock, assuming an initial public offering price of $17 per share, to be issued at the completion of this offering upon the conversion of all of our outstanding convertible preferred stock; and



     - 6,530,242 shares of common stock issuable upon the exercise of warrants with no exercise price.


The number of shares of common stock outstanding as of September 15, 1999 excludes:


     - 73,332 shares of common stock issuable upon the exercise of stock options. These options have an exercise price of $.336 per share.


     Unless we indicate otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option. See "Description of Capital Stock."
                             ---------------------


     Our principal executive offices are located at 1700 Pacific Avenue, Suite 400, Dallas, Texas 75201 and our phone number is (214) 210-3000.


     The ARC Lightspeed Network, OpticNet and ARC Connected are some of our trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     You should read the following consolidated summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes, all of which appear elsewhere in this prospectus.


                                            PERIOD FROM                       SIX MONTHS ENDED
                                             INCEPTION                            JUNE 30,
                                        (DECEMBER 19, 1996)    YEAR ENDED    ------------------
                                          TO DECEMBER 31,     DECEMBER 31,      (UNAUDITED)
                                               1997               1998        1998       1999
                                        -------------------   ------------   -------   --------
                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Network services revenue..............        $    --           $    212     $    27   $    547
Operating expenses....................          1,438             14,216       4,205     20,464
                                              -------           --------     -------   --------
Operating income (loss)...............         (1,438)           (14,004)     (4,178)   (19,917)
Other income (expense)................            (59)              (606)       (204)       368
                                              -------           --------     -------   --------
Net income (loss).....................        $(1,497)          $(14,610)    $(4,382)  $(19,549)
                                              =======           ========     =======   ========
Net income (loss) applicable to common
  stock...............................        $(1,497)          $(15,062)    $(4,382)  $(22,849)
                                              =======           ========     =======   ========


     The pro forma balance sheet information below reflects:

     - the sale and issuance of 17 shares of series B preferred stock and 2,019,766 shares of common stock in a financing transaction consummated in August 1999; and

     - the sale and issuance of 34 shares of series B preferred stock and 4,039,531 shares of common stock to our real estate partners and their affiliates consummated in August 1999.

     The pro forma as adjusted balance sheet information reflects all of these adjustments and:


     - the receipt of estimated net proceeds of $233,455,000 from this offering, assuming an initial public offering price of $17 per share; and



     - the conversion upon the completion of this offering of all preferred stock into common stock, assuming an initial public offering price of $17 per share.



                                                                   AS OF JUNE 30, 1999
                                                            ----------------------------------
                                                                       (UNAUDITED)
                                                                                    PRO FORMA
                                                             ACTUAL    PRO FORMA   AS ADJUSTED
                                                            --------   ---------   -----------
                                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $ 24,307   $ 74,316     $307,771
Property and equipment, net...............................    20,765     20,765       20,765
Total assets..............................................    47,220     97,229      330,684
Total liabilities.........................................    11,311     11,311       11,311
Convertible redeemable preferred stock....................    69,751    120,751           --
Stockholders' equity (deficit)............................   (33,842)   (34,833)     319,373

     As used in the table below, EBITDA consists of net loss excluding net interest, income taxes, depreciation and amortization. EBITDA does not reflect our non-cash expenses, which we expect will increase considerably as we deploy our infrastructure. We believe that because EBITDA is a measure of financial performance that it is useful to investors as an indicator of a company's ability to fund its operations and to service or incur debt. EBITDA is not a measure calculated under generally accepted accounting principles. Other companies may calculate EBITDA differently from us. It is not an alternative to operating income as an indicator of our operating performance or an alternative to cash flows from operating activities as a measure of liquidity and investors should consider these measures as well. We do not expect to generate positive EBITDA in the near term. We anticipate that our discretionary use of EBITDA, if any, generated from our operations in the foreseeable future will be restricted by our need to build our infrastructure and expand our business. To the extent that EBITDA is available for these purposes, our requirements for outside financing will be reduced.


     The last three line items of other operating data below reflect data as of the last day of each period and do not include our work-in-progress or under contract as of those dates.

                                      PERIOD FROM                          SIX MONTHS ENDED
                                       INCEPTION                               JUNE 30,
                                  (DECEMBER 19, 1996)    YEAR ENDED    ------------------------
                                    TO DECEMBER 31,     DECEMBER 31,         (UNAUDITED)
                                         1997               1998          1998         1999
                                  -------------------   ------------   ----------   -----------
                                                     (DOLLARS IN THOUSANDS)
OTHER OPERATING DATA:
Net cash provided by (used in)
  operating activities..........        $(1,229)         $  (14,420)   $   (3,615)  $   (10,380)
Net cash provided by (used in)
  investing activities..........        $(1,088)         $   (8,115)   $   (1,931)  $    (4,528)
Net cash provided by (used in)
  financing activities..........        $ 2,504          $   63,719    $    6,538   $    (2,157)
EBITDA..........................        $(1,401)         $  (13,504)   $   (4,111)  $   (13,890)
Capital expenditures............        $ 1,220          $   12,032    $    2,972   $     8,650
Metropolitan markets served.....             --                   2             1             9
Buildings in operation..........             --                   4             3            30
Rentable square feet in
  buildings in operation........             --           2,900,000     1,900,000    22,000,000

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in the shares of common stock.

WE HAVE EXPERIENCED INCREASING NEGATIVE EBITDA, OPERATING LOSSES AND NET LOSSES, WHICH WILL CONTINUE


     There is a risk that we may not achieve or sustain positive EBITDA, operating income or net income in the future. Since our formation we have generated increasing negative EBITDA, and larger operating losses and net losses each quarter. We have not achieved profitability and expect to continue to incur increasing negative EBITDA, operating losses and net losses in 1999 and for the foreseeable future. For 1998, we had negative EBITDA of $13,504,000, an operating loss of $14,004,000 and a net loss of $14,610,000 on revenues of $212,000. For the first six months of 1999, we had negative EBITDA of $13,890,000, an operating loss of $19,917,000 and a net loss of $19,549,000 on revenues of $547,000.



     In addition, we expect to continue to incur significant development costs and, as a result, we will need to generate significant revenue to achieve profitability, which may not occur. If we do not eventually become profitable, there will likely be a material adverse effect on the price of our common stock.



WE HAVE AN UNPROVEN BUSINESS MODEL WHICH COULD FAIL



     We do not know if our business plan can be successfully executed. We are not aware of any company that has achieved positive EBITDA, operating income or net income by executing a business plan like ours. We will make substantial capital expenditures in deploying our networks before we know whether our business plan can be successfully executed. As a result, there is a risk that the price of our common stock may fluctuate and may substantially decrease.



WE ARE A START-UP COMPANY AND IF WE DO NOT GROW VERY RAPIDLY WE WILL NOT SUCCEED



     We began operating our first fiber-optic network in January 1998. An investor in our common stock must consider the risks, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including providers of Internet access and other Internet related services. These risks are increased by the fact that we must grow very rapidly to succeed. The growth we must achieve will put a significant strain on all our resources. In particular, we will require substantial additional capital to finance our operations in the future according to our current business plan. If we fail to grow rapidly or obtain additional capital there will likely be a material adverse effect on our growth and the price of our common stock.



OUR BUSINESS WILL BE HARMED IF OUR BILLING, CUSTOMER SERVICE AND INFORMATION SUPPORT SYSTEMS ARE NOT REPLACED OR FURTHER DEVELOPED


     Sophisticated information processing systems are vital to our growth and our ability to achieve operating efficiencies. Systems we have identified as being presently inadequate to meet the increased demands of our anticipated growth include billing and collections, work-flow and customer priority management, financial and accounting, human resources, sales and customer support and fixed asset management.


     We estimate that modifying or replacing these systems will cost approximately $16 million in the second half of the current fiscal year. Our plans for the development and implementation of these systems rely, for the most part, on acquiring products and services offered by third-party vendors and integrating those products and services. However, we do not know if we have correctly identified all of our information processing needs or if our cost estimates are accurate.

In addition, we may be unable to implement these systems on a timely basis or at all, and these systems may not perform as expected. We may also be unable to maintain and upgrade our operational support systems as necessary. These factors could have a material adverse effect on our ability to provide services, send invoices, and monitor our operations and on the price of our common stock.



     We are also dependent on the systems of our network capacity providers, and, in some cases, on the interface between our systems and those of our providers. Therefore, any systems failures experienced by our suppliers could also have similar adverse effects on our systems.


THE SECTOR IN WHICH WE OPERATE IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY


     We face competition from many entities with significantly greater financial resources, well-established brand names and larger customer bases. The numerous companies that may seek to enter our niche may expose us to severe price competition for our services or for building access rights. We expect competition to intensify in the future. We expect significant competition from traditional and new telecommunications companies, including local, long distance, cable modem, Internet, digital subscriber line, microwave, mobile and satellite data service providers. If these potential competitors successfully focus on our niche, there may be intense price competition which could have a material adverse effect on the price of our common stock.



     IN-BUILDING COMPETITORS. Some competitors, such as Cypress Communications, OnSite Access, Broadband Office, Intermedia Communications, SiteLine, RCN Telecom Services, NextLink, Winstar, Teligent and Advanced Radio Telecom are attempting to gain access to office buildings in our target markets. Some of these competitors have sought to develop exclusive relationships with building owners. To the extent these competitors are successful, we may face difficulties in building our networks and marketing our services within some of our target buildings. Our agreements to use utility shaft space within buildings are not exclusive. An owner of any of the buildings we have rights to install a network in could also give similar rights to one of our competitors. Certain competitors already have rights to install networks in some of the buildings that we have rights in. It will take a substantial amount of time for us to build networks in all the buildings where we obtain rights to do so. Each building in which we have not built a network is particularly vulnerable to competitors. It is not clear whether it will be profitable for two or more different companies to operate broadband networks within the same building. Therefore, it is critical that we build our networks in additional buildings quickly. Once we have done so, if a competitor installs a network in the same building, it is likely that there will be substantial price competition.



     LOCAL TELEPHONE COMPANIES. Incumbent local telephone companies, including GTE and the Bell Operating Companies, have several competitive strengths which may place us at a competitive disadvantage. These competitive strengths include:


     - an established brand name and reputation;

     - significant capital to deploy fiber-optic equipment rapidly;

     - ability to offer higher-speed data services through digital subscriber line technology;

     - their own inter-building connections; and

     - ability to bundle digital data services with their voice services to achieve economies of scale in servicing customers.

     Competitive local telephone companies often have broadband inter-building connections, market their services to tenants of large- and medium-sized buildings and selectively build in-building facilities.

     LONG DISTANCE COMPANIES. Many of the leading long distance carriers, including AT&T, MCI WorldCom, and Sprint, are expanding their capabilities to support high-speed, end-to-end data networking services, and could begin to build their own in-building networks. AT&T has deployed high-speed cable modems. The newer national long distance carriers, such as Qwest, Level 3, Williams Communications and IXC Communications, which has agreed to be acquired by Cincinnati Bell, are building and managing high-speed fiber-based national data networks, partnering with Internet service providers, and may extend their networks by installing in-building fiber-optic cables.

     FIXED WIRELESS SERVICE PROVIDERS. Fixed wireless service providers can provide high speed inter-building communications services using microwave or other facilities or satellite earth stations on building rooftops that send and receive signals over various radio frequency bands. Some of these providers have targeted small- and medium-sized-business customers and have a business strategy that is similar to ours. These providers include Winstar, Teligent, Advanced Radio Telecom, Sprint and MCI WorldCom.


     INTERNET, DIGITAL SUBSCRIBER LINE, AND CABLE MODEM SERVICE PROVIDERS. The services provided by Internet service providers and cable modem service providers can be used by our potential customers instead of our services. Internet service providers, such as GTE Internetworking, UUNET, a subsidiary of MCI WorldCom, Sprint, Concentric Networks, MindSpring, Prodigy, EarthLink, Verio and PSINet, provide Internet access to residential and business customers, generally using the existing communications infrastructure. Digital subscriber line companies and/or their Internet service provider customers, such as Covad, Rhythms NetConnections, NorthPoint, Network Access Solutions typically provide broadband Internet access. Cable modem service providers, such as Excite@Home and its @Work subsidiary, Road Runner, RCN Telecom Services and High Speed Access also provide broadband Internet access. On-line service providers, such as America Online, Compuserve, Microsoft Network, and WebTV, provide Internet connectivity, ease-of-use and a stable environment for modem connections.


WE MUST OBTAIN ADDITIONAL AGREEMENTS WITH BUILDING OWNERS OR OUR GROWTH WILL BE CONSTRAINED

     Our business depends upon our ability to install in-building networks. The failure of building owners to grant or renew access rights on acceptable terms could have a material adverse effect on the price of our common stock. Current federal and state regulations do not require building owners to make space available to us, or to do so on terms that are reasonable or nondiscriminatory. Building owners may decide not to permit us to install our networks in their buildings. In addition, building owners may elect not to renew our access agreements which typically have terms of ten years. Non-renewal of these agreements would cause losses resulting from the removal or sale of our infrastructure in these buildings and would reduce our revenues.


WE MUST INSTALL NETWORKS IN ADDITIONAL BUILDINGS BEFORE OUR COMPETITORS DO OR WE MAY FACE A COMPETITIVE DISADVANTAGE



     Our success will depend upon our ability to quickly install our in-building networks in many more buildings. This is crucial in order to establish a first-mover advantage. We may not be able to accomplish this. Each building in which we have not built a network is particularly vulnerable to competitors. Future expansions and adaptations of our network infrastructure may be necessary to respond to growth in the number of customers served, increased capacity demands and changes to our services. The expansion and adaptation of our in-building networks will require substantial financial, operational and managerial resources. We do not know whether we will be able to expand or adapt our networks to meet the increasing demands of customers or evolving industry standards. Our failure to rapidly deploy, expand and adapt our networks to changing conditions could make it difficult to increase and retain our customer base, which would have a material adverse effect on the price of our common stock.

THERE MIGHT NOT BE SUFFICIENT DEMAND FOR OUR SERVICES


     Demand for broadband services has grown rapidly, and this market is characterized by rapidly changing technology, evolving industry standards and frequent new service introductions.


     If the commercial market for Internet access and other broadband services develops more slowly than expected or if the Internet services that we offer are not broadly accepted, our revenues will not grow as quickly as we need, which would likely have a material adverse effect on the price of our common stock.



     Demand and market acceptance for recently introduced services in this industry are subject to a high level of uncertainty.


     In addition, critical issues concerning the commercial use of services requiring broadband capabilities remain unresolved and may impact the growth of these services. Historically, some businesses have been reluctant to purchase broadband services, such as high-speed Internet access, for a number of reasons, including:

     - resistance to the use of the Internet in business applications;

     - inconsistent quality of service;

     - lack of available cost-effective, high-speed options;

     - the need to deal with multiple and frequently incompatible vendors;

     - inadequate security for stored or transmitted data;

     - lack of networking tools to simplify Internet access and use; and

     - lack of high-speed application requirements.


     Capacity constraints caused by heavy use of the Internet may impede further development to the extent that users experience delays, transmission errors and other difficulties. Further, enterprises that have already invested substantial resources in other methods may be particularly reluctant or slow to adopt a new strategy.


ALTERNATIVE TECHNOLOGIES POSE COMPETITIVE THREATS


     In addition to fiber-optic technology, there are other technologies that provide more capacity and speed than traditional copper wire transmission technology and can be used instead of our services. Furthermore, these technologies may be improved and other new technologies may develop that provide more capacity and speed than the fiber-optic technology we employ. These new technologies may replace existing switch technology, the need for fiber-optic cables or other network components. Existing alternative technologies include:


     - DIGITAL SUBSCRIBER LINE TECHNOLOGY. Digital subscriber line technology was developed to produce higher data transfer rates over the existing copper-based telephone network. The data transfer rates for digital subscriber lines are reported to range between 144 thousand bits of data per second and six million bits of data per second. Improvements in digital subscriber line data transfer rates would make it more competitive. Digital subscriber line technology has been substantially improved in recent years.

     - CABLE MODEMS. Cable modems can allow users to send and receive data using cable television distribution systems. According to industry sources, cable modem users typically experience download speeds of 1.5 million bits of data per second.

     - WIRELESS TECHNOLOGIES. Wireless technologies, such as satellite and microwave communications systems, can provide high-speed data communications. Satellite systems, such as

       DirecPC, can offer high download speeds that are advertised at 400 thousand bits of data per second.

     - INTEGRATED SERVICES DIGITAL NETWORKS. Integrated services digital networks have been offered by the incumbent local telephone companies over the existing copper-based telephone network for some time. These services offer data transfer speeds of 128 thousand bits of data per second.


     The development of new technologies or the significant penetration of alternative technologies into our target market may reduce the demand for our services and consequently could have a material adverse effect on our revenues and net income (loss), which may be reflected in the price of our common stock.



WE MUST PURCHASE CAPACITY FROM THIRD PARTIES WHO MAY BE UNABLE OR UNWILLING TO MEET OUR REQUIREMENTS


     We construct in-building networks and generally rely on other communications carriers to provide transmission capacity outside the buildings. Until a connection is provided by another telecommunications carrier from our in-building network to the public networks, we typically cannot provide services to a building.


     We have experienced, and expect to continue to experience, delays in obtaining this transmission capacity. In addition, in some of our target markets there is only one established carrier available to provide the necessary connection. This increases our cost and makes it extremely difficult, if not impossible, to obtain redundant connections. We do not know whether sufficient capacity or redundant capacity will be readily available from third parties at commercially reasonable rates, if at all. Our failure to obtain adequate connections on a timely basis could delay or impede our ability to provide services and generate revenue. Our failure to obtain sufficient redundant connectivity could result in an inability to provide service in certain buildings and service interruptions, which could in time lead to loss of customers and damage to our reputation.



     As of June 30, 1999, we have committed to pay for approximately $1,874,000 of services from other carriers and we expect to sign additional similar contracts. We will have to pay those carriers even if we do not use their services.



WE MUST MAKE SIGNIFICANT CAPITAL EXPENDITURES BEFORE GENERATING REVENUE, WHICH MAY PROVE INSUFFICIENT TO JUSTIFY THOSE EXPENDITURES



     When we install an in-building network, we incur significant initial expenditures. These expenditures vary depending on the size of the building and whether we encounter any construction-related difficulties. In addition, we typically install an in-building network before we have any customers in that building. Since we generally do not solicit customers within a building until our network is in place, and since our costs can vary, we do not know whether we will be able to recoup our expenditures within any building. If we fail to attract enough customers within each office building, our capital expenditures in that building will be wasted, which could have a material adverse effect on the price of our common stock.



OUR NETWORKS ARE SUBJECT TO SECURITY RISKS WHICH MAY INTERFERE WITH THE PROVISION OF OUR SERVICES


     Our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Remediating the effects of computer viruses and alleviating other security problems may require interruptions, incurrence of costs and delays or cessation of service to our customers. Other companies have experienced interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others.

Unauthorized access could jeopardize the security of confidential information stored in our computer systems or those of our customers. Although we intend to continue to implement industry-standard and other security measures, such measures at other companies have been circumvented in the past and may be circumvented on our systems in the future. These risks could have a material adverse effect on our ability to provide services and the price of our common stock.


YEAR 2000 RISKS MAY HARM OUR BUSINESS


     The risks posed by Year 2000 issues could adversely affect our business in a number of significant ways. We are evaluating our internal information technology systems and contacting our information technology and other third party suppliers to ascertain their Year 2000 status. However, until the year 2000 we will not know whether our own systems will be Year 2000 compliant, whether our third party suppliers will be Year 2000 compliant, or whether there will not be significant operational problems among information technology systems. In addition, customers may spend less on our service in the second half of 1999 as customers focus on Year 2000 readiness and systems rather than invest in new products. As a result of these risks there could be a material adverse effect on virtually every aspect of our operations and may cause a decline in the price of our common stock.



WE MUST ATTRACT AND RETAIN KEY PERSONNEL IN A TIGHT LABOR MARKET OR WE WILL BE UNABLE TO MANAGE OUR GROWTH



     There currently is intense competition for personnel with the qualifications we require. The loss of the services of key personnel or the failure to attract additional personnel as required could have a material adverse effect on our ability to grow and on the price of our common stock. We are highly dependent upon the efforts of our existing senior management team. Although we have entered into employment agreements with members of our senior management team, these agreements do not obligate the employees to remain with us for any length of time. We believe that our future success will depend in large part on our ability to attract and retain qualified technical and sales personnel.



LEGISLATION AND GOVERNMENT REGULATION COULD ADVERSELY AFFECT US



     Changes in the regulatory environment could affect our operating results by increasing competition, decreasing revenue, increasing costs or impairing our ability to offer services. The provision of basic telecommunications services is subject to significant regulation at the federal and state level. The Federal Communications Commission regulates telecommunications carriers providing interstate and international common carrier services. State public utilities commissions exercise jurisdiction over intrastate basic telecommunications services but do not regulate most enhanced services, which involve more than the pure transmission of customer provided information. Many of our competitors and vendors, especially incumbent local telephone companies, are subject to federal and state regulations. These regulations change from time to time in ways that are difficult for us to predict. Although we believe the services we provide today are not subject to substantial regulation by the FCC or the state public utilities commissions, changes in regulation or new legislation may increase the regulation of our current services. In addition, a regulatory body may seek to apply telecommunications regulations to our enhanced services. Significant regulation of our current services could have a material adverse effect on the price of our common stock.

     IF WE DECIDE TO PROVIDE VOICE AND OTHER BASIC TELECOMMUNICATIONS SERVICES WE MAY BE UNABLE TO SUCCESSFULLY RESPOND TO REGULATORY CHANGES. We will become subject to regulation by the FCC and state agencies in the event we decide to offer non-enhanced voice and other basic telecommunications services. Complying with these regulatory requirements may be costly. Through subsidiaries, we are in the process of applying for, and in some states have received, authority from state regulatory commissions and the FCC to provide basic telecommunications services, such as voice telephony service. These subsidiaries will be subject to direct federal and state regulation upon approval of their respective applications. The regulations that apply to basic telecommunications services change from time to time and we do not know the effect that such changes may have on our business and the price of our common stock.



     REGULATION OF ACCESS TO OFFICE BUILDINGS COULD NEGATIVELY AFFECT OUR BUSINESS. There have been proposals to require that commercial office buildings give access to competitive providers of telecommunications services. If these proposals are adopted, they will facilitate our competitors' entry into buildings where we have access rights and diminish the value of our access rights. Recently, the FCC initiated a regulatory proceeding relating to utility shaft access in multiple tenant buildings, and a bill was introduced in Congress regarding the same topic. Some of the issues being considered in these developments include requiring building owners to provide utility shaft access to telecommunications carriers, and requiring some telecommunications providers to provide access to other telecommunications providers. We do not know whether or in what form these proposals will be adopted. If they are adopted and regulatory or legal requirements change access rights to our target buildings or our networks, these requirements could have a material adverse effect on the price of our common stock.


     AS AN INTERNET ACCESS PROVIDER, WE MAY INCUR LIABILITY FOR INFORMATION DISSEMINATED THROUGH OUR NETWORK. The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. Although we have not been sued for information carried on our network, it is possible that we could be. Federal and state statutes have been directed at imposing liability on Internet service providers for aspects of content carried on their networks. There may be new legislation and court decisions that may affect our services and expose us to potential liability.


     As the law in this area develops, the potential imposition of liability upon us for information carried on and disseminated through our network could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. Any costs that are incurred as a result of such measures or the imposition of liability could have a material adverse effect on our operating expenses, our liquidity and the price of our common stock.


RETAINED CONTROL OF ALLIED RISER BY OUR PRINCIPAL STOCKHOLDERS MAY CREATE CONFLICTS OF INTEREST


     The concentration of ownership of our stock may have the effect of delaying, deferring or preventing a change in control, merger, consolidation, or a tender offer which could involve a premium over the price of our common stock. Upon completion of this offering, our officers, directors and greater-than-five-percent stockholders and their affiliates will, in the aggregate, beneficially own approximately 25% or 24% if the underwriters' over-allotment option is exercised in full, of the outstanding common stock, assuming an offering price of $17 per share.


MEMBERS OF OUR BOARD SERVE ON THE BOARDS OF OUR POTENTIAL COMPETITORS, WHICH MAY CREATE CONFLICTS OF INTEREST

     Members of our board of directors also serve as officers or directors of other telecommunications or Internet services companies. To the extent that any of these companies presently offer, or at some future point begin to offer, services having characteristics similar to those offered by us, there may be conflicts of interest between the fiduciary duties owed by these individuals to us and the duties owed to these other companies. We have not adopted specific policy guidelines to address these potential conflicts of interest and if these conflicts of interest arise, they may be resolved on terms that are not in the best interests of our other stockholders. Failure to resolve conflicts of interest in a manner that is consistent with the interests of all of our stockholders could have a material adverse effect on the price of our common stock.



ANTI-TAKEOVER PROVISIONS COULD PREVENT OR DELAY A CHANGE OF CONTROL


     Provisions of our amended and restated certificate of incorporation and amended and restated by-laws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

     - the ability of our board of directors to issue preferred stock without any further approval being required from our stockholders;

     - the "staggered" nature of our board of directors which results in directors being elected for terms of three years; and

     - the requirement that stockholders provide us with advance notice of proposed actions.

     These provisions may have the effect of delaying, deferring or preventing a change in our control, impeding a merger, consolidation, takeover or other business combination, which in turn could have a material adverse effect on the price of our common stock.

IMPAIRMENT OF OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS


     While we are seeking federal registration of ARC and certain other trademarks, we have not been awarded any trademark registrations, and are relying upon our common law rights. It is possible that other entities may challenge our registration and use of these trademarks based on a claim of superior rights, dilution or otherwise. Such challenges, if successful, could preclude us from registering and even using our trademarks, in which case the expense of developing new trademarks and resulting loss of product identification and goodwill could have a material adverse effect on our brand awareness and the price of our common stock.


                           FORWARD-LOOKING STATEMENTS

     Certain statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS


     We estimate that our net proceeds from the sale of common stock in this offering will be approximately $233,455,000, or $268,811,000 if the underwriters exercise their over-allotment option in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses.


     We intend to use more than $175,000,000 of the net proceeds from this offering for the construction of in-building networks, and the remainder for working capital and general corporate purposes, including to fund operating losses. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services or products. However, we currently have no material commitments or agreements with respect to any of these types of transactions.

     Prior to the application of the net proceeds from the offering as described above, the net proceeds from the offering will be invested in marketable, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock for the foreseeable future.

                                 CAPITALIZATION


     You should read this table in conjunction with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" and our consolidated financial statements and the related notes included elsewhere in this prospectus. The cash and capitalization table below excludes 6,530,242 shares of common stock issuable upon the exercise of warrants with no exercise price. These warrants are exercisable upon our real estate partners meeting certain performance obligations as outlined in the warrant agreements.


     The following cash and capitalization table sets forth:

      --  Our actual cash and capitalization as of June 30, 1999.

      --  Our pro forma cash and capitalization after giving effect to:

        - the sale and issuance of 17 shares of series B preferred stock and 2,019,766 shares of common stock in a financing transaction consummated in August 1999; and

        - the sale and issuance of 34 shares of series B preferred stock and 4,039,531 shares of common stock to our real estate partners and their affiliates consummated in August 1999.

      -- Our pro forma as adjusted cash and capitalization to reflect, in addition:


        - the receipt of estimated net proceeds of $233,455,000 from this offering, assuming an initial public offering price of $17 per share; and



        - the conversion upon the completion of this offering of all preferred stock into common stock, assuming an initial public offering price of $17 per share.



                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                      ---------------------------------------------
                                                                      JUNE 30, 1999
                                                      ---------------------------------------------
                                                                     (UNAUDITED)      PRO FORMA AS
                                                        ACTUAL        PRO FORMA         ADJUSTED
                                                      ----------     -----------     --------------
Cash and cash equivalents...........................   $ 24,307        $ 74,316         $307,771
                                                       ========        ========         ========
Capital lease obligations, including current
  portion...........................................   $  5,376        $  5,376         $  5,376
Convertible redeemable preferred stock, par value
  $.0001 per share, 1,000 shares authorized, 66
  shares issued and outstanding (actual) and 117
  shares issued and outstanding (pro forma) and zero
  shares issued and outstanding (pro forma as
  adjusted).........................................     69,751         120,751          --
Stockholders' equity (deficit):
  Common stock, par value $.0001 per share,
     66,666,667 shares authorized, 26,787,726 shares
     issued and outstanding (actual) and 32,847,023
     shares issued and outstanding (pro forma) and
     54,479,376 shares issued and outstanding (pro
     forma as adjusted).............................          3               3                5
  Additional paid-in capital........................     18,446          17,455          371,659
  Deferred compensation.............................    (16,228)        (16,228)         (16,228)
  Accumulated deficit...............................    (36,063)        (36,063)         (36,063)
                                                       --------        --------         --------
  Total stockholders' equity (deficit)..............    (33,842)        (34,833)         319,373
                                                       --------        --------         --------
          Total capitalization......................   $ 41,285        $ 91,294         $324,749
                                                       ========        ========         ========

                                    DILUTION


     Our pro forma net tangible book value as of June 30, 1999 was $85,918,000 or $2.61 per share of outstanding common stock, after giving effect to the adjustments shown in the pro forma column under "Capitalization." The pro forma net tangible book value per share represents our total tangible assets less total liabilities, divided by 32,847,023 shares of common stock outstanding on a pro forma basis before the offering. Dilution per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share after the offering. After giving effect to this offering, the as adjusted pro forma net tangible book value at June 30, 1999 would have been $319,373,000 or $5.86 per share. This represents an immediate increase in the net tangible book value of $3.25 per share to existing stockholders and an immediate dilution in net tangible book value of $11.14 per share to new investors purchasing shares at the initial public offering price. The following table illustrates this per share dilution:



Initial public price per share..............................          $17.00
Pro forma net tangible book value per share as of June 30,
  1999......................................................  $2.61
Increase per share attributable to new investors............  $3.25
Pro forma as adjusted net tangible book value per share
  after the offering........................................          $ 5.86
                                                                      ------
Dilution per share to new investors.........................          $11.14
                                                                      ======



     The following table summarizes, on a pro forma basis as of June 30, 1999, the difference between the existing stockholders and new investors with respect to the number of shares purchased from Allied Riser, the total consideration paid and the average price per share paid. These amounts do not include estimated underwriting discounts and commissions and offering expenses payable by Allied Riser.



                                    SHARES PURCHASED       TOTAL CONSIDERATION
                                  --------------------    ----------------------   AVERAGE PRICE
                                    NUMBER     PERCENT       AMOUNT      PERCENT     PER SHARE
                                  ----------   -------    ------------   -------   -------------
Existing stockholders...........  39,729,401    72.9%     $117,049,271    31.8%       $ 2.95
New investors...................  14,750,000    27.1       250,750,000    68.2        $17.00
                                  ----------    ----      ------------    ----
Total...........................  54,479,401     100%     $367,799,271     100%
                                  ==========    ====      ============    ====



     The foregoing table assumes no exercise of stock options or warrants. As of June 30, 1999, there were options outstanding to purchase 347,442 shares of common stock at an exercise price of $.0015 per share. Between July 1, 1999 and September 15, 1999 additional options were granted to purchase 73,332 shares of common stock at an exercise price of $.336 per share. In October 1999, warrants were issued to acquire 6,530,242 shares of common stock to owners and managers of commercial office buildings with no exercise price. These warrants are exercisable upon our real estate partners meeting certain performance obligations as outlined in the warrant acquisition agreements. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors. In addition, we may agree to issue additional warrants to acquire common stock to owners and managers of commercial office buildings. In addition, we may issue common stock to pay for acquisitions.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     You should read the following consolidated summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes, all of which appear elsewhere in this prospectus. The following selected consolidated statement of operations data for the period from inception (December 19, 1996) to December 31, 1997 and for the year ended December 31, 1998, and the balance sheet data as of December 31, 1997 and 1998 have been derived from our audited financial statements and the related notes. The selected statement of operations data for the six months ended June 30, 1998 and 1999, and the selected balance sheet data as of June 30, 1999 are derived from our unaudited condensed consolidated financial statements. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the entire year.


                                              PERIOD FROM
                                               INCEPTION                        SIX MONTHS ENDED
                                             (DECEMBER 19,                          JUNE 30,
                                                1996) TO       YEAR ENDED     --------------------
                                              DECEMBER 31,    DECEMBER 31,        (UNAUDITED)
                                                  1997            1998          1998       1999
                                             --------------   -------------   --------   ---------
                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Network services revenue...................     $    --         $    212      $    27    $    547
Operating expenses:
  Network operations.......................          80            2,358          718       2,819
  Selling expense..........................          --            1,623          599       2,406
  General and administrative expenses......       1,348            9,736        2,822       9,207
  Amortization of deferred compensation....          --               --           --       5,142
  Depreciation and amortization............          10              499           66         890
                                                -------         --------      -------    --------
          Total operating expenses.........       1,438           14,216        4,205      20,464
                                                -------         --------      -------    --------
Operating income (loss)....................      (1,438)         (14,004)      (4,178)    (19,917)
Other income (expense).....................         (59)            (606)        (204)        368
Provision for income taxes.................          --               --           --          --
                                                -------         --------      -------    --------
Net income (loss)..........................      (1,497)         (14,610)      (4,382)    (19,549)
Accrued dividends on preferred stock.......          --             (452)          --      (3,300)
                                                -------         --------      -------    --------
Net income (loss) applicable to common
  stock....................................     $(1,497)        $(15,062)     $(4,382)   $(22,849)
                                                =======         ========      =======    ========
Net income (loss) per common share.........     $ (7.45)        $  (8.09)     $(18.15)   $  (1.01)
                                                =======         ========      =======    ========
Weighted average number of shares
  outstanding..............................         201            1,862          241      22,686
                                                =======         ========      =======    ========

     The pro forma balance sheet information below reflects:

     - the sale and issuance of 17 shares of series B preferred stock and 2,019,766 shares of common stock in a financing transaction consummated in August 1999; and

     - the sale and issuance of 34 shares of series B preferred stock and 4,039,531 shares of common stock to our real estate partners and their affiliates consummated in August 1999.

     The pro forma as adjusted balance sheet information reflects all of these adjustments and:


     - the receipt of estimated net proceeds of $233,455,000 from this offering, assuming an initial public offering price of $17 per share; and



     - the conversion upon the completion of this offering of all preferred stock into common stock, assuming an initial public offering price of $17 per share.



                                                                  AS OF JUNE 30, 1999
                                                          -----------------------------------
                                     AS OF DECEMBER 31,               (UNAUDITED)
                                     ------------------                          PRO FORMA AS
                                      1997       1998      ACTUAL    PRO FORMA     ADJUSTED
                                     -------   --------   --------   ---------   ------------
                                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..........  $   188   $ 41,371   $ 24,307   $ 74,316      $307,771
Property and equipment, net........    1,250     13,005     20,765     20,765        20,765
Total assets.......................    1,487     55,572     47,220     97,229       330,684
Total liabilities..................    3,228      5,257     11,311     11,311        11,311
Convertible redeemable preferred
  stock............................       --     66,452     69,751    120,751            --
Additional paid-in capital.........      163        375     18,446     17,455       371,659
Stockholders' equity (deficit).....   (1,741)   (16,137)   (33,842)   (34,833)      319,373

     As used in the table below, EBITDA consists of net loss excluding net interest, income taxes, depreciation and amortization. EBITDA does not reflect our non-cash expenses, which we expect will increase considerably as we deploy our infrastructure. We believe that because EBITDA is a measure of financial performance that it is useful to investors as an indicator of a company's ability to fund its operations and to service or incur debt. EBITDA is not a measure calculated under generally accepted accounting principles. Other companies may calculate EBITDA differently from us. It is not an alternative to operating income as an indicator of our operating performance or an alternative to cash flows from operating activities as a measure of liquidity and investors should consider these measures as well. We do not expect to generate positive EBITDA in the near term. We anticipate that our discretionary use of EBITDA, if any, generated from our operations in the foreseeable future will be restricted by our need to build our infrastructure and expand our business. To the extent that EBITDA is available for these purposes, our requirements for outside financing will be reduced.



     The last three line items of other operating data below reflect data as of the last day of each period and do not include our work-in-progress or under contract as of those dates.


                                        PERIOD FROM
                                         INCEPTION
                                       (DECEMBER 19,                    SIX MONTHS ENDED JUNE 30,
                                         1996) TO        YEAR ENDED     -------------------------
                                       DECEMBER 31,     DECEMBER 31,           (UNAUDITED)
                                           1997             1998           1998          1999
                                       -------------    ------------    ----------    -----------
                                                         (DOLLARS IN THOUSANDS)
OTHER OPERATING DATA:
Net cash provided by (used in)
  operating activities...............     $(1,229)       $ (14,420)     $  (3,615)    $  (10,380)
Net cash provided by (used in)
  investing activities...............     $(1,088)       $  (8,115)     $  (1,931)    $   (4,528)
Net cash provided by (used in)
  financing activities...............     $ 2,504        $  63,719      $   6,538     $   (2,157)
EBITDA...............................     $(1,401)       $ (13,504)     $  (4,111)    $  (13,890)
Capital expenditures.................     $ 1,220        $  12,032      $   2,972     $    8,650
Metropolitan markets served..........          --                2              1              9
Buildings in operation...............          --                4              3             30
Rentable square feet in buildings in
  operation..........................          --        2,900,000      1,900,000     22,000,000

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the summary and selected consolidated financial and other data, and the consolidated financial statements and the related notes contained elsewhere in this prospectus. See "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in this prospectus.

OVERVIEW


     Since our inception in December 1996, our principal activities have included developing our business plan, raising capital, hiring management and other key personnel, designing and developing our fiber-optic networks inside buildings, acquiring equipment and facilities, entering into agreements with building owners and real estate managers and beginning the initial deployment of our fiber-optic networks. In June 1997, we began installing our networks, and we began operating our first in-building network in January 1998. We provide services in 16 metropolitan areas. We currently own and operate fiber-optic networks inside 61 office buildings with more than 33.6 million rentable square feet. In addition, we have recently entered into agreements to install and operate our fiber-optic networks in more than 1,000 office buildings with more than 325 million rentable square feet.



     To rapidly establish a strong position in the markets we target, we are heavily investing in our fiber-optic networks. We incur costs in the design and installation of our in-building infrastructure, which is typically installed within a secure conduit located in the building's riser, which is the building's vertical utility shaft. We also invest in electronic equipment that is needed to connect our networks to the Internet. We expect to incur significant additional costs building and refining our operational support systems; this includes the purchase and implementation of software to facilitate customer acquisition, billing, collections, and network management.



     As a result of our development activities and the deployment of our networks, from inception to date we have incurred significant operating losses, net losses and negative EBITDA. We expect that the continued expansion of our operations will result in increasing operating losses, net losses and negative EBITDA. As a result of our limited operating history, prospective investors have limited operating and financial data upon which to base an evaluation of our performance and an investment in our common stock. See "Risk Factors -- We are a start-up company and if we do not grow very rapidly we will not succeed."


FACTORS AFFECTING FUTURE OPERATIONS

     NETWORK SERVICES REVENUE. We generate revenue from selling broadband data, video and voice services primarily to tenants in buildings in which we own and operate our fiber-optic networks. We generally enter into long-term, non-exclusive contracts with the owners and managers of portfolios of office buildings to permit us to construct and operate these networks within their buildings. In return for the right to deploy and maintain our networks, building owners receive a modest portion of the gross revenue we generate from tenants inside their buildings. Upon completion of an in-building network, our direct sales personnel market our services to the tenants of the building. Once a customer orders our services, we generally initiate service within one to ten business days. Our customers are not generally required to purchase or maintain any equipment beyond their existing local area network.

     We currently offer:

     - ultra high-speed Internet access;

     - business-oriented television for display on the computer desktop;

     - enhanced conference calling services; and

     - other broadband data services.


     We generate the majority of our recurring revenue from subscription fees, which vary depending upon a number of factors, including the services provided, the number of desktops connected to our network and bandwidth usage volume. We generally offer services on a month-to-month contractual basis. We do not require our customers to purchase any equipment from us. We price our combination of services competitively compared to existing providers of Internet connectivity and broadband data services, such as local telephone companies and Internet service providers. Although competitive pricing is an important part of our strategy, we believe that the speed and performance of our fiber-optic networks, combined with a high level of customer care, are the keys to successfully attracting and retaining small- and medium-sized business customers.


     We expect that in the short term the majority of our revenue will be derived from our Internet connectivity services. We intend to take advantage of our presence in buildings in which we operate a network and our customer relationships to market additional services to our customers. We expect these services to include bandwidth-enabled services, such as enhanced Internet voice services; full-motion, interactive, desktop-delivered video conferencing; direct access to both on-line content and business applications through industry specific portals; e-commerce and network management services. We also intend to take advantage of our growing market presence and brand by offering similar broadband services to our customers' branch offices and other businesses located in buildings in which we have not installed our fiber-optic networks. We believe that these additional services may generate significant incremental revenue.


     NETWORK OPERATIONS. Our network operations expenses include payments to providers of transmission capacity, costs associated with customer connections to our in-building fiber-optic networks, customer care, equipment maintenance, payments to building owners, and content licensing costs. In order to provide our services, we must connect each in-building network to a metropolitan hub via a local network and each metropolitan hub to a national network. These local and national networks are owned by unaffiliated parties. We have contracts with terms ranging from one month to five years for connections to these networks. Under these agreements, we incur fixed monthly charges for local connectivity. For national connectivity, we incur fixed monthly charges plus incremental charges based upon customer usage. In addition, if we fail to meet our minimum volume commitments for national connectivity, we may be obligated to pay penalties. In the future, we may contract for volume discounts based on the volume purchased from national connectivity providers. In the event we underestimate our need for transmission capacity, we may be required to obtain capacity through more expensive means. We expect that our connectivity costs will increase as we enter new markets and provide services for new customers. In addition, we pay usage-based calling fees in connection with our enhanced conference calling services.


     We incur expenses related to ongoing operations for customer support. We provide customer care through our Dallas-based customer care center, which is augmented by field support personnel and contracts with outside support providers for on-site customer service. Because our strategy emphasizes the importance of customer care, we expect that initially customer service will become a larger part of our ongoing expenses. Equipment maintenance costs include expenses for equipment repair and periodic servicing. Maintenance services are provided by our field operations personnel, third-party contractors and equipment vendors. In exchange for access rights from building owners, we pay building owners a modest portion of the revenue that we generate from tenants inside their buildings. The fee we pay building owners varies proportionally with revenues generated in the respective buildings. We incur both fixed and variable costs in connection with licenses related to the provisioning of enhanced communications services, such as business-oriented desktop television.

     SELLING EXPENSE. Selling expense includes costs of employee salaries and commissions, marketing, advertising and promotional expenses and costs associated with leasing and operating sales demonstration centers. To attract and retain a qualified sales force, we offer our sales personnel a compensation package emphasizing commissions and stock options. We expect to incur significant selling and marketing costs as we continue to expand our sales force and penetrate our targeted markets.


     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include costs associated with corporate administration and infrastructure, billing and personnel. We are currently in the process of building and refining our new operational support systems. These systems are necessary to enter, schedule, provision and track a customer order from the point of sale to installation, testing, and service initiation. In addition, these systems will interface with our billing, collection and customer care service systems. We believe that because most of our services are currently billed on a flat-rate basis, the cost and complexity of generating and reconciling our billings is less than that with usage-based pricing models. However, as we add customers and provide more services that require usage-based billing, such as our enhanced conference calling services, we expect that billing costs will increase. Accordingly, customer billing is expected to be a significant part of our ongoing administrative expenses. We have selected a group of vendors to provide automated billing systems and other operational support systems that will either replace or be integrated with our existing systems. See "Risk Factors -- Our business will be harmed if our billing, customer service and information support systems are not successfully replaced or further developed."


     We expect that costs will increase significantly as we expand our operations and that general and administrative expenses will be a larger portion of these costs during the early stages of our business. However, we expect that our general and administrative expenses will represent a smaller percentage of our revenue as we build our customer base.

     AMORTIZATION OF DEFERRED COMPENSATION. Amortization of deferred compensation is a result of granting stock options and issuing restricted shares to our employees with exercise prices per share treated for accounting purposes as below the fair value of our common stock at the dates of grant. We are amortizing the deferred compensation over the vesting period of the applicable option and the lapsing of the restrictions on the applicable shares.


     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses include depreciation of system infrastructure, system equipment, furniture and fixtures and the amortization of leasehold improvements. We expect depreciation and amortization expenses to increase significantly as we install our fiber-optic networks in more buildings. While construction is in progress and we have outstanding debt, we capitalize related interest and we amortize the related capitalized interest over the useful life of the constructed assets.



     In October 1999, we issued warrants to our real estate partners. We expect that we will do similar issuances in the future. The current warrant agreements impose certain performance requirements on the real estate partners for exercisability and retention of the warrants. The measurement date for valuing the warrants will be the date(s) on which the real estate partners effectively complete their performance requirements. Because the terms of the warrant allow the holder to acquire the shares of common stock without any additional consideration, the fair value of the warrant is equivalent to the fair value of the common stock.



     Based upon the current structure of the agreements governing the warrants, we expect that the fair value of the warrants will be capitalized and amortized over the 10 year term of our current agreements with our real estate partners. However, we are evaluating whether possible changes to the agreements would require treating the fair value of the warrants as an expense in the fiscal quarter in which the warrants are issued. Under the asset approach, there will be a recurring charge over the 10 year agreement term. If expense treatment is required there will be a substantial charge in the period when the warrants were issued.

     OTHER INCOME (EXPENSE). Other income (expense) consists primarily of net interest income and expense. We expect interest income to increase over the short term as a result of receiving the proceeds of this offering.

     PROVISION FOR INCOME TAXES. Provision for income taxes consists of federal, state and local taxes, when applicable. We have not generated any taxable income to date and therefore have not paid any federal income taxes since inception. A full valuation allowance has been recorded on the deferred tax asset, consisting primarily of start-up costs and net operating loss carry forwards, because of the uncertainty of future operating results. We expect to generate significant net losses for the foreseeable future which should generate net operating loss carry forwards.

RESULTS OF OPERATIONS

   SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     NETWORK SERVICES REVENUE. Network services revenue for the six months ended June 30, 1999 increased to $547,000 as compared to $27,000 for the corresponding period of the prior year. Network services revenue for the six months ended June 30, 1999 includes the recognition in April 1999 of $123,000 of previously fully reserved revenue which was earned upon the successful deployment of a virtual private network. The remaining increase is attributable to growth in the number of customers resulting from increased sales and marketing efforts concentrated in our networked properties and the increased penetration of our fiber-optic network into new buildings compared to the corresponding period in 1998. As of June 30, 1999, our fiber-optic network was installed inside 30 buildings with more than 22.0 million rentable square feet as compared to June 30, 1998 when our networks were installed inside 3 buildings, with 1.9 million rentable square feet.

     NETWORK OPERATIONS. Network operations expenses were $2,819,000 for the six months ended June 30, 1999 and $718,000 for the six months ended June 30, 1998. This increase is consistent with expansion of our fiber-optic network and resulting increase in transport, licensing and customer support costs.

     SELLING EXPENSE. Selling expense increased from $599,000 for the six months ended June 30, 1998 to $2,406,000 for the six months ended June 30, 1999. This increase is attributable to the continued expansion of sales and marketing efforts including commissions, development of corporate identification, promotional and advertising materials, the establishment of sales demonstration centers, market launch events and hiring sales personnel.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $9,207,000 for the six months ended June 30, 1999 and $2,822,000 for the six months ended June 30, 1998. This increase is consistent with our development activities and is attributable to the rapid growth in number of employees we incurred in connection with building our operating infrastructure. Our number of general and administrative employees increased to 122 as of June 30, 1999 as compared to 43 at June 30, 1998.


     AMORTIZATION OF DEFERRED COMPENSATION. Amortization of deferred compensation was $5,142,000 for the six months ended June 30, 1999.


     DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the six months ended June 30, 1999 increased to $890,000 as compared to $66,000 for the corresponding period of the prior year. This increase was primarily due to the increase in system infrastructure and system equipment placed in service.

     OTHER INCOME (EXPENSE). Other income (expense) was $368,000 for the six months ended June 30, 1999 and $(204,000) for the six months ended June 30, 1998. The change in other income (expense) is primarily due to a reduction in interest expense and an increase in interest income as a result of the recapitalization and reorganization. See "-- Liquidity and capital resources."

     PROVISION FOR INCOME TAXES. For the six months ended June 30, 1999 and June 30, 1998 no provision for taxes was recognized as we operated at a loss throughout both periods.

         YEAR ENDED DECEMBER 31, 1998 COMPARED TO PERIOD FROM INCEPTION
                    (DECEMBER 19, 1996) TO DECEMBER 31, 1997

     NETWORK SERVICES REVENUE. Network services revenue for the year ended December 31, 1998 was $212,000. Our first fiber-optic network began operation in January of 1998. Accordingly, no revenue was recognized for the period from inception to December 31, 1997. As of December 31, 1998, our fiber-optic network was installed in 4 buildings, with more than 2.9 million rentable square feet.

     NETWORK OPERATIONS. Network operations expenses were $2,358,000 for the year ended December 31, 1998 and $80,000 for the period from inception to December 31, 1997. This increase is consistent with the expansion of our fiber-optic network and resulting increase in related costs.

     SELLING EXPENSE. Our selling expense for the year ended December 31, 1998 was $1,623,000. This expense was attributable to the initial deployment of our fiber-optic network and the related sales and marketing efforts, including development of our brand and logo, establishment of sales demonstration centers, promotional and advertising materials and hiring sales personnel. Consistent with the initial deployment of our network in January of 1998, we had no selling expense in the period from inception to December 31, 1997.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $9,736,000 for the year ended December 31, 1998 and $1,348,000 for the period from inception to December 31, 1997. This increase is consistent with our development activities and is attributable to growth in number of employees we incurred in connection with building our operating infrastructure. Our number of general and administrative employees increased to 85 as of December 31, 1998 as compared to 13 at December 31, 1997.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the year ended December 31, 1998 was $499,000 as compared to $10,000 for the corresponding period of the prior year. This increase was attributable to the deployment of our system infrastructure and system equipment which commenced in January 1998.

     OTHER INCOME (EXPENSE). Other income (expense) was $(606,000) for the year ended December 31, 1998 and $(59,000) for the period from inception to December 31, 1997. The change in other income (expense) is primarily due to an increase in interest expense as a result of increased borrowings throughout 1998.

     PROVISION FOR INCOME TAXES. For the year ended December 31, 1998 and the period from inception to December 31, 1997 no provision for taxes was recognized as we operated at a loss throughout both periods.

QUARTERLY FINANCIAL INFORMATION

     The following table sets forth certain quarterly statement of operations data for each full fiscal quarter since our inception. This information has been derived from our unaudited financial statements. In the opinion of management, this unaudited information has been prepared on the same basis as the annual financial statements and includes all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the financial statements and related notes included elsewhere in the prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
                             ---------------------------------------------------------------------
                                                          (UNAUDITED)
                              PERIOD FROM
                               INCEPTION
                             (DECEMBER 19,                    THREE MONTHS ENDED
                               1996) TO      -----------------------------------------------------
                               MARCH 31,     JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                 1997          1997       1997        1997       1998       1998
                             -------------   --------   ---------   --------   --------   --------
Network services revenues..      $  --        $   --     $   --      $   --    $     5    $    22
Operating expenses:
 Network operations........         --             3         14          63        220        498
 Selling expense...........         --            --         --          --        205        394
 General and administration
   expenses................         94           260        235         759      1,057      1,765
 Amortization of deferred
   compensation............         --            --         --          --         --         --
 Depreciation and
   amortization............         --            --          1           9         21         45
                                 -----        ------     ------      ------    -------    -------
Total operating expenses...         94           263        250         831      1,503      2,702
                                 -----        ------     ------      ------    -------    -------
Operating income (loss)....        (94)         (263)      (250)       (831)    (1,498)    (2,680)
Other income (expense).....          3             1        (17)        (46)       (61)      (143)
Provision for income
 taxes.....................         --            --         --          --         --         --
                                 -----        ------     ------      ------    -------    -------
Net income (loss)..........        (91)         (262)      (267)       (877)    (1,559)    (2,823)
Accrued dividends on
 preferred stock...........         --            --         --          --         --         --
                                 -----        ------     ------      ------    -------    -------
Net income (loss)
 applicable to common
 stock.....................      $ (91)       $ (262)    $ (267)     $ (877)   $(1,559)   $(2,823)
                                 =====        ======     ======      ======    =======    =======
Net income (loss) per
 common share..............      $(.89)       $(1.20)    $(1.11)     $(3.64)   $ (6.46)   $(11.69)
                                 =====        ======     ======      ======    =======    =======
Weighted average number of
 shares outstanding........        102           219        241         241        241        241
                                 =====        ======     ======      ======    =======    =======

                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                             ------------------------------------------
                                            (UNAUDITED)

                                         THREE MONTHS ENDED
                             ------------------------------------------
                             SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                               1998        1998       1999       1999
                             ---------   --------   --------   --------
Network services revenues..   $    77    $   108    $   146    $    401
Operating expenses:
 Network operations........       775        865      1,168       1,651
 Selling expense...........       522        502        605       1,801
 General and administration
   expenses................     2,840      4,074      3,608       5,599
 Amortization of deferred
   compensation............        --         --        112       5,030
 Depreciation and
   amortization............       159        274        386         504
                              -------    -------    -------    --------
Total operating expenses...     4,296      5,715      5,879      14,585
                              -------    -------    -------    --------
Operating income (loss)....    (4,219)    (5,607)    (5,733)    (14,184)
Other income (expense).....      (253)      (149)       415         (47)
Provision for income
 taxes.....................        --         --         --          --
                              -------    -------    -------    --------
Net income (loss)..........    (4,472)    (5,756)    (5,318)    (14,231)
Accrued dividends on
 preferred stock...........        --       (452)    (1,650)     (1,650)
                              -------    -------    -------    --------
Net income (loss)
 applicable to common
 stock.....................   $(4,472)   $(6,208)   $(6,968)   $(15,881)
                              =======    =======    =======    ========
Net income (loss) per
 common share..............   $(18.56)   $  (.93)   $  (.31)   $   (.69)
                              =======    =======    =======    ========
Weighted average number of
 shares outstanding........       241      6,671     22,396      22,886
                              =======    =======    =======    ========

     We have generated greater revenue in each successive quarter in the last six quarters, reflecting increases in the number of customers and buildings served. Network operating expenses have increased in every quarter, reflecting costs associated with deploying our fiber-optic networks in existing and new markets and payments to providers of transmission capacity. Selling expenses have increased with the acquisition of customers. General and administrative expenses have generally increased in connection with the development of our corporate infrastructure. Depreciation and amortization expenses have increased in each quarter, reflecting the purchase of system infrastructure and system equipment associated with the deployment of our fiber-optic networks. Accordingly, our net losses have increased in each successive quarter.

LIQUIDITY AND CAPITAL RESOURCES

     We have required significant capital to fund the construction and installation of our fiber-optic networks within buildings and to purchase electronic equipment for installation in building and metropolitan points of presence. As of June 30, 1999, we had made capital expenditures of $21,902,000 since inception. We expect that our capital expenditures will increase substantially in future periods as we construct our networks and purchase more equipment. We will continue to seek access to additional buildings. If we are successful in gaining access to additional buildings, we will have substantial needs for additional capital for an indefinite period. We also expect to have substantial and increasing operating losses and net losses.

     Since our formation in December 1996 until November 1998, we funded our capital expenditures and operating losses through $17,600,000 in loans and advances. In November 1998, we consummated a series of reorganization and recapitalization transactions, pursuant to which we issued shares of our common and preferred stock for approximately $41,000,000 and used a portion of the proceeds to repay the loans and advances. In December 1998, we sold additional shares of common and preferred stock for aggregate proceeds of approximately $25,000,000.

     Since June 1998, we have received $10,500,000 in vendor commitments for lease financing, subject to certain conditions. As of June 30, 1999, we have financed approximately $6,557,000 of equipment additions through these lease facilities and have outstanding capital lease obligations of approximately $5,376,000.

     As of June 30, 1999, we had committed to pay approximately $1,874,000 to carriers under our existing connectivity contracts.

     In March 1999, we entered into a credit facility with Chase Manhattan Bank under which we can borrow up to $45,000,000, subject to certain conditions including having less than $12,500,000 cash available at the time of initial borrowing. We have not borrowed against the facility as of June 30, 1999 and currently do not intend to. The facility will accrue interest at one of the following or a combination of the following, at our option: the bank's prime rate plus 3.5%, a base certificate of deposit rate plus 4.5%, Federal funds rate plus 4%, or an Eurodollar rate plus 4.5%. The credit facility is secured by all of our assets, except for the assets pledged in connection with our capital lease obligations. We will pay a commitment fee of 1.5% on the unused portion of the credit facility if we borrow against the facility. The facility, which extends through October 2000, contains various restrictive covenants, including the maintenance of certain financial ratios, the achievement of certain operational targets and restrictions on certain activities.

     As of June 30, 1999, we had cash and cash equivalents of $24,307,000.

     In August 1999, we issued shares of common and preferred stock to a group of financial sponsors for approximately $17,000,000.


     Additionally, in August 1999, we issued shares of common and preferred stock to our real estate partners for approximately $34,000,000. In October 1999, we issued warrants to acquire

6,530,242 additional shares of our common stock to our real estate partners. These warrants are exercisable upon our real estate partners meeting certain performance obligations as outlined in the warrant acquisition agreements.



     In addition, we may issue shares of common stock to pay for acquisitions.



     Prior to the offering, we will have received irrevocable elections from all preferred stockholders, whereby these parties will agree to convert all of their preferred stock for 6,882,353 shares of common stock. Had the conversion of preferred stock occurred at the beginning of each period, net income (loss) per common share would have been $(.21), $(1.67), $(.62), and $(.66) for the period from inception to December 31, 1997, the year ended December 31, 1998, and the six months ended June 30, 1998 and 1999, respectively.



     We estimate that our net proceeds from the sale of common stock in this offering will be approximately $233,455,000, or $268,811,000 if the underwriters exercise their overallotment option in full, after deducting estimated underwriting discount and commissions, and offering expenses, based upon the mid-point of our estimated offering price. We intend to use more than $175,000,000 of the net proceeds from this offering for construction of in-building fiber-optic networks and the remainder for working capital and general corporate purposes, including to fund operating losses. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services or products. However, we currently have no material commitments or agreements with respect to any of these types of transactions.


     We estimate that the net proceeds of this offering in addition to our cash on hand will be sufficient to fund our operations and the projected deployment of our network through approximately the middle of 2001. We do, however, expect to continue our growth, expansion and the further development of our network and services beyond that point. Accordingly, we expect that we will eventually need to arrange for additional sources of capital through the issuance of debt or equity or additional bank borrowings. We have no commitments other than those described above for any such additional financing, and we cannot be sure that we will be able to obtain any such additional financing at the times required and on terms and conditions acceptable to us. In such event, our growth could slow and operations could be adversely affected.

     The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of many factors. These factors include:

     - our ability to meet our construction schedules;

     - obtaining favorable prices for purchases of equipment;

     - our ability to develop, acquire and integrate the necessary operational support systems;

     - the cost of network development in each of our markets;

     - demand for our services;

     - the nature and penetration of new services that may be offered by us;

     - regulatory changes; and

     - changes in technology and competitive developments beyond our control.


     We also expect that we will require additional financing or require financing sooner than anticipated if our current business plans change, the assumptions underlying those plans are inaccurate, if we engage in any material acquisitions or we are not successful with this offering. We believe that our current cash position and the net proceeds of this offering are adequate to fund our current level of operations although this would require modification of our business plan to reduce our network development plans. If we require additional capital, we may raise such capital with proceeds from public or private sales of equity and debt securities, credit facilities and other borrowings. There can be no assurance that such financing will be available on a timely basis, on terms acceptable to us or at all.

RECENT ACCOUNTING PRONOUNCEMENTS

     We do not believe that any recent accounting pronouncements will have a material impact on our financial statements.

YEAR 2000 READINESS DISCLOSURE

     We view Year 2000 readiness as the ability to:

     - correctly handle date information before, on and after December 31, 1999;

     - function properly without material changes in operation resulting from the advent of a new century; and

     - recognize the Year 2000 as a leap year.

     PROCESS. Our Year 2000 project is composed of four phases:

          (1) INVENTORY. In the inventory phase, we identified all of the systems and equipment that could be impacted by the Year 2000 problem. The inventory phase is complete for all systems and equipment.

          (2) ASSESSMENT. In the assessment phase, we assessed whether the systems and equipment identified in the inventory are Year 2000 ready. The assessment phase is complete for all systems and equipment.


          (3) REMEDIATION. In the remediation phase, we seek to remedy any Year 2000 problems in systems or equipment we identified in the assessment phase. Where the source of a Year 2000 problem is software or equipment provided by a third party, we either obtain a Year 2000 ready upgrade from the third party or obtain equivalent software or equipment from another source. The remediation phase has been finished.



          (4) TESTING. In the testing phase, we test the systems and equipment that were the subject of remediation efforts to verify that they are Year 2000 ready. The testing phase has been completed.



          THIRD PARTY PRODUCTS. We acquired our material systems and equipment from third party vendors, and we have received assurances from our major third party vendors either that the products we use are Year 2000 ready, or that their recommended upgrades, which we have installed, are Year 2000 ready. In addition to these assurances, with the exception of our telephone and security systems, we test all third party products to determine whether they are Year 2000 ready. With the exception of one product from one vendor, which we have not assessed and for which we have not received any assurances from the vendor, we are not currently aware of any material operational issues associated with preparing our systems for the Year 2000. With respect to the one product for which we have not received assurances, we have replaced the product with one that is Year 2000 ready. Since May 1999, we have required, as part of our quality testing process, that all new products and services are tested for Year 2000 readiness before they are introduced. Despite the assurances we receive and the testing we perform, we may experience material unanticipated problems, both operational and other, as a result of the Year 2000. In addition, there can be no guarantee that we identified and remediated all of our material systems that could potentially be impacted by the Year 2000. We may also experience material unexpected costs or business interruption caused by undetected errors or defects in the technology used in our systems. This could have a material adverse effect on our business, financial condition, results of operations and the price of our common stock.


          SERVICES. We rely on telecommunications providers, building managers and other service providers to deliver services to our customers. Our ability to provide our Internet access and other services is dependent on the Year 2000 readiness of these third parties.

     We have sought and received assurances from the major telecommunications carriers we use that they are Year 2000 ready, and we have received such assurances from the majority of such building managers. Nevertheless, we cannot test the Year 2000 readiness of such carriers, managers and providers, and failure of any of these third parties to be Year 2000 ready by January 1, 2000 could result in a deterioration in the performance of our network or other systems, or a complete system failure, which could have a material adverse effect on our business, financial condition, results of operations and the price of our common stock. Additionally, the Internet could face serious disruptions arising from the Year 2000 problem.

          We are also subject to external forces that might generally affect industry and commerce, such as utility Year 2000 compliance failures and related service interruptions. All of these factors could have a material adverse effect on our business, financial condition, results of operations and the price of our common stock.

          CUSTOMERS. The ability of our customers to receive our services depends on the readiness of their personal computer equipment and the equipment and services of telecommunications and other third party vendors. We do not currently have any information concerning the Year 2000 readiness status of our customers. As is the case with other similarly-situated companies, if our current or future customers fail to achieve Year 2000 readiness, it could have a material adverse effect on our business, financial condition, results of operations and the price of our common stock.

          COSTS/CONTINGENCY PLANS. The total budget for our Year 2000 project is approximately $500,000 and is being expensed as incurred and funded through operating cash flows. We do not expect to exceed the estimated budget.

          We have not developed a contingency plan to address situations that may result if either we or third parties upon which we rely are unable to achieve Year 2000 readiness. We intend to perform a risk analysis for our key services and develop a contingency plan where appropriate. We expect to conclude this planning effort by November 1999. In addition, in order to mitigate the effects of Year 2000 readiness problems from telecommunications carriers, which are beyond our control, we utilize multiple carriers in key locations. The cost of developing and implementing a comprehensive contingency plan, if necessary, could be material.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Our exposure to financial market risk, including changes in interest rates and marketable equity security prices, relates primarily to our investment portfolio and to a lesser extent to our outstanding debt obligations. We typically do not attempt to reduce or hedge our market exposure on our investment securities because a substantial majority of our investments are in fixed-rate, short-term securities. We do not have any derivative instruments. The fair value of our investment portfolio or related income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due mainly to the fixed-rate, short-term nature of the substantial majority of our investment portfolio. In addition, substantially all of our outstanding indebtedness at June 30, 1999 is fixed-rate debt.

                                    BUSINESS

HISTORY

     Our company was formed in 1996. In 1998, we sold equity to several financial sponsors and began implementing our business plan. By the end of 1998, we had designed, constructed and were operating fiber optic networks inside 4 office buildings with more than 2.9 million rentable square feet in 2 metropolitan areas. In 1999, we completed another round of private equity financing and signed agreements with more than a dozen owners and managers of significant commercial real estate portfolios. These agreements with real estate owners and managers give us the right to install and operate fiber-optic networks in more than 1,000 office buildings with more than 325 million rentable square feet. Today, we own and operate our fiber-optic networks inside 61 buildings with more than 33.6 million rentable square feet in 16 metropolitan areas.

OUR MARKET OPPORTUNITY

     Demand for connectivity to the Internet is growing as businesses are realizing that the Internet can significantly enhance communications among offices and employees as well as with customers and suppliers. In addition, more and more businesses use the Internet to conduct business and more effectively manage their human resources, allocate capital, reduce operating costs, access valuable information and reach new markets. According to International Data Corporation, business-to-business commerce over the Internet amounted to $24.8 billion in 1998 and is expected to be $632.9 billion in 2003.


     While most large enterprises build or lease expensive, dedicated high-speed networks, most small- and medium-sized businesses are using comparatively slow dial-up connections. Forrester Research estimates that in 1998 approximately 93% of enterprises accessed the Internet through dial-up connections. We believe that faster, always-on connections enhance the productivity of employees of small- and medium-sized businesses. International Data Corporation forecasts that dedicated connections to the Internet for small- and medium-sized businesses will grow from approximately 240,000 in 1998 to approximately 771,000 in 2000, representing a 83% compounded annual growth rate. Forrester Research projects that the worldwide market for dedicated Internet access spending among businesses will grow from $1.4 billion in 1998 to approximately $33.5 billion by 2003.


     In addition to Internet connectivity, small- and medium-sized businesses already demand enhanced services such as web hosting, network security, e-commerce, video conferencing, data storage and retrieval, conference calling, branch office connectivity and business television. However, most small- and medium-sized business do not have full access to these services because the existing in-building infrastructure is unable to provide broadband services to small tenants. According to International Data Corporation, value-added services is one of the fastest growing segments of the Internet services market and is expected to grow from $3.0 million in 1998 to over $12.9 billion in 2003. In addition, International Data Corporation estimates that Web hosting revenue from small- and medium-sized businesses will grow from $658 million in 1998 to over $3.4 billion in 2000, representing 96% of the total web hosting market. Businesses of moderate size also do not usually have the resources to fully analyze the choice between evolving service options on their own.

OUR SOLUTION

     We provide small- and medium-sized businesses ultra high-speed Internet access, business-oriented television for display on computer desktops, enhanced conference calling services as well as other broadband services. We market these services directly to our target customers with a consultative approach to facilitate our customers' selection of appropriate services. Our solution offers small- and medium-sized businesses a number of important advantages, including:

     - ULTRA HIGH-SPEED INTERNET ACCESS. Our Internet access products are able to operate at speeds that are otherwise typically unavailable or unaffordable to small- and medium-sized businesses. Our standard service operates at ten megabits of data per second, which is substantially greater than those usually available with digital subscriber lines, cable modems, dial-up modems, integrated services digital network lines and T-1 circuits, the later of which transmits at 1.54 million bits of data per second.

     - ALWAYS-ON CONNECTIVITY. While dial-up connections require a user to dial a phone number and wait while the modem connects to the Internet, our service is always-on, providing an instantaneous connection and the capability to send and receive data continuously.

     - EASY BANDWIDTH UPGRADES. As our customers' needs evolve, our network architecture enables us to provide our customers with higher bandwidth and new broadband services. Using commercially available equipment, we can increase the transmission speed of our infrastructure by 100 times, to one billion bits of data per second.

     - BROAD RANGE OF VALUE-ADDED SERVICES. In addition to providing ultra high-speed Internet service, we offer business-oriented television and other broadband data services to our customers. We intend to expand the services we provide in the future to include other enhanced services such as web hosting, network security, e-commerce, video conferencing and data storage and retrieval, thereby increasing the value of a connection to our network.

     - AFFORDABLE DESKTOP-BASED MONTHLY RATE. We typically price our services on a per desktop basis at a cost that makes our solutions affordable and scaleable for our customers. This approach permits our customers to initiate a relationship with us for a low monthly cost and increase the number of employees with access to our network once our products demonstrate their ability to enhance productivity.

     - RAPID, EASY INSTALLATION. Unlike other providers of bandwidth-enabled services who rely on local telephone companies to complete each customer installation, we are able to independently provision a customer within a few days. We connect each customer's local area network directly to our fiber-based network so that our customers usually do not need to purchase or install any new equipment.

     - RELIABILITY. We provide support for our services through a national customer care center and a national operations control center, both located in Dallas. The national centers continuously monitor the network for disruptions in service, remotely resolve problems, configure networks and compile data on customer service levels. In addition, field operations personnel augment our customer care center by providing local support in each metropolitan market that we serve.

STRATEGY

     Our objective is to be the primary provider of broadband communications services to our target market. To achieve this objective we will employ the following strategies:

     - PARTNER WITH REAL ESTATE OWNERS. We seek to gain a competitive advantage by partnering with large-scale building owners and securing the right to install our fiber-optic networks inside office buildings that meet our strategic criteria. We believe that having our services available in a building assists the building owner in its tenant leasing and retention efforts. We generally target buildings with more than 100,000 rentable square feet and 10 or more tenants. We have already secured access to more than 1,000 office buildings with aggregate rentable space of more than 325 million square feet. We provide real estate owners a modest portion of the revenue we generate from tenants in their buildings.



     - SELL BROADBAND CONNECTIONS AND BANDWIDTH-ENABLED APPLICATIONS. We provide extremely fast data transport to our customers and augment their ability to use those connections productively by providing sophisticated communications applications. For example, we are designing industry-specific Web pages, such as Web pages for law firms, that will enable our customers to use the power of a broadband connection to the Internet to enhance their productivity. These advanced applications help us generate demand for connections to our network and improve the usefulness of those broadband connections.


     - OWN THE KEY ELEMENTS OF THE LOCAL BROADBAND NETWORK. We strive to be the first broadband communications provider that owns the critical first mile fiber-optic connection in the buildings we target. While local and long distance broadband capacity has recently become readily available from a wide variety of providers, in-building fiber-based broadband capacity is typically not available. We believe that our in-building broadband networks are highly valuable because they allow us to provide scalable, ultra-high speed communications services to the businesses we target.

     - CAPITALIZE ON OUR FIRST MOVER ADVANTAGE. We have already established a national presence by installing hubs and in-building networks in 16 metropolitan areas. Once we have established a local presence in a metropolitan area, we are able to expand our network into additional buildings quickly and economically.

     - DESIGN NETWORKS FOR THE FUTURE. We have designed our network architecture to be robust enough to handle the predicted expansion of demand for broadband capacity and services. Our fiber-based networks are easily upgradeable with the use of commercially available equipment and software and we expect further technological developments to continue to improve the data transmission capacity of our facilities.

     - TARGET SMALL- AND MEDIUM-SIZED BUSINESSES. We believe that small- and medium-sized businesses are underserved by Internet, data and voice communications service providers. Our in-building infrastructure positions us to provision rapidly and provide superior broadband communications products and services directly to these target customers.

     - FOCUS SALES AND MARKETING EFFORTS. We focus our sales and marketing efforts on the tenants of buildings in which we own and operate a fiber-optic network. We have developed building-specific marketing and promotional techniques, such as lobby events and advertising in landlord newsletters. This focused approach should enable us to have lower per customer sales and marketing costs than our competitors.

     - EXPAND OUR SERVICE OFFERINGS. We seek to widen our array of advanced broadband communications service offerings. Because we own in-building fiber-optic networks, we are able to provide these broadband services reliably and directly to our customers.

     - OFFER SERVICES TO CUSTOMERS IN SELECTED OTHER BUILDINGS. Although we focus our sales and marketing efforts on buildings in which we have installed our broadband fiber-based networks, by also offering our services outside these buildings we are better able to serve the communications needs of our customers. For example, we can offer our customers wide-area network services to reach their branch offices located in buildings in which we have not installed a fiber-optic network. We believe that by selectively offering our services outside buildings in which we own fiber-based facilities, we can generate additional revenue with only modest incremental sales and marketing costs.

     - PROVIDE EXCELLENT CUSTOMER CARE. We are dedicated to providing our customers with the highest levels of customer service and satisfaction in the industry. We believe we enjoy a competitive advantage because our network and electronic equipment are located inside buildings occupied by our customers. We have technical staff present in each of our markets, who focus their efforts on buildings in which we provide service. We also operate a national customer care center in Dallas that is staffed 24 hours a day, 365 days per year.

     - BUILD OUR BRAND. We seek to build our brand to assist us in becoming a leading provider of broadband communications services. We believe that our brand will, over time, enhance our ability to gain access to additional buildings. Because our services provide significant value to small- and medium-sized businesses, we believe that by branding buildings as ARC connected, we will assist owners in marketing office space. In addition, developing a strong, lasting brand should help us in our efforts to add new customers, reduce customer churn and attract employees.

PRODUCTS AND SERVICES

     Our products and services are designed for small- and medium-sized businesses and today include ultra high-speed Internet access, business-oriented television, enhanced conference calling services and other broadband data services. These products and services and the additional products and services that we intend to offer in the future fall into three categories and are summarized as follows:

     CONNECTIVITY PRODUCTS      BANDWIDTH-ENABLED APPLICATIONS       MANAGED DATA SERVICES
     ---------------------      ------------------------------       ---------------------
  - Internet Access             - Business Television            - Enhanced Conference Calling
  - Virtual Private Networks    - Messaging                      - Design
  - Remote Access               - Web Hosting                    - Implementation
  - Voice                       - Content Services               - Monitoring/Management
                                - Collaboration Applications     - Support
                                - Video Conferencing             - Backup
                                - eBusiness Toolkit
                                - Industry-Focused Web Pages

     CONNECTIVITY PRODUCTS. We use our in-building fiber-optic infrastructure and networks to provide ultra high speed, always-on Internet access. Our Internet access service is up to 175 times faster than standard dial-up modems and operates at speeds substantially faster than a T-1 circuit, which transmits data at 1.54 million bits of data per second. In addition, because our infrastructure provides a dedicated fiber-optic connection for each customer, our customer's Internet traffic is secure from other customers in the building. We believe our connectivity services offer a combination of price and performance that is substantially better than alternative service offerings that are currently available to our target customers. We also offer branch office connections to enable our customers to exchange data with their remote offices.


     Our connectivity pricing varies by market, building and customer size. For Internet access, we charge an initial installation service fee and a minimum monthly fee for the first desktop connected. The installation service fee is generally a fixed amount independent of the types of services provided to our customers and the number of desktops connected to our network. We charge an incremental monthly fee for each additional desktop, which typically ranges from $50 to $5. These services are provided under month-to-month contracts. This enables the typical small- to medium-sized business customer to connect its desktops to our services for as little as several hundred dollars per month. Our pricing is competitive with other broadband Internet access services while generally providing substantially more bandwidth. We believe our customers benefit from our desktop-by-desktop pricing policy because they only incur expense for the actual number of desktops connected to our networks and they therefore are able to add users at a pace that matches their resources and requirements.


     BANDWIDTH-ENABLED APPLICATIONS AND CONTENT. We currently offer our customers a business-oriented television service that provides a high-quality video feed from CNN and Bloomberg

Television directly to computer desktops over our in-building networks. Many office buildings do not have cable or satellite television service, so tenants are unable to receive these business-oriented information services through traditional means. We charge our customers on a per-desktop basis for this service. We are developing additional bandwidth-enabled products with a focus on providing value-added information services to our customers. We expect to offer a number of new services, including industry-focused web pages known as portals, over the next several years. In addition to developing new services, we may seek to acquire businesses that have developed services which would enhance the value of our networks. We might pay for these acquisitions with common stock.


     MANAGED DATA SERVICES. Many of our current and targeted customers require assistance in managing their data and data networks. We provide systems design services and offer support and assistance with the implementation of our customers' data networks. In addition, we offer enhanced conference calling services that use the Internet to enable efficient scheduling and operation of conference calls.

NETWORK ARCHITECTURE

     We design, install, own, and operate Internet-protocol-based data networks that provide broadband capacity to our customers. Our networks are a combination of:

     - fiber-optic infrastructure that we design, install, own and manage inside an office building;

     - electronic equipment at a building point of presence, usually located in the basement of the building;

     - electronic equipment at a metropolitan hub, which is where we aggregate and disseminate traffic, which we call a metropolitan point of presence; and

     - leased facilities connecting our networked building to our metropolitan point of presence and our metropolitan point of presence to a national service provider, such as GTE Internetworking, Qwest or Level 3.

     FIBER-OPTIC FACILITIES INSIDE BUILDINGS. Inside of our network buildings, we design, install, own and manage a fiber-optic infrastructure that typically runs from the basement of the building to the top floor inside the building's vertical utility shaft. This fiber-optic infrastructure is designed to be capable of carrying data and voice traffic for all the building's tenants for the foreseeable future. We initiate service for our customers by connecting a fiber-optic cable from a customer's local area network to the fiber in the vertical utility shaft. Our customer then has dedicated and secure access to our network using a link known as an Ethernet connection. Ethernet connections generally permit the transmission of ten million bits of data per second, and can transmit as much as one billion bits of data per second.

     OUR BUILDING POINTS-OF-PRESENCE. Inside the building, usually in the basement, we also establish a building point of presence. In each building point of presence, we connect the fiber-optic cable to Cisco routers and other electronic equipment that enables the transmission of data and video traffic and aggregates and disseminates traffic to and from those cables. We typically obtain the right to use a small amount of space in the basement of our buildings to establish the building point of presence.

     LEASED FIBER-OPTIC FACILITIES OUTSIDE OUR BUILDINGS. Within each metropolitan area that we serve, we have a metropolitan point of presence, at which we aggregate and disseminate traffic to and from all of our network buildings in a city. We typically connect each of our buildings to the metropolitan point of presence using fiber-optic cables. These fiber-optic lines are leased from carriers that have previously installed fiber in the local market. In our experience to date, there are generally several providers in the local market who are able to provide us with local connectivity for traffic between our buildings and the metropolitan point of presence.

     OUR METROPOLITAN POINTS OF PRESENCE. At our metropolitan point of presence, we install the electronic equipment necessary to provide our services in the metropolitan area. This equipment includes network computer servers, traffic routers and other items. We generally connect each metropolitan point of presence to multiple major Internet service providers that provide Internet connectivity to our network. Each metropolitan point of presence is connected to at least one other metropolitan point of presence in a different city over a dedicated circuit to increase redundancy in our network. We also connect each metropolitan point of presence to our national operating center in Dallas, Texas where we manage and monitor our network traffic.

     The architecture of our network provides us with significant competitive advantages, including the ability to:

     - rapidly connect customers without requiring complex provisioning of local phone lines and circuits from phone companies;

     - capitalize on advanced Internet-protocol-based technology to construct a more efficient and lower cost network;

     - provide low cost, high performance services;

     - offer always-on, secure connections to our network and the Internet; and

     - provide a flexible platform for bandwidth upgrades and new service offerings as data communications technology and applications continue to develop.

CONSTRUCTION

     We have assembled an in-house centralized construction group with experience in office building construction and electrical engineering. We believe that our construction capabilities are a key competitive advantage, as they allow us to rapidly and efficiently deploy our network within the markets we penetrate.

     STANDARD CONSTRUCTION PRACTICES. Our construction group has developed standardized installation drawings and details that can be applied to most of our construction projects and result in high quality construction processes. Our construction practices are focused on ensuring compliance with applicable building and industry codes and standards. Our expertise in designing and constructing in-building advanced data networks allows us to reduce the space and resources needed to support our fiber-optic infrastructure and associated electronic systems in buildings.

     DESIGN AND IMPLEMENTATION OF OUR IN-BUILDING NETWORK. Prior to commencement of construction of a fiber-optic network inside an office building, our construction management staff conducts a formal, detailed, building site survey. Our construction team then develops a site-specific fiber and cable system design using our standardized practices, and prepares a formal installation contract. We utilize computer assisted design and drawing systems to design, draw and document our system installations. We generally engage the specialty electrical contractor who is most familiar with the building to perform the installation under the supervision of our own construction management personnel. We typically purchase construction services on a fixed price basis.

     CONSTRUCTION TIME AND COST ASSOCIATED WITH OUR IN-BUILDING NETWORKS. The total construction time for the completion of our in-building fiber-optic infrastructure and related equipment room facility is typically between 60 and 90 days for a major metropolitan office-building complex. We typically spend several hundred thousand dollars per building for the construction of the vertical fiber-based infrastructure and electronic equipment. This cost has fallen considerably as we have gained experience and standardized our construction processes. These construction costs vary considerably with building size, location, complexity of the construction project and other factors.

We believe that our current cost structure, together with our technical expertise and our rapid construction process, provide us with a competitive advantage.

     CONSTRUCTING CONNECTIONS TO OUR CUSTOMERS. Once we have completed the construction and installation of our in-building fiber-optic network and have received an order for service from a customer, we connect the customer's local area network to our in-building network. Typically, this connection can be completed within a few days by one of our employees or an independent contractor hired for this purpose. The connection requires the installation of a piece of electronic equipment to enable the connection of a strand of fiber-optic cable from the vertical riser to the customer's local area network. Once this connection is made, our installation representative will help the customer test the network connection to verify that the intended desktops are receiving our service. This approach to provisioning service to our customers is intended to establish a relationship with the customer that will encourage future use of our technical support and data management services.

OUR COMPETITIVE ADVANTAGE

     Small- and medium-sized businesses currently face a limited choice of alternatives for high-speed Internet access. Over the last few years, digital subscriber line technologies, cable modems, T-1-based solutions and fixed-wireless connections have emerged as alternative technologies for high-speed, always-on service.

     We believe that our fiber-optic-based solution is generally superior for most of our target customers because our network provides:

     - consistent speed and quality of signal that does not vary with distance of the building from our metropolitan hub or environmental factors such as rain;

     - rapid, relatively uncomplicated provisioning of new customers that is not dependent on the provider of local connectivity;

     - symmetrical broadband capacity that will allow us to offer enhanced business communication services such as full motion video conferencing;

     - scaleable, competitive pricing schemes which are based on the number of desktops connected to the network; and

     - substantially higher speeds and an easy path to increased bandwidth.

     For more information about the highly competitive market in which we operate and the competitive risks we face, see "Risk Factors -- The sector in which we operate is highly competitive, and we may not be able to compete effectively."

MARKETING AND SALES

     MARKETING STRATEGY. We directly market our services to the tenants in buildings in which we have a fiber-optic infrastructure. To reach tenants, we use a combination of direct marketing, public relations, event marketing, and personal selling. Prior to marketing in a building, we conduct a detailed customer analysis with the help of the building owner. We generally launch service in each of our buildings with a promotional event, typically in the lobby, at which we demonstrate our services and generate leads. Based on tenant data provided by the building owner and other sources, we often use approaches that are tailored to specific businesses, such as law firms, accounting firms, consulting firms and other business segments. We also use promotional materials and employ public relations firms to raise awareness of our services before an official sales launch within a building or market, and later follow up with event marketing and personal selling to launch and increase tenant sales in each building. We also attempt to work closely with the building owners, management and leasing representatives in both our initial and ongoing marketing efforts.

     SALES FORCE ORGANIZATIONAL STRUCTURE. We have a sales organization, which is managed by regional sales managers. These regional sales managers usually have multiple account teams reporting to them. These regional account teams consist of an account manager, supported by a sales engineer and a project administrator and are typically responsible for two to four buildings. The sales engineer provides our customers with very specific technical consulting on local area and wide area networking and other application implementation and integration issues. This is generally important to small- and medium-sized businesses that typically have limited information technology staffs and expertise. Our sales team typically jointly markets our services with the local building management or leasing organization.

     SALES STRATEGY. Our experienced sales team tailors the right broadband data solutions for our customers using a consultative sales approach. We also market to tenants of buildings that are not yet connected to our network through similarly targeted tactics, including the use of local market and on-line advertising. We believe that this approach is part of our competitive advantage because this level of service was previously available only to very large enterprises either through in-house expertise or through expensive consulting contracts.

     SALES CENTERS. We build and operate sales centers in each of our markets where sales people and real estate leasing agents can bring customers or prospects to obtain hands-on experience with our products and customer service. These centers are also used to stage marketing events and seminars.

     SALES SYSTEMS SUPPORT. To support our sales and customer service processes, we employ a sales and customer service automation application. The system is based around a database that enables all sales and service personnel to have instantaneous access to current and historical customer information. We are also currently implementing an Internet-based customer interface known as an extranet that will allow registered customers to purchase additional services, modify or otherwise customize their service profiles.

REAL ESTATE SELECTION AND MARKETING

     To build our fiber-optic infrastructure inside of office buildings and offer our services to the tenants of those buildings, we must first secure the right to install fiber-optic cable in the utility shaft of the building. We carefully target the buildings in our markets that we wish to secure rights in and then work with the owners of those buildings to negotiate a partnership that will benefit both the property owner and us.

     PROPERTY SELECTION. We consider a number of criteria in selecting buildings we target for installation of our fiber-based networks. These criteria include building location, building size, number of tenants, tenant mix, proximity to local fiber-optic systems, relationship to other network buildings and suitability for installation of our network infrastructure. In addition, we consider the presence of any existing broadband communications network systems in the building. We have a team of real estate professionals who conduct the assessment necessary to identify candidate buildings prior to the signing of lease or license agreements with the owners of the buildings selected.

     ARRANGEMENTS WITH REAL ESTATE OWNERS. Once we have selected an office building or collection of office buildings in which we would like to offer our services, we contact the property owner to secure the right to access the building and install our network. When we contact building owners, we emphasize the following benefits of partnering with us:

     - we install and manage the in-building fiber-optic communications infrastructure at no cost to the building owner or manager;

     - our fiber-optic infrastructure and service offerings provide building owners with a significant competitive advantage in attracting and retaining tenants;

     - we pay building owners either a fixed rental fee or a modest percentage of the revenue we generate in the building; and

     - our real estate services and construction groups are staffed with experienced property management and construction management personnel who reduce the disruption to the property owner and the customer.

     Our typical lease or license agreement with a building owner is for a total term of ten or more years. The agreement provides for the development of the network installation design and the approval of the construction plans and arrangements by the building owner. The agreement provides for ongoing reporting to the building owner of our network expansion as we add customers and provides for revenue sharing or fixed monthly rent.

     MAJOR REAL ESTATE RELATIONSHIPS. We have agreements with more than a dozen large commercial property owners and managers to obtain access to and the right to install and operate networks in more than 1,000 buildings in major metropolitan areas in the United States and selected international markets. Our relationships include the following:


                                    APPROXIMATE
                                     NUMBER OF
PROPERTY OWNER OR MANAGER            BUILDINGS                  PRINCIPAL CITIES
-------------------------           -----------   --------------------------------------------
Whitehall                               195       Boston, Dallas, Denver, Houston, Los
                                                  Angeles, Northern NJ and Washington, DC
Transwestern                            115       Houston, Los Angeles, Phoenix and Salt Lake
                                                  City
Trizec Hahn                             110       Atlanta, Chicago, Dallas, Houston, Los
                                                  Angeles, New York City and Washington, DC
Cornerstone                             105       Los Angeles, Oakland, Phoenix and San
                                                  Francisco
Equity Office Properties                105       Boston, Philadelphia and Washington, DC
Hines                                    95       Chicago, Houston, Los Angeles, New York
                                                  City, San Francisco and Washington, DC
Vornado                                  70       New York City and Washington, DC
Boston Properties                        70       Boston, Central NJ, New York City, San
                                                  Francisco and Washington, DC
Shorenstein                              30       Boston, Chicago, Miami, New York City and
                                                  San Francisco
Hamilton                                 30       Chicago
Met Life                                 20       Chicago, Dallas, Houston and New York City

     PENETRATION. The table below summarizes our success at selecting property and negotiating license arrangements in the ten largest United States real estate markets covered by Torto Wheaton data. Target buildings are generally those designated by Torto Wheaton as Class A, Class B or Class C commercial office buildings with more than 100,000 rentable square feet. The data below concerning the total number and approximate square feet of target buildings is from Torto Wheaton. Data for buildings and square feet that we have in operation or under contract includes only those buildings with more than 100,000 square feet.



                                          TARGET BUILDINGS              TARGET BUILDINGS SQUARE FEET
                                  ---------------------------------   ---------------------------------
                                  IN OPERATION OR                     IN OPERATION OR
MARKET                            UNDER CONTRACT    TOTAL IN MARKET   UNDER CONTRACT    TOTAL IN MARKET
------                            ---------------   ---------------   ---------------   ---------------
New York City                            49               749           40,643,000        352,000,000
Washington, D.C.                        126               821           30,660,000        168,000,000
Chicago                                  70               501           34,362,000        156,000,000
Los Angeles                              45               477           15,044,000        122,000,000
Dallas                                   36               397           15,246,000        108,000,000
Houston                                  58               359           25,440,000        100,000,000
Boston                                   67               400           20,078,000         92,000,000
Atlanta                                  37               322           14,811,000         80,000,000
Northern New Jersey                      22               361            5,607,000         76,000,000
San Francisco                            49               204           21,196,000         53,000,000


NETWORK OPERATIONS

     Our operations and customer care facilities are located in Dallas, Texas. The operations center is staffed with skilled technicians and engineers and is equipped with computerized network management tools.

     PROVISIONING A CUSTOMER. We believe that rapid activation of services is one of our key competitive advantages. We generally provide our customers with a conservative estimate for provisioning time that ranges between one to several days from receipt of contract.

     PROVIDING CUSTOMER SERVICE. We believe that a high level of customer service is required for us to build our brand and develop a strong reputation among the tenants in our buildings. All of our customer service is managed in-house and is available 24 hours a day, 365 days a year. Our customer service representatives are equipped to handle requests for all of our services. We strive to answer all calls quickly, provide rapid resolution and follow up with customers to ensure satisfactory resolution. We use a computerized relationship management system to capture, track and save customer call details. Information is stored in a database that provides a valuable source of feedback about our customer satisfaction and service quality.

     MANAGING THE NETWORK. The network operations center is staffed 24 hours a day, 365 days a year. All of our network assets are continuously monitored for events that may interrupt or degrade service. Traffic and service-level statistics are gathered to report performance, plan additional capacity and communicate with our customers. Our technical staff is trained in provisioning, activation, maintenance and troubleshooting. Service-affecting events are automatically detected and communicated to our technical managers. Our system assigns network events to network operations engineers for resolution.

     PERFORMING FIELD SUPPORT. Field operations engineers are deployed in each of the metropolitan markets we serve. Our field operations engineers are on call 24 hours a day. They perform on-site customer support, service activation, field troubleshooting and equipment repair. We support our field personnel with a computerized spare parts management system that provides delivery of spare parts within each city served.

REGULATION

     We are subject to numerous local regulations such as building and electrical codes, licensing requirements and construction requirements. These regulations vary on a city-by-city and county-by-county basis. There is no current legal requirement in a large majority of states that owners or managers of commercial office buildings give access to competitive providers of telecommunications services, but such laws and regulations have been proposed in the past and may be adopted in the future. On June 10, 1999, the FCC initiated a regulatory proceeding on a number of issues related to utility shaft access in multiple tenant environments, including the following:

     - the FCC's tentative conclusion that utilities must allow telecommunications and cable service providers access to rooftop and other rights-of-way and utility shaft conduit in multiple tenant environments on just, reasonable and nondiscriminatory rates, terms and conditions;

     - whether incumbent local telephone companies should make available unbundled access to riser cable and wiring within multiple tenant environments; and

     - whether building owners offering access to any telecommunications provider should be required to make comparable access available to all such providers on a nondiscriminatory basis, and whether the FCC has the authority to impose such a requirement.


In addition, legislation has been introduced in the U.S. Congress that addresses issues relating to telecommunications access to buildings owned or used by the federal government. We cannot predict the outcome of the FCC's proceeding or of any legislation, nor what effect, if any, it may have on our business.



     The FCC regulates common carriers' interstate services. State public utilities commissions exercise jurisdiction over intrastate basic telecommunications services, but we believe do not regulate most enhanced services, which involve more than the pure transmission of customer-provided information. The FCC has preempted certain inconsistent state regulation of, and does not itself regulate, enhanced services. We believe that all of the communications services that we currently provide are enhanced services and therefore not subject to direct regulation. The offerings of many of our competitors and vendors, especially incumbent local telephone companies, are subject to direct federal and state regulations. These regulations change from time to time in ways that are difficult for us to predict.


     Through subsidiaries, we are in the process of applying for, and have received in some states, authority from various state regulatory commissions and the FCC to provide basic telecommunications services, such as voice telephony service. These subsidiaries will be subject to direct state and federal regulation upon approval of their applications. We do not expect to encounter substantial legal barriers to entry into regulated telecommunications services. We also do not expect to face regulatory restrictions on the pricing or terms of any regulated telecommunications service offerings we might choose to offer that would have a material adverse effect on our business. Changes in the regulatory environment, however, could have a material adverse effect on our business.


     The Telecommunications Act of 1996 substantially altered the federal and state regulatory environment for telecommunications services. Among its more significant provisions, this act:


     - removed most of the significant legal barriers to entry into telecommunications service, including local exchange service markets;

     - required incumbent local telephone companies to interconnect with competitors through unbundled network elements and with provision of operations support systems, reciprocal compensation, local number portability, dialing parity and collocation;

     - required incumbent local telephone companies to offer their retail services at wholesale discounts for resale by competitors;

     - required incumbent local telephone companies and utilities to grant access to their rights-of-way, conduit and ducts;

     - established criteria and procedures for entry of Bell Operating Companies into long distance service in their local service areas; and

     - directed the FCC to establish an explicit subsidy mechanism for the preservation of universal service.


     We anticipate that, eventually, the Bell companies' applications to provide in-region long distance service will be granted, at which time the Bell companies will be able to compete more effectively in various markets, including against us. Bell Atlantic has an application pending at the FCC to provide long distance service in New York State. Legislation has been introduced to allow the Bell companies to provide long distance Internet and high speed data services. We do not know what the outcome or effects of these proceedings and legislation will be.


     In September 1999, the FCC declined to require incumbent telephone companies to make their facilities used to provide high-speed data offerings, such as digital subscriber line equipment, available to competitors as an unbundled network element. The FCC has a pending regulatory proceeding regarding steps to spur the deployment of broadband transmission capabilities and advanced services, by both incumbent telephone companies and their competitors. The rules adopted by the FCC in this area could have a material effect on our competitive position with regard to incumbent telephone companies and other telecommunications companies.

     The FCC and state commissions may act in the near future to change the charges for Internet traffic handled in part by incumbent local telephone companies and Internet service providers' obligation to contribute to universal service funds.


     There have been various statutes, regulations and court cases relating to liability of Internet service providers and other on-line service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency/obscenity, defamation and fraud. The laws in this area are unsettled and there may be new legislation and court decisions that may affect our services and expose us to liability. See "Risk Factors -- Legislation and government regulation could adversely affect us."


EMPLOYEES


     As of September 15, 1999, we had 261 employees. None of our employees are represented by a labor union, and we consider our relations with our employees to be good. See "Risk Factors -- We must attract and retain key personnel in a tight labor market or we will be unable to manage our growth."


FACILITIES

     We are headquartered in facilities consisting of approximately 43,000 square feet in Dallas, Texas which we occupy under a lease that expires in December 2003. In addition, our engineering department occupies approximately 19,000 square feet in Richardson, Texas under a lease which expires in December 2003. We also lease space under varying terms from three to five years in each of our metropolitan areas served for sales demonstration centers. We consider this space adequate for our current operations.

LEGAL PROCEEDINGS

     We are not currently engaged in any material legal proceedings.

                                   MANAGEMENT

           EXECUTIVE OFFICERS, DIRECTORS AND OTHER SENIOR MANAGEMENT


     The following table sets forth certain information with respect to our executive officers, directors, and other senior management as of October 6, 1999.



            NAME               AGE                           POSITIONS
            ----               ---                           ---------
EXECUTIVE OFFICERS AND DIRECTORS
David H. Crawford...........     42   Chief executive officer and director (class I)
John M. Todd................     49   Chief operating officer, president and director (class
                                      I)
John H. Davis...............     60   Chief technology officer and director (class II)
Todd C. Doshier.............     37   Senior vice president and chief financial officer
Michael R. Carper...........     38   Senior vice president and general counsel
Stephen W. Schovee..........     40   Director and chairman of the board (class III)
Rod F. Dammeyer.............     58   Director (class II)
William J. Elsner...........     47   Director (class II)
R. David Spreng.............     38   Director (class II)
Jeffrey Weitzen.............     42   Director (class III)
Blair P. Whitaker...........     38   Director (class I)
William T. White............     38   Director (class III)
Mary A. Wilderotter.........     44   Director (class III)
OTHER SENIOR MANAGEMENT
Elizabeth Carey Billante....     38   Vice president -- real estate services
Thomas A. Blake.............     52   Vice president -- accounting
James P. Breen..............     37   Vice president -- corporate development
John R. Bukowsky............     43   Vice president -- product management
John A. Crooks..............     52   Vice president -- sales
Thomas A. Eppes.............     51   Vice president -- technical operations
William T. Guthrie..........     37   Vice president -- engineering
Brenda L. Hardesty..........     41   Vice president -- human resources and administration
John D. Keys................     67   Vice president -- construction
Douglas J. Morgan...........     46   Vice president -- strategic national initiative
Steve L. Reichert...........     42   Vice president -- information technology
Charles W. Yeargain.........     38   Vice president -- finance and treasurer



     DAVID H. CRAWFORD has served as our chief executive officer since July 1998, was elected to our board of directors in July 1998, and from July 1998 to May 1999 also served as our president. From March 1997 until July 1998, Mr. Crawford was senior vice president -- administration, general counsel -- property operations and assistant secretary at Equity Office Properties Trust. From February 1991 until March 1997, Mr. Crawford held senior vice president, general counsel and other senior management positions at Equity Office Properties and their affiliates and was of counsel to Rosenberg & Liebentritt. Mr. Crawford was an associate at Kirkland & Ellis, a national law firm based in Chicago, Illinois from June 1988 until February 1991.


     JOHN M. TODD has served as our president and chief operating officer since May 1999 and was elected to our board of directors in May 1999. From February 1996 to May 1999, Mr. Todd was vice president -- sales support services for Sprint Business and vice president -- technology integration for Sprint Business. From February 1986 until February 1996, Mr. Todd held various officer and senior management positions at MCI, including vice president for professional services, product management and marketing.


     JOHN H. DAVIS, PH.D. has served as our chief technology officer since July 1999 and was elected to our board of directors in December 1998. Since September 1997 to June 1999, Dr. Davis was a principal of GeoPartners Research. Prior to September 1997, Dr. Davis held senior management positions at Bell Labs and AT&T, culminating in his role as the chief technology officer for AT&T Communications Services from 1993 until September 1997. Dr. Davis presently serves on the board of directors of Acoustics Technologies, a startup company in Phoenix, AZ.

     TODD C. DOSHIER has served as our chief financial officer since December 1996 and served as our chief operating officer from December 1996 to May 1999. From May 1991 until December 1996, Mr. Doshier was a principal in Doshier & Co., later Perry, Nestman & Doshier, which provided corporate consulting, financial advisory and management services.


     MICHAEL R. CARPER has served as our senior vice president and general counsel since June 1999. From August 1995 to June 1999, Mr. Carper was assistant general counsel and assistant secretary of Nextel Communications. From August 1993 until July 1995, Mr. Carper was vice president and general counsel of OneComm Communications, which merged with Nextel. Prior to August 1993, Mr. Carper worked for Jones, Day, Reavis and Pogue, an international law firm, in their communications practice area.


     STEPHEN W. SCHOVEE was elected to our board of directors in December 1998 and currently serves as its chairman. Since August 1995, Mr. Schovee has been a managing member of Telecom Management L.L.C. Since October 1997 Mr. Schovee has been a managing member of Telecom Management II, L.L.C., the general Partner of Telecom Partners II, L.P. From August 1992 until August 1995, Mr. Schovee was the chief executive officer of OneComm, when it merged with Nextel. Mr. Schovee was a founding director of Verio and is currently a director of Centennial Communications, Advanced Telecom Group, Gabriel Communications and VeloCom.

     ROD F. DAMMEYER was elected to our board of directors in December 1998. Since January 1998, Mr. Dammeyer has been the managing director of Equity Group Corporate Investments, an affiliate of EGI-ARC. Mr. Dammeyer is a director and vice chairman of Anixter International where he has been employed since 1985 and is also a director of Antec, CNA Surety, Grupo Azucarero Mexico, IMC Global, Matria Healthcare, Stericycle, TeleTech Holdings and Transmedia Network. He is a trustee of the Van Kampen Closed-End Funds.


     WILLIAM J. ELSNER was elected to our board of directors in December 1998. Since October 1997, Mr. Elsner has been a managing member of Telecom Management II, L.L.C., the general partner of Telecom Partners II, L.P. From November 1995 until October 1997, Mr. Elsner was a private investor. From July 1991 until September 1995, Mr. Elsner was the chief executive officer of United International Holdings, an international cable operator he co-founded. Mr. Elsner is currently the chairman of the board of directors of Formus Communications and a director of Via Net.Works and VeloCom.



     R. DAVID SPRENG was elected to our board of directors in December 1998. Since September 1998, Mr. Spreng has been the managing general partner of Crescendo Ventures. From March 1993 until September 1998, Mr. Spreng was president of IAI Ventures, Crescendo's predecessor which he founded. Mr. Spreng serves on the boards of CoSine Communications, Digital Island, Fujant Technologies, Innuity, Novalux, Red Creek Communications and Tut Systems.



     JEFFREY WEITZEN was elected to our board of directors in October 1999. Since January 1998, Mr. Weitzen has been a director, president and chief operating officer of Gateway 2000. From January 1997 to January 1998, Mr. Weitzen was the executive vice president, business markets division at AT&T. From 1994 to 1996, he was vice president and general manager, global services and from 1992 to 1994, he was president, business and consumer lines of business -- Asia-Pacific region at AT&T.



     BLAIR P. WHITAKER was elected to our board of directors in December 1998. Since October 1997, Mr. Whitaker has been a general partner at Norwest Venture Partners. From January 1996 until October 1997 Mr. Whitaker was chief financial officer and vice president for business development of Exactis.Com. From August 1990 until December 1995 he was a vice president at the Centennial Funds, Language Technology and Massachusetts Institute of Technology. Mr. Whitaker is a director of Advanced Telecom Group, Diginet Americas, CO Space and Pangea.

     WILLIAM T. WHITE was elected to our board of directors in December 1998. Since 1991, Mr. White has held senior management positions at various Equity Group Investment companies. Equity Group Investments is an affiliate of EGI-ARC. Prior to 1991, Mr. White was an officer at Manufacturer's Hanover Trust Company.


     MARY A. WILDEROTTER was elected to our board of directors in October 1999. Since January 1997, Ms. Wilderotter has been president and chief executive officer of Wink Communications. From August 1995 to January 1997, Ms. Wilderotter was the executive vice president of national operations and chief executive officer of the Aviation Communications Division of AT&T Wireless Services. From October 1991 to August 1995, she was senior vice president and regional president of the California/Nevada Region of McCaw Cellular Communications. McCaw became AT&T Wireless upon McCaw's acquisition by AT&T. Ms. Wilderotter serves as a director on the boards of Airborne Freight, Gaylord Entertainment, American Tower Association, California Community College Foundation and Electric Lightwave. She also serves as a member of the board of trustees of the College of Holy Cross.


     ELIZABETH CAREY BILLANTE has served as our vice president -- real estate services since August 1998. Since 1990, Ms. Billante has held senior management positions at Equity Office Properties and Wiggins Properties in the areas of portfolio management and property management.

     THOMAS A. BLAKE has served as our vice president -- accounting since September 1998. Prior to joining us in November 1997 and since 1974, Mr. Blake founded an independent CPA firm and served as the chief financial officer for four international construction and real estate firms.

     JAMES P. BREEN has served as our vice president -- corporate development since July 1998. Since 1990, Mr. Breen has held officer and senior management positions at Equity Office, Equity Group Investments and Barclays Bank in the areas of finance and investments for the real estate and communications industries.

     JOHN R. BUKOWSKY has served as our vice president -- product management since April 1999. Since 1996, Mr. Bukowsky has held officer and senior management positions at Sanga International and GTE in the areas of business strategy, business development, marketing, product development and sales.


     JOHN A. CROOKS has served as our vice president -- sales since September 1999. Prior to joining us in August 1999 and since 1988, Mr. Crooks has held officer and senior management positions with Evercom and MCI in the areas of sales and marketing, including enterprise services marketing and national accounts sales.



     THOMAS A. EPPES, PH.D., has served as our vice president -- operations since August 1998. Since June 1979, Dr. Eppes has held officer and senior management positions at VTX and Frito-Lay in the areas of network design and deployment, process engineering and operations.



     WILLIAM T. GUTHRIE has served as our vice president -- engineering since July 1998. Prior to joining us in February 1998 and since April 1992, Mr. Guthrie held officer and senior management positions at MCI and US West in the areas of wireless engineering and network systems.


     BRENDA L. HARDESTY has served as our vice president -- human resources and administration since March 1999. Prior to joining us in August 1998 and since 1984, Ms. Hardesty held senior management positions at Accugraph
Corporation/Architel Systems in the areas of human resources, customer support and customer services.

     JOHN D. KEYS has served as our vice president -- construction since November 1997. Prior to joining us as a consultant in March 1997 and since 1968, Mr. Keys founded two international electrical construction firms and has served as a senior officer of Blount, Foley Enterprises and Fishbach & Moore.

     DOUGLAS J. MORGAN has served as our vice president -- strategic national initiative since July 1999. Since 1991, Mr. Morgan has held officer and senior management positions at Winstar and Unisys in the areas of enhanced services, sales, business development, marketing, product management, training, strategic initiatives and media relations.

     STEVE L. REICHERT has served as our vice president -- information technology since June 1999. Since 1994, Mr. Reichert has held officer and senior management positions at Pagenet and Pro Staff in the areas of business systems development, IT consulting services, customer systems development, network systems development and technical architecture planning.


     CHARLES W. YEARGAIN has served as our vice president -- finance and treasurer since December 1996. Since 1984, Mr. Yeargain has founded an investment and consulting firm, and has held officer positions at AMRESCO Management and Texas American Bank.


ELECTION OF DIRECTORS AND OFFICERS

     According to our by-laws, our stockholders shall elect the members of our board of directors at the annual meeting of the stockholders to be held each year at a time specified by our board of directors. The by-laws also provide that the directors shall be elected by a plurality of the votes cast at the annual meeting. Each director elected shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

     Our board of directors will appoint officers at the annual board meeting or at other times throughout the year, as may be required. Each officer appointed will hold office until his or her successor is duly chosen and qualified or until his or her earlier death, resignation or removal.

CLASSIFIED BOARD OF DIRECTORS


     Our board of directors is divided into three classes of directors serving staggered three-year terms. Messrs. Crawford, Todd and Whitaker will serve as class I directors whose terms expire at the 2000 annual meeting of stockholders. Messrs. Dammeyer, Davis, Elsner and Spreng will serve as class II directors whose terms expire at the 2001 annual meeting of stockholders. Messrs. Schovee, Weitzen, White and Ms. Wilderotter will serve as class III directors whose terms expire at the 2002 annual meeting of stockholders.


BOARD COMMITTEES

     Our by-laws provide that our board of directors may designate one or more board committees. We currently have an audit committee and a compensation committee.


     Our audit committee, currently comprised of Messrs. Elsner, Spreng and
Weitzen:


     - monitors our financial reporting and our internal and third-party audits;

     - reviews and approves material accounting policy changes;

     - monitors our internal accounting controls;

     - recommends the engagement of independent auditors;

     - reviews transactions between Allied Riser and our officers and directors; and

     - performs other duties upon the request of our board.

     Our compensation committee, currently comprised of Messrs. Schovee, White and Ms. Wilderotter:


     - reviews and approves compensation and benefits paid to our executive officers; and

     - administers our 1999 stock option plan.

COMPENSATION OF DIRECTORS


     Directors who are not our employees do not receive cash fees for serving as directors. Our outside directors are compensated $1,000 for each meeting they attend in person and $500 for each telephonic meeting. In addition, we reimburse directors for out-of-pocket expenses incurred in connection with attendance at meetings. Directors may also be granted options to purchase shares of our common stock pursuant to our 1999 stock option and equity incentive plan.


EMPLOYMENT AGREEMENTS

     We have employment agreements with each of Messrs. Crawford, Todd, Doshier, Davis and Carper. These employment agreements do not set salary or bonus compensation but provide for full accelerated vesting of restricted shares and stock options in the event of a qualifying business combination transaction. The agreements also provide for severance payments equal to six months salary and partial accelerated vesting of restricted shares and stock options upon termination of the employee's employment without cause. The agreements also impose non-competition and nonsolicitation obligations on these employees for a period of two years following their employment.


     We have employment agreements with our employees at the vice president level. These employment agreements do not set salary or bonus compensation but provide for full accelerated vesting of restricted shares and stock options in the event of both a qualifying business combination transaction and termination of the employee's employment under certain circumstances. The agreements also provide for severance payments equal to three months salary and partial accelerated vesting of restricted shares and stock options upon termination of the employee's employment without cause. The agreements also impose non-competition and nonsolicitation obligations on these employees for a period of one year following their employment.

EXECUTIVE COMPENSATION

     The Summary Compensation Table below sets forth certain information concerning the compensation paid or accrued for services rendered in all capacities by the chief executive officer and our other executive officers whose combined salary and other annual compensation exceeded $100,000 during 1998. The columns for "Other Annual Compensation" and "All Other Compensation" have been omitted from the table because there is no compensation required to be reported in those columns. The aggregate amount of perquisites and other personal benefits provided to each officer listed above is less than 10% of the total annual salary and bonus of that officer.

                           SUMMARY COMPENSATION TABLE


                                                                           ANNUAL         LONG-TERM
                                                                        COMPENSATION      RESTRICTED
                                                          FISCAL     ------------------     STOCK
NAME AND PRINCIPAL POSITION                                YEAR      SALARY $   BONUS $     AWARDS
---------------------------                               ------     --------   -------   ----------
David H. Crawford, chief executive officer..............   1998(1)   $104,077   $50,000     623,737
John M. Todd, chief operating officer...................   1998(2)         --        --          --
John H. Davis, chief technology officer.................   1998(3)         --        --          --
Todd C. Doshier, senior vice president and chief
  financial officer.....................................   1998      $168,115   $45,000     577,485
Michael R. Carper, senior vice president and general
  counsel...............................................   1998(4)         --        --          --


---------------

(1) Represents payments made from July 1998, the date on which Mr. Crawford began his employment with Allied Riser.
(2) Mr. Todd commenced his employment in May 1999.
(3) Mr. Davis commenced his employment in July 1999.
(4) Mr. Carper commenced his employment in June 1999.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding beneficial ownership of our common stock as of September 15, 1999, as adjusted to reflect the conversion of outstanding preferred stock into common stock immediately prior to the completion of this offering, assuming an offering price of $17, by:


     - each stockholder who is known by us to beneficially own 5% or more of any class of our capital stock;

     - each of the executive officers named in the "Summary Compensation Table" and each of our directors; and

     - all of our executive officers and our directors as a group.


     Unless otherwise indicated in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to dispose or direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. The percentage of beneficial ownership at September 15, 1999 is based on 54,826,818 shares of our common stock outstanding as of such date.



                                                                        AS OF SEPTEMBER 15, 1999
                                            ---------------------------------------------------------------------------------
                                             NUMBER OF                                               TOTAL ALL
                                               SHARES      PERCENT OF      TOTAL      PERCENT OF      SHARES      PERCENT OF
                                            BENEFICIALLY   OUTSTANDING     VESTED     OUTSTANDING   (VESTED AND   OUTSTANDING
NAME                                           OWNED         SHARES        SHARES       SHARES       UNVESTED)      SHARES
----                                        ------------   -----------   ----------   -----------   -----------   -----------
EGI-ARC Investors(1)
  Two North Riverside Plaza,
  Chicago, Illinois 60606.................    6,446,674       11.8%
Telecom Partners II
  6400 South Fiddlers Green Circle, Suite
    720
  Englewood, Colorado 80111...............    5,906,950       10.8
Crescendo(2)
  c/o Crescendo Venture Management
  800 LaSalle Avenue, Suite 2250
  Minneapolis, Minnesota 55402............    5,212,015        9.5
Norwest Venture Partners VII
  40 William Street, Suite 305
  Wellesley, Massachusetts 02481..........    5,212,015        9.5
The Goldman Sachs Group, Inc.(3)
  85 Broad Street
  New York, New York 10004................    3,552,666        6.5
David H. Crawford(4)......................      623,737        1.1          285,879       0.5%         623,737        1.1%
John M. Todd(4)...........................      466,666        0.9          124,444       0.2          466,666        0.9
John H. Davis.............................      333,334        0.6           39,167       0.1          333,334        0.6
Todd C. Doshier(4)........................      617,094        1.1          372,039       0.7          617,094        1.1
Michael R. Carper.........................      266,667        0.5           47,916       0.1          266,667        0.5
Stephen W. Schovee(5).....................    5,906,950       10.8        5,906,950      10.8        5,906,950       10.8
Rod F. Dammeyer(6)........................           --         --               --        --               --         --
William J. Elsner(5)......................    5,906,950       10.8        5,906,950      10.8        5,906,950       10.8
R. David Spreng(7)........................    5,212,015        9.5        5,212,015       9.5        5,212,015        9.5
Jeffrey Weitzen(8)........................           --         --               --        --               --         --
Blair P. Whitaker(9)......................           --         --               --        --               --         --
William T. White(6).......................           --         --               --        --               --         --
Mary A. Wilderotter(8)....................           --         --               --        --               --         --
All executive officers and directors as a
  group (13 persons)......................   13,426,463       24.5%      11,988,410      21.9%      13,426,463       24.5%

(1) EGI-ARC Investors is controlled by Samuel Zell, a Chicago-based investor who is chairman of Equity Group Investors, L.L.C.



(2) The shares beneficially owned by the Crescendo affiliates are held as follows: Crescendo World Fund, 994,766; Eagle Venture WF, 47,638; Crescendo III, 3,969,887; Crescendo III Executive Fund, 118,000; and Crescendo III GbR, 81,724.



(3) Represents 3,552,666 shares of Common Stock owned by certain investment partnerships, of which affiliates of The Goldman Sachs Group, Inc. are the general partner, managing general partner or investment manager. Includes 1,344,634 shares held of record by GS Capital Partners III, L.P., 369,652 shares held of record by GS Capital Partners III Offshore, L.P., 62,047 shares held of record by Goldman, Sachs & Co. Verwaltungs, GmbH, and 1,776,333 shares held of record by Whitehall Street Limited Partnership XI. The Goldman Sachs Group disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than The Goldman Sachs Group and its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates.



(4) On September 16, 1999, a stock option grant in the amount of 200,000, 133,334 and 66,667 shares of common stock with an exercise price of $18.00 was granted to each Messrs. Crawford, Todd and Doshier, respectively.



(5) Includes 5,906,950 shares of our common stock beneficially owned by Telecom Partners II. Messrs. Schovee and Elsner are managing members of Telcom Management II, the general partner of Telcom Partners II. On October 6, 1999, a stock option grant in the amount of 6,250 shares of common stock with an exercise price of $18.00 was granted to each Messrs. Schovee and Elsner.



(6) Excludes 6,446,674 shares of common stock beneficially owned by EGI-ARC, as to which each of Messrs. Dammeyer and White disclaim beneficial ownership because neither individual has or shares control over the voting or disposition of such shares. Messrs. Dammeyer and White have interests in EGI-ARC not to exceed 1.5% in the case of Mr. Dammeyer and 1.0% in the case of Mr. White. On October 6, 1999, a stock option grant in the amount of 6,250 shares of common stock with an exercise price of $18.00 was granted to each Messrs. Dammeyer and White.



(7) Includes 5,559,484 shares of our common stock beneficially owned by Crescendo of which Mr. Spreng is the managing partner. On October 6, 1999, a stock option grant in the amount of 6,250 shares of common stock with an exercise price of $18.00 was granted to Mr. Spreng.



(8) On October 6, 1999, a stock option grant in the amount of 66,667 shares of common stock with an exercise price of $4.50 was granted to each of Mr. Weitzen and Ms. Wilderotter, who were elected to the Board of Directors on that day.



(9) Excludes 5,212,015 shares of our common stock beneficially owned by Norwest of which Mr. Whitaker is the general partner. Mr. Whitaker disclaims beneficial ownership of these shares. On October 6, 1999, a stock option grant in the amount of 6,250 shares of common stock with an exercise price of $18.00 was granted to Mr. Whitaker.


STOCK OPTION PLAN

     We have adopted, effective June 1, 1999, a stock option and equity incentive plan. The option and incentive plan authorizes the issuance of up to 2,703,116 shares of common stock subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, stock split, merger, consolidation, combination, share repurchase or exchange, or other similar corporate transaction or event.

     In accordance with the option and incentive plan, our board of directors or a board committee may grant incentive stock options as that term is defined in
Section 422 of the Internal Revenue Code and nonstatutory stock options, stock appreciation rights, restricted shares, deferred shares and certain tax offset payments. The terms of any particular grant, including any performance-based requirements, vesting terms and other restrictions are determined by the board or by the compensation committee of the board. Certain limited authority to effect grants may also be delegated to specified executive officers. Grants may be made to employees, officers, directors or consultants. A member of the board of directors will be eligible for a nonstatutory stock option grant of 66,667 shares at the time he or she becomes a member of the board.


     The option and incentive plan is administered by the compensation committee consisting of no less than two members of the board, each of whom is a nonemployee director within the meaning of Rule 16 b-3(b)(3)(i) under Section 16 of the Exchange Act.

     The exercise price of nonstatutory options may be above, at or below fair market value of the common stock on the date of grant the exercise price of an incentive stock option must not be less than the fair market value of the common stock on the date of grant. The exercise period may be set by the board or the committee but may not exceed ten years for incentive stock options. Stock appreciation rights may be granted alone or in tandem with stock options. A stock appreciation right that is granted without stock options, is a right to be paid an amount equal to the excess of the fair market value of a share of common stock on the date the stock appreciation right is exercised over the fair market value of a share of common stock on the date of grant. A stock appreciation right that is granted with stock options is a right to be paid an amount equal to the exercise price of the related stock option. Payment on stock appreciation rights may be made in cash, common stock or both, as specified in the grant or determined by the committee.

     Stock options and stock appreciation rights will be exercisable at such times and upon such conditions as the committee may determine, as reflected in the applicable grant.

     A restricted stock award is an award of common stock that is subject to such vesting, performance criteria, restrictions on transferability and other restrictions, if any, as the committee may impose at the date of grant, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise, as the committee may determine. Except to the extent restricted under the grant relating to the restricted stock, a participant granted restricted stock shall have all of the rights of a stockholder, including without limitation the right to vote and the right to receive dividends thereon. The committee has the authority to cancel all or any portion of any outstanding restrictions.

     Except as otherwise determined by the committee, options, restricted shares and other rights granted under the option and incentive plan may not be transferred other than by will, or by the laws of descent and distribution.

     The option and incentive plan may, at any time and from time to time, be altered, amended, suspended or terminated by the board of directors, in whole or in part, except that no amendment that requires stockholder approval in order for the option and incentive plan to comply with state law, stock exchange requirements or other applicable law will be effective, except as otherwise determined by the committee, unless such amendment has received the requisite approval of stockholders. In addition, no amendment may be made which adversely affects any of the rights of a participant under any grant previously granted, without that participant's consent.

                              CERTAIN TRANSACTIONS

REORGANIZATION AND RECAPITALIZATION, AND RELATED TRANSACTIONS


     We were formed in Texas on December 19, 1996 as RCH Holdings. In November 1998, we consummated a reorganization and recapitalization transaction in which our operations were merged into Allied Riser Communications Corporation, formerly known as Allied Riser Communications Holdings, a Delaware corporation. In connection with the reorganization and recapitalization, in November and December of 1998, we sold 20,560,831 shares of our common stock and 66 shares of our preferred stock in private transactions. In connection with this offering all of these shares of outstanding preferred stock will be converted into 3,882,353 shares of common stock, assuming an initial public offering price of $17 per share.


     We had previously agreed to grant to Advest a warrant and certain future co-management rights and fees in consideration of investment banking services received from Advest. William Lundquist, a former director of RCH, is a managing director of Advest. In connection with the reorganization and recapitalization, this warrant and these rights were canceled in consideration for the issuance of 125,407 shares of our common stock to Advest in April 1999.

     In February 1996, each of Messrs. Yeargain and Doshier and a former employee of RCH acquired warrants to purchase, at a purchase price of $.15 per share, a number of shares of our common stock representing two percent of the total number of shares of our common stock outstanding, determined on a fully diluted basis, on the earlier of the date of exercise of the warrant or April 30, 1998. As of April 30, 1998, there were 241,433 shares of our common stock outstanding. As a result, each of these warrants evidenced the right to purchase approximately 4,800 shares of our common stock. These warrants were terminated in 1998 and early 1999 in connection with the consummation of the reorganization and recapitalization.

INVESTOR RELATIONSHIPS


     Samuel Zell and affiliates of Samuel Zell own an interest in and or control a number of entities with which we have entered into contractual or other relationships. EGI-ARC Investors is a limited liability company whose managing member is controlled by Samuel Zell. Affiliates of Mr. Zell have substantial economic interests in EGI-ARC. As an investor, EGI-ARC has a substantial equity interest in us. Through a stockholders' agreement, which has been terminated prior to this offering, EGI-ARC, and therefore Mr. Zell, exercised a substantial degree of control over us during 1998. Through EGI-ARC, Mr. Zell may be deemed to beneficially own 6,446,674 shares of our common stock as of September 15, 1999, which amount includes the conversion of all preferred stock held by EGI-ARC. Mr. Zell is the chairman of the board of trustees of Equity Office Properties which, as of September 15, 1999 owned 630,929 shares of our common stock, including the conversion of all preferred stock held by Equity Office Properties. Mr. Zell disclaims beneficial ownership of these shares.


     Samuel Zell has a significant economic interest in and controls S Z Investments, which provided the majority of our debt financing prior to the consummation of the reorganization and recapitalization transactions. During 1998, we incurred $14,000,000 of indebtedness to S Z Investments, all of which was paid off in November 1998.


     Samuel Zell is chairman of the board of trustees of Equity Office Properties Trust, a publicly held real estate investment trust. As of December 31, 1998 and June 30, 1999 we had license agreements with Equity Office Properties covering the installation of our fiber-optic networks in 57 buildings. In addition, we have negotiated an agreement with Equity Office Properties which would cover these and additional buildings. Total license fees paid to Equity Office Properties under the existing license agreements were less than $1,000 in 1998 and approximately $36,000 for the six months ended June 30, 1999.

     We currently lease approximately 36,000 feet of office space from Equity Office. Rent payments to Equity Office for this space during 1998 were approximately $156,000 and $487,000 for the six months ended June 30, 1999. In addition, Equity Office advanced us $3,600,000 for infrastructure in buildings during 1998. This advance was repaid in November 1998.


     Affiliates of Mr. Zell are significant stockholders of Anixter International. In addition, Mr. Dammeyer, a director of Allied Riser, is also a director and vice chairman of Anixter. Mr. Dammeyer may be deemed to be the beneficial owner of 818,936 shares, which represents less than 3% of Anixter's outstanding common stock. Anixter is a supplier of wiring systems, networking, and Internet working products for voice, data, and video networks. Mr. Zell also serves as chairman of Anixter. Anixter supplies us with a portion of our fiber-optic cable requirements and other materials used in the installation of our networks. For the year ended December 31, 1998 and for the six months ended June 30, 1999, we paid Anixter approximately $2,319,000 and $1,408,000, respectively for such supplies.


     In addition, we purchased commercial general liability and other insurance policies through EGI Risk Services, an insurance brokerage firm affiliated with Samuel Zell. For the year ended December 31, 1998 and for the six months ended June 30, 1999, we paid approximately $64,000 and $55,000, respectively, to EGI Risk Services.

     In addition, we engaged Rosenberg & Liebentritt for certain legal services during 1998 and the first six months of 1999. Rosenberg & Liebentritt was a law firm that provided legal services almost exclusively to Samuel Zell and his affiliates. For the year ended December 31, 1998 and the six months ended June 30, 1999, we paid approximately $323,000 and $108,000 for such legal services. We are not currently using Rosenberg & Liebentritt to provide any material amount of legal services.

     We believe that these transactions were negotiated on market-based terms and all material transactions with Mr. Zell have been approved by our board of directors. Our current policy is to obtain the approval of our board of directors with respect to any transaction involving our affiliates.

DIRECTOR AND STOCKHOLDER RELATIONSHIPS

     In addition to serving as members of our board, Messrs. Elsner, Schovee and Spreng each serve as directors of other communications companies and other private companies. As a result of these additional directorships, Messrs. Elsner, Schovee and Spreng may be subject to conflicts of interest during their tenure as our directors. Because of these potential conflicts, Messrs. Elsner, Schovee and Spreng may be required, from time to time, to disclose certain financial or business opportunities to us and to the other companies to which they owe fiduciary duties. However, we do not believe these conflicts of interest will be a detriment to our growth or ability to operate our business. Currently, we do not have any standard procedures for resolving potential conflicts of interest relating to corporate opportunities or otherwise.


     Certain of our directors are affiliated with our principal stockholders. Mr. Whitaker is a general partner of Norwest Venture Partners VII. Mr. Spreng is a managing partner of Crescendo Ventures. Messrs. Dammeyer and White have interests in EGI-ARC not to exceed 1.5% in the case of Mr. Dammeyer and 1.0% in the case of Mr. White. Mr. Dammeyer also serves as the managing director of Equity Group Corporate Investments, an affiliate of EGI-ARC and Mr. White is employed by Equity Group Investments, an affiliate of EGI-ARC. Each of Messrs. Elsner and Schovee is a managing member of Telecom Management II, the general partner of Telecom Partners II, L.P.

RELATIONSHIP WITH OUR PRINCIPAL UNDERWRITER

     Goldman Sachs is a representative of the underwriters in this offering and provides financial advisory and consulting services to us.


     In August 1999, we issued 17 shares of series B preferred stock and 2,019,766 shares of common stock to a group of financial sponsors, including GS Capital Partners III, an affiliate of Goldman Sachs. We received approximately $10.0 million in gross proceeds from GS Capital Partners III in this financing transaction.



     Also in August 1999, we issued 34 shares of series B preferred stock and 4,039,531 shares of common stock to our real estate partners and their affiliates, including Whitehall Street Real Estate Limited Partnership XI, an affiliate of Goldman Sachs. We received approximately $10.0 million in gross proceeds from Whitehall in connection with this transaction. In addition, in October 1999 we issued warrants to acquire 6,530,242 shares of common stock to our real estate partners and their affiliates, including warrants to acquire 590,035 shares of common stock to Whitehall. These warrants have no exercise price. These warrants are exercisable upon our real estate partners meeting certain performance obligations as outlined in the warrant agreements.


     Each of the transactions with affiliates of Goldman Sachs has been approved by our board of directors and each of these transactions was completed on substantially the same terms as with several unaffiliated third-parties participating in the same transactions.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of the capital stock contained in our certificate of incorporation. The following summary gives effect to the conversion of all outstanding shares of preferred stock and warrants into common stock upon the completion of this offering.


     Our authorized capital stock of 66,667,667 consists of 33,194,465 shares of common stock and 117 shares of preferred stock issued and outstanding, as of September 15, 1999. There were 173 holders of record of common stock on that date. The common stock has a par value of $.0001 and the preferred stock has a par value of $.0001 per share. After the offering, there will be 54,826,818 shares outstanding. No shares of our capital stock are subject to sinking fund provisions. As of September 15, 1999, options to purchase 73,332 shares of common stock were outstanding. Upon the completion of this offering, no shares of preferred stock will be outstanding.


COMMON STOCK

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for this purpose at the times and in the amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our amended and restated certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. At the time of the offering, the common stock will not be entitled to preemptive rights. The common stock is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up of Allied Riser, the holders of shares of common stock would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock.

PREFERRED STOCK

     The board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, as amended, to provide by resolution for the issuance of up to 1,000 shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund provisions, if any, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

WARRANTS


     In October 1999, we issued warrants to acquire 6,530,242 shares of common stock to property owners and managers. The warrants have no exercise price and are exercisable for a period of ten years from the date of grant. The warrants are exercisable upon our real estate partners meeting certain performance obligations as outlined in the warrant agreements.

OPTIONS

     As of September 15, 1999:


     - options to purchase a total of 73,332 shares of common stock at an exercise price of $.336 per share were outstanding, of which 1,530 shares underlying these options have vested; and



     - up to 2,282,342 additional shares of common stock may be subject to options granted in the future.


     Outstanding options expire on July 26, 2009.

See "Management -- Executive compensation -- stock option plan."

REGISTRATION RIGHTS


     In November and December 1998, we issued 20,560,831 shares of common stock and 66 shares of series A preferred stock in private transactions which will be converted into 3,882,353 shares of common stock at the consummation of this offering, assuming an initial offering price of $17 per share. In connection with these transactions, these parties entered into a registration rights agreement with us. This agreement grants contractual rights to these holders which require us to register their shares under the Securities Act. Prior to the offering, all of these holders will have delivered to us written waivers, which will effectively waive their registration rights with respect to this offering. These waivers will not affect the rights of these holders with respect to any future offerings.



     In August 1999, we issued 51 shares of series B preferred stock and 6,059,297 shares of common stock in a series of transactions. The preferred shares will be converted into 3,000,000 shares of common stock at the consummation of this offering, assuming an initial offering price of $17 per share. The holders of these shares were made a party to the registration rights agreement mentioned above.


     As a result, the holders of these securities have the ability, upon the request of holders of at least 33% of these securities, to require us to register their shares of common stock. They may also include the common shares in a piggy-back registration when we file another registration statement covering the sale of common stock.


     In October 1999, we issued warrants to acquire 6,530,242 shares of common stock. The warrants are exercisable upon our real estate partners meeting certain performance obligations as outlined in the warrant agreements. These warrant holders may include the common shares underlying these warrants in a piggy-back registration when we file another registration statement covering the sale of common stock.


ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

     Some provisions of our amended and restated certificate of incorporation and amended and restated by-laws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider it its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. See "Risk Factors -- Anti-takeover provisions could prevent or delay a change in control."

CLASSIFIED BOARD OF DIRECTORS

     Because our board of directors is divided into three classes of directors serving staggered three-year terms, approximately one-third of the board of directors will be elected each year. Our classified board, coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

CUMULATIVE VOTING

     Our amended and restated certificate of incorporation expressly denies stockholders the right to cumulate votes in the election of directors.

STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

     Our amended and restated certificate of incorporation eliminates the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, the president or a majority of the board of directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS NOMINATIONS


     Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 15th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not later than the close of business on the fifteenth (15th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Our amended and restated by-laws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.


AUTHORIZED BUT UNISSUED SHARES

     The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

AMENDMENTS; SUPERMAJORITY VOTE REQUIREMENTS

     The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation imposes supermajority vote requirements in connection with business combination transactions and the amendment of provisions of our amended and restated certificate of incorporation and amended and restated by-laws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services. Its address is 85 Challenger, Ridgefield, New Jersey 07660, and its telephone number at this location is 201-296-4000.


LISTING

     We have applied to have our common stock approved for quotation on the Nasdaq National Market under the trading symbol "ARCC."

                        SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future. In addition, it is possible that we might issue additional shares of common stock to pay for acquisitions.



     Upon completion of this offering, we will have outstanding an aggregate of 54,826,818 shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding warrants and options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by affiliates as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing stockholders are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.


     As a result of the contractual restrictions described below and the provisions of Rule 144, the restricted securities will be available for sale in the public market subject to the volume limitations and other conditions of Rule
144. The shares could be available for resale immediately upon the expiration of the 180-day lock-up period.

LOCK-UP AGREEMENTS


     The Company, all of our executive officers and directors, certain of our stockholders and certain of our employees holding shares of common stock or options exercisable in the six months following this offering have signed agreements under which they have agreed not to transfer, dispose of or hedge, any shares of common stock or any securities convertible into, exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus without the prior consent of the representatives of the underwriters. The lock-up agreements by these persons cover approximately 95% of the vested outstanding shares including shares issued upon conversion of preferred stock outstanding prior to this offering.


RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of our common stock, which are subject to Rule 144, for at least one year would be entitled to sell within any three-month period a number of those shares that does not exceed the greater of:


     - 1% of the number of shares of common stock then outstanding, which will equal approximately 548,000 shares immediately after this offering; or


     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

STOCK OPTIONS AND WARRANTS


     Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act of 1933 covering 2,703,116 shares of common stock reserved for issuance under our 1999 stock option and equity incentive plan. The registration statement will become effective automatically upon filing. As of September 15, 1999, options to purchase 73,332 shares of common stock were issued and outstanding, of which 1,530 shares underlying these options have vested. Accordingly, shares registered under the registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire. See "Description of Capital Stock -- Registration rights."



     In addition, in October 1999 we issued warrants to acquire 6,530,242 shares of our common stock to owners and managers of commercial office buildings, which have no purchase price or exercise price. The warrants are exercisable upon our real estate partners meeting certain performance obligations as outlined in the warrant agreements.


REGISTRATION RIGHTS


     Upon completion of this offering, the holders of approximately 33,500,000 shares of our common stock outstanding at that date, including the shares to be issued upon conversion of all of our outstanding preferred stock, or their transferees, are entitled to request that we register their shares under the Securities Act or have their shares included in a future registration statement, which we may file. After these shares are registered, they will become freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock -- Registration rights."

               MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

     The following is a general summary of the material United States federal income and estate tax consequences of the purchase, ownership, and sale or other taxable disposition of the common stock by any person or entity other than:

     - a citizen or resident of the United States;

     - a partnership, corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; and

     - an estate, the income of which is includible in gross income for United States income tax purposes regardless of its source.

     This summary does not address all tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances or to certain non-U.S. holders that may be subject to special treatment under United States federal income or estate tax laws. This summary is based upon the Internal Revenue Code of 1986, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial decisions, all of which are subject to change, possibly with retroactive effect. In addition, this summary does not address the effect of any state, local or foreign tax laws. Each prospective purchaser of common stock should consult its tax advisor with respect to the tax consequences of purchasing, owning and disposing of the common stock.

DIVIDENDS

     Dividends paid to a non-U.S. holder of common stock generally will be subject to a withholding of United States federal income tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty, unless:

     - the dividend is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States; or

     - if a tax treaty applies, it is attributable to a United States permanent establishment of the non-U.S. holder.

     In these cases, the dividend will be taxed at ordinary federal income tax rates. If the non-U.S. holder is a corporation, such effectively connected income may also be subject to an additional branch profits tax. A non-U.S. holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding described above.

SALE OR OTHER DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other taxable disposition of common stock, unless:

     - the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States;

     - in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other tests are met;

     - the non-U.S. holder is subject to tax under the provisions of United States federal income tax law applicable to certain United States expatriates; or

     - we are or have been during certain periods preceding the disposition a United States real property holding corporation for United States federal income tax purposes and certain other requirements are met. We currently believe that we not a real property holding corporation and we do not anticipate that we will become one.

ESTATE TAX

     Common stock owned or treated as owned by an individual non-U.S. holder at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Dividends. United States backup withholding tax generally will not apply to dividends paid on the common stock that are subject to the 30 percent or reduced treaty rate of United States withholding tax previously discussed. We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was withheld. This information may also be made available to the tax authorities in the non-U.S. holder's country of residence.

     Sale or Other Disposition of Common Stock. Upon the sale or other taxable disposition of common stock by a non-U.S. holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31 percent and report the sale to the Internal Revenue Service, unless the holder certifies its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of common stock by a non-U.S. holder to or through the foreign office of a United States broker, or a foreign broker with a certain relationship to the United States, the broker must report the sale to the Internal Revenue Service, but not backup withhold, unless the broker has documentary evidence in its files that the seller is a non-U.S. holder and certain other conditions are met or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules generally are allowable as a refund or credit against a non-U.S. holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

     The U.S. Treasury Department has issued regulations generally effective for payments made after December 31, 2000 that will affect the procedures to be followed by a non-U.S. holder in establishing such holder's status as a non-U.S. holder for purposes of the withholding, backup withholding and information reporting rules described herein. In general, such regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. Prospective investors should consult their tax advisors concerning the effect of such regulations on an investment in the common stock.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Allied Riser Communications Corporation as of December 31, 1997 and 1998 and for the period from inception (December 19, 1996) through December 31, 1997 and for the year ended December 31, 1998 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

                             ADDITIONAL INFORMATION

     We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. For additional information about us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedule filed with the registration statement, with respect to statements contained in this prospectus regarding the contents of any contract or any other document, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

     Upon the effectiveness of the Registration Statement, we will become subject to the information requirement of the Exchange Act. We will then file reports, proxy statements and other information under the Exchange Act with the Commission. You will be able to inspect and copy these reports and other information about our company at the locations set forth above or download these reports from the Commission's web site.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................   F-3
Consolidated Statements of Operations for the Period from
  Inception (December 19, 1996) to December 31, 1997 and the
  Year Ended December 31, 1998..............................   F-4
Consolidated Statements of Stockholders' Deficit for the
  Period from Inception (December 19, 1996) to December 31,
  1997 and the Year Ended December 31, 1998.................   F-5
Consolidated Statements of Cash Flows for the Period from
  Inception (December 19, 1996) to December 31, 1997 and the
  Year Ended December 31, 1998..............................   F-6
Notes to Consolidated Financial Statements..................   F-7
Unaudited Condensed Consolidated Balance Sheet as of June
  30, 1999..................................................  F-21
Unaudited Condensed Consolidated Statement of Operations for
  the Three Months Ended June 30, 1998 and 1999.............  F-22
Unaudited Condensed Consolidated Statement of Operations for
  the Six Months Ended June 30, 1998 and 1999...............  F-23
Unaudited Condensed Consolidated Statements of Cash Flows
  for the Six Months Ended June 30, 1998 and 1999...........  F-24
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Allied Riser Communications Corporation:

     We have audited the accompanying consolidated balance sheets of Allied Riser Communications Corporation (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from inception (December 19, 1996) to December 31, 1997 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allied Riser Communications Corporation and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from inception (December 19, 1996) to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
January 11, 1999 (except with
respect to Note 12, as to which
the dates are April 29, 1999 for
the matters discussed in the
first two paragraphs, and

September 18, 1999 for the

matter discussed in the third
paragraph.)

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

           CONSOLIDATED BALANCE SHEETS -- DECEMBER 31, 1997 AND 1998

                                     ASSETS


                                                                 1997           1998
                                                              -----------   ------------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   187,919   $ 41,371,453
  Accounts receivable, net of reserve of $2,123 in 1998.....           --         19,979
  Stock subscription receivable.............................           --          7,371
  Prepaid expenses and other current assets.................        3,390        131,023
                                                              -----------   ------------
          Total current assets..............................      191,309     41,529,826
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
  amortization of $10,477 and $509,674 in 1997 and 1998,
  respectively..............................................    1,250,353     13,004,626
OTHER ASSETS................................................       44,951      1,037,065
                                                              -----------   ------------
          Total assets......................................  $ 1,486,613   $ 55,571,517
                                                              ===========   ============

                         LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable..........................................  $   341,641   $    271,756
  Accrued liabilities.......................................      318,694      2,842,503
  Current maturities of debt................................    2,517,715             --
  Current maturities of capital lease obligations...........           --        722,338
                                                              -----------   ------------
          Total current liabilities.........................    3,178,050      3,836,597
DEBT, net of current maturities.............................       50,107             --
CAPITAL LEASE OBLIGATIONS, net of current maturities........           --      1,420,385
                                                              -----------   ------------
          Total liabilities.................................    3,228,157      5,256,982

COMMITMENTS AND CONTINGENCIES
CONVERTIBLE REDEEMABLE PREFERRED STOCK, $.0001 par value,
  1,000 shares authorized, Series A, 66 shares issued and
  outstanding in 1998 (aggregate redemption of
  $66,451,781)..............................................           --     66,451,781

STOCKHOLDERS' DEFICIT:
  Common stock, $.0001 par value, 66,666,667 shares
     authorized, 241,433 and 25,716,396 shares issued and
     outstanding in 1997 and 1998, respectively.............           24          2,572
  Additional paid-in capital................................      162,671        374,755
  Accumulated deficit.......................................   (1,904,239)   (16,514,573)
                                                              -----------   ------------
          Total stockholders' deficit.......................   (1,741,544)   (16,137,246)
                                                              -----------   ------------
          Total liabilities and stockholders' deficit.......  $ 1,486,613   $ 55,571,517
                                                              ===========   ============


   The accompanying notes are an integral part of these consolidated balance sheets.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE PERIOD FROM INCEPTION (DECEMBER 19, 1996) TO
             DECEMBER 31, 1997 AND THE YEAR ENDED DECEMBER 31, 1998


                                                                FOR THE
                                                              PERIOD FROM      FOR THE
                                                              INCEPTION TO    YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1998
                                                              ------------   ------------
NETWORK SERVICES REVENUE....................................  $        --    $    212,285
OPERATING EXPENSES:
  Network operations........................................       79,624       2,358,196
  Selling expense...........................................           --       1,623,292
  General and administrative expenses.......................    1,348,451       9,735,336
  Depreciation and amortization.............................       10,477         499,197
                                                              -----------    ------------
          Total operating expenses..........................    1,438,552      14,216,021
                                                              -----------    ------------
OPERATING INCOME (LOSS).....................................   (1,438,552)    (14,003,736)
                                                              -----------    ------------
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (123,196)       (724,777)
  Interest income...........................................       37,421         117,179
  Other income, net.........................................       27,116           1,000
                                                              -----------    ------------
          Total other income (expense)......................      (58,659)       (606,598)
                                                              -----------    ------------
NET INCOME (LOSS) BEFORE INCOME TAXES.......................   (1,497,211)    (14,610,334)
PROVISION FOR INCOME TAXES..................................           --              --
                                                              -----------    ------------
NET INCOME (LOSS)...........................................   (1,497,211)    (14,610,334)
ACCRUED DIVIDENDS ON PREFERRED STOCK........................           --        (451,781)
                                                              -----------    ------------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK................  $(1,497,211)   $(15,062,115)
                                                              ===========    ============
NET INCOME (LOSS) PER COMMON SHARE..........................  $     (7.45)   $      (8.09)
                                                              ===========    ============
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING...............      200,883       1,862,066
                                                              ===========    ============


  The accompanying notes are an integral part of these consolidated financial statements.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
     FOR THE PERIOD FROM INCEPTION (DECEMBER 19, 1996) TO DECEMBER 31, 1997
                      AND THE YEAR ENDED DECEMBER 31, 1998


                                           COMMON STOCK
                                        -------------------
                                          NUMBER              ADDITIONAL
                                            OF                 PAID-IN     ACCUMULATED
                                          SHARES     AMOUNT    CAPITAL       DEFICIT         TOTAL
                                        ----------   ------   ----------   ------------   ------------
BALANCE, December 19, 1996 (date of
  inception)..........................          --   $  --    $      --    $         --   $         --
  Issuance of common stock in
    conjunction with the DPI Tech and
    DPI merger (see Note 1)...........     200,000      20      156,460        (407,028)      (250,548)
  Issuance of common stock............      41,433       4        6,211              --          6,215
  Net income (loss)...................          --      --           --      (1,497,211)    (1,497,211)
                                        ----------   ------   ---------    ------------   ------------
BALANCE, December 31, 1997............     241,433      24      162,671      (1,904,239)    (1,741,544)
  Issuance of common stock............  25,474,963   2,548       35,665              --         38,213
  Stock issuance costs................          --      --     (351,580)             --       (351,580)
  Capital contribution by SZI and
    EOP...............................          --      --      979,780              --        979,780
  Accrued cumulative dividends on
    preferred stock...................          --      --     (451,781)             --       (451,781)
  Net income (loss)...................          --      --           --     (14,610,334)   (14,610,334)
                                        ----------   ------   ---------    ------------   ------------
BALANCE, December 31, 1998............  25,716,396   $2,572   $ 374,755    $(16,514,573)  $(16,137,246)
                                        ==========   ======   =========    ============   ============



  The accompanying notes are an integral part of these consolidated financial statements.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (DECEMBER 19, 1996) TO DECEMBER 31, 1997
                      AND THE YEAR ENDED DECEMBER 31, 1998

                                                                FOR THE
                                                              PERIOD FROM      FOR THE
                                                              INCEPTION TO    YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1998
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(1,497,211)   $(14,610,334)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Depreciation and amortization..........................       10,477         499,197
     Changes in assets and liabilities --
       Increase in accounts receivable, net.................           --         (19,979)
       Increase in prepaid expenses and other current
          assets............................................       (3,390)       (127,633)
       Increase in other assets.............................      (44,062)       (992,114)
       Increase in accounts payable and accrued
          liabilities.......................................      305,556         830,567
                                                              -----------    ------------
          Net cash used in operating activities.............   (1,228,630)    (14,420,296)
                                                              -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................   (1,260,830)     (8,115,325)
  Cash received in the merger and liquidation in the net
     assets of DPI and DPI Tech (see Note 1)................      173,059              --
                                                              -----------    ------------
          Net cash used in investing activities.............   (1,087,771)     (8,115,325)
                                                              -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt........................................    2,505,803      15,100,000
  Payments of debt..........................................       (7,698)    (17,667,822)
  Payments on capital lease obligations.....................           --        (372,065)
  Proceeds from related party loans.........................      160,000              --
  Payments on related party loans...........................     (160,000)             --
  Capital contribution by SZI and EOP.......................           --         979,780
  Proceeds from issuance of common stock....................        6,215          30,842
  Proceeds from issuance of preferred stock.................           --      66,000,000
  Stock issuance costs......................................           --        (351,580)
                                                              -----------    ------------
          Net cash provided by financing activities.........    2,504,320      63,719,155
                                                              -----------    ------------
INCREASE IN CASH AND CASH EQUIVALENTS.......................      187,919      41,183,534
CASH AND CASH EQUIVALENTS, beginning of period..............           --         187,919
                                                              -----------    ------------
CASH AND CASH EQUIVALENTS, end of period....................  $   187,919    $ 41,371,453
                                                              ===========    ============
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest....................................  $    11,602    $    113,457
  Noncash investing and financing activities --
     Equipment acquired under capital leases................           --       2,514,788
     Accrued dividends on preferred stock...................           --         451,781
     Accrued property and equipment additions...............           --       1,623,357

  The accompanying notes are an integral part of these consolidated financial statements.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998

1. ORGANIZATION:

     Allied Riser Communications Corporation ("ARC Corporation") (collectively including all predecessors, the "Company") was incorporated on November 2, 1998, as a Delaware corporation. Immediately following its incorporation, a reorganization of its predecessor, RCH Holdings, Inc. ("RCH"), occurred. The wholly owned subsidiaries of RCH, Allied Riser Communications, Inc. ("ARC"), a Texas corporation, and Carrier Direct, Inc.("Carrier Direct"), a Texas corporation, distributed their assets and liabilities to RCH in a complete liquidation and dissolution. Thereafter, RCH transferred all of its assets and liabilities to ARC Corporation in exchange for shares of ARC Corporation common stock. ARC Corporation then contributed the assets and liabilities acquired to its wholly owned subsidiary, Allied Riser Communications, Inc., a Delaware corporation.

     RCH was incorporated on December 19, 1996, as a Texas corporation. Concurrent with its formation, RCH purchased 100% of the outstanding common stock of two newly formed corporations, ARC (formerly RiserCorp, Inc.) and Carrier Direct. For the period from December 19, 1996 through December 31, 1996, RCH had no operations.

     On February 14, 1997, DPI Technology Resources, Inc. ("DPI Tech") and Digital Packet Interface Solutions, Inc. ("DPI"), two affiliates under common control, merged with and into RCH. The stockholders of DPI Tech and DPI exchanged all the outstanding stock for stock of RCH. DPI Tech and DPI had no significant operations before the merger with RCH and concurrent with the merger, the Company made a decision to discontinue the operations and business activities of DPI Tech and DPI. Accordingly, substantially all of the net assets of DPI Tech and DPI were liquidated subsequent to the merger. Due to the merger and subsequent liquidation and as the DPI Tech and DPI operations were separate and distinctly different from RCH's business plan, historical financial results of DPI Tech and DPI for 1996 have not been presented. In 1996, DPI Tech and DPI incurred a combined loss of $363,653. The merger of the companies was accounted for as an exchange between companies under common control, as such, the assets and liabilities were recorded on a historical cost basis at the date of inception of RCH.

     The Company is a facilities-based provider of broadband data, video, and voice communications services to small-and-medium-sized businesses in major metropolitan areas in the United States. The Company's services, which today include ultra high-speed Internet access, business-oriented television for display on the computer desktop, and Internet-enhanced voice conferencing calling services, among others, are typically delivered to the Company's customers over its own fiber optic network built inside multi-tenant commercial office buildings. In addition to selling services to the commercial tenants of buildings in which the Company owns and operates these advanced communications networks, the Company leverages its market presence and brand by offering end-to-end connectivity on a resold basis to businesses located outside these buildings.

     Until April 29, 1999, the Company was in the development stage (see Note
12). Since its inception on December 19, 1996, the Company's principal activities have included developing its business plans, procuring governmental authorizations, raising capital, hiring management and other key personnel, working on the design and development of its high capacity fiber-optic networks, acquiring equipment and facilities, and negotiating interconnection agreements. Accordingly, the Company has incurred operating losses and operating cash flow deficits.

     The Company's success will be affected by the problems, expenses and delays encountered by early stage companies and the competitive environment in which the Company intends to

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES operate. Certain key risk factors which may impact the Company include: the Company's ability to successfully market its products and services and to generate profitable results, the availability of adequate financial and capital resources to finance the execution of the Company's business plan, the Company's industry is highly competitive and competitive threats are expected to increase, the Company operates in an industry subject to rapid technological changes and future changes may negatively impact the Company's ability to successfully market its products and services, the availability of adequate network capacity from other communication carriers and the Company's ability to manage its anticipated growth. The Company's failure to mitigate these significant risk factors will have a material adverse effect on the Company's business, financial condition and results of operations. Although management believes that the Company will be able to successfully mitigate these risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CONSOLIDATION

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and marketable securities with original maturities of three months or less.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated once placed in service using the straight-line method. Interest is capitalized during the construction period of system infrastructure based on the rates applicable to borrowings outstanding during the period. Equipment held under capital lease obligations is amortized over the estimated useful life of the asset. Equipment held under capital lease obligations amounted to approximately $2,453,000, net of accumulated amortization of approximately $62,000, as of December 31, 1998. No equipment was held under capital leases as of December 31, 1997.

     The Company periodically evaluates its long-lived assets, including property and equipment, to determine whether events or changes in circumstances have occurred that indicate the remaining asset balances may not be recoverable and an impairment loss should be recorded. Recoverability of assets is measured by comparing the carrying amount of an asset to the undiscounted future cash flows estimated to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Repair and maintenance costs are expensed as incurred.

REVENUE RECOGNITION


     Network services revenue includes broadband data, video, voice communication and installation services. Broadband data and video are subscription based services provided to customers under month-to-month contracts. Voice communications and installation services are usage based services. Installation service fees are nonrecurring fees for access to our network. To date, such installation revenues have not exceeded the direct costs of installation. Revenues are recognized in the month in which the services are provided. All expenses related to services provided are recognized as incurred.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NETWORK OPERATIONS


     Network operations include payments to providers of transmission capacity, costs associated with customer care, customer installations, equipment maintenance, payments to building owners, and content licensing costs. Costs are expensed as incurred.


SELLING EXPENSE

     Selling expense includes employee salaries and commissions, marketing, advertising, and promotional expenses and costs associated with leasing and operating sales demonstration centers.

INCOME TAXES

     Deferred income tax assets and liabilities are recorded for the differences between the tax and financial reporting basis of the assets and liabilities and are based on the enacted income tax rates which are expected to be in effect in the period in which the difference is expected to be settled or realized. A change in tax laws would result in adjustments to the deferred tax assets and liabilities.

USE OF ESTIMATES IN FINANCIAL STATEMENTS

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from those estimates.

NEW ACCOUNTING STANDARDS

     The American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," in April 1998. Effective for financial statements for fiscal years beginning after December 15, 1998, SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Start-up activities are defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility, or commencing some new operation. The Company has not capitalized any expenses with such characteristics for financial reporting purposes. Therefore, the Company believes adoption of this SOP will not materially impact the consolidated financial statements.

NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," (SFAS 128). SFAS 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock.


     Shares issued to employees subject to repurchase by the Company are not included in the weighted average number of common shares outstanding for the period. Convertible redeemable

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES preferred stock was outstanding at December 31, 1998. These securities were not considered in a computation of diluted EPS at December 31, 1998 as the conversion is dependent upon a qualifying public offering or qualifying recapitalization, as defined in the articles of incorporation.

     Diluted EPS is not presented as all potentially dilutive securities would be antidilutive.

3. PROPERTY AND EQUIPMENT:

     Property and equipment as of December 31, consist of the following:

                                                      AVERAGE
                                                     ESTIMATED
                                                      USEFUL
                                                       LIVES
                                                      (YEARS)       1997         1998
                                                     ---------   ----------   -----------
Office equipment...................................      4       $  156,587   $ 1,944,527
Furniture and fixtures.............................      7              892        71,770
Leasehold improvements.............................      5              639       450,818
System infrastructure..............................     10               --     2,420,834
System equipment...................................      5               --     2,240,357
Construction-in-progress...........................               1,102,712     6,385,994
                                                                 ----------   -----------
                                                                  1,260,830    13,514,300
Less --
  Accumulated depreciation and amortization........                 (10,477)     (509,674)
                                                                 ----------   -----------
Property and equipment, net........................              $1,250,353   $13,004,626
                                                                 ==========   ===========

     Capitalized interest for the period from inception (December 19, 1996) to December 31, 1997 and the year ended December 31, 1998 was approximately $41,000 and $221,000, respectively.

4. OTHER ASSETS:

     Other assets as of December 31, consist of the following:

                                                               1997        1998
                                                              -------   ----------
Restricted cash.............................................  $    --   $  550,000
Deposits....................................................   44,951      487,065
                                                              -------   ----------
                                                              $44,951   $1,037,065
                                                              =======   ==========

     Restricted cash represents cash securing a letter of credit issued by a bank in accordance with an operating lease for office space.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

5. ACCRUED LIABILITIES:

     Accrued liabilities as of December 31, consist of the following:

                                                                1997        1998
                                                              --------   ----------
Property and equipment additions............................  $     --   $1,751,779
Legal fees..................................................        --       50,000
General operating expenses..................................        --      285,000
Rent........................................................        --      264,333
Interest....................................................   151,240           --
Property taxes..............................................        --      145,795
Other taxes.................................................        --      100,192
Other.......................................................   167,454      245,404
                                                              --------   ----------
                                                              $318,694   $2,842,503
                                                              ========   ==========

6. DEBT:

     Debt as of December 31, consist of the following:

                                                             1997          1998
                                                          -----------   -----------
Credit agreement due August 10, 1998, bearing interest
  at prime plus 2%, secured by all property of the
  Company...............................................  $ 2,500,000   $        --
Bank loan agreement due April 28, 2001, bearing interest
  at prime plus 2%, secured by property of the
  Company...............................................       67,822            --
                                                          -----------   -----------
                                                            2,567,822
Current maturities......................................   (2,517,715)           --
                                                          -----------   -----------
Debt, net of current maturities.........................  $    50,107   $        --
                                                          ===========   ===========

     On May 16, 1997, the Company entered into a credit agreement with S Z Investments, L.L.C. ("SZI") to finance the initial network installation and other general corporate purposes (see Notes 8, 9 and 11). Between January 15, 1998 and November 18, 1998, the Company and SZI executed several amendments to the credit agreement, which effectively increased the original principal amount of $2,500,000 to a total aggregate amount of $14,000,000. As part of the agreement, SZI received a security interest in all of the Company's assets and outstanding common shares. On November 23, 1998, the Company repaid the entire outstanding balance of $14,000,000 under the credit agreement. In May 1998, EOP Operating Limited Partnership ("EOP") advanced the Company $3,600,000 for the construction of certain infrastructure in Equity Office Properties Trust ("EOPT") buildings. The Company repaid the entire $3,600,000 advance on November 23, 1998 (see Notes 8, 9 and 11).

     Accrued interest totaling $979,780 was contributed by SZI and EOP. As both SZI and EOP are related parties, the contribution has been accounted for as a capital transaction and included in the accompanying consolidated statements of stockholders' deficit (see Notes 8, 9 and 11).

     On May 29, 1997, the Company issued a $75,520 promissory note to a bank. The note was paid off in November 1998 in conjunction with the Company's equity funding (see Notes 8 and 9).

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

7. COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

     The Company has entered into various operating lease agreements, with expirations through 2004, for leased space and equipment. Future minimum lease obligations as of December 31, 1998, related to the Company's operating leases are as follows:

1999........................................................   $1,312,219
2000........................................................    1,319,126
2001........................................................    1,288,708
2002........................................................    1,152,993
2003........................................................    1,207,270
Thereafter..................................................       24,098
                                                               ----------
          Total minimum lease obligations...................   $6,304,414
                                                               ==========

     Total rent expense for the period from inception (December 19, 1996) to December 31, 1997, and for the year ended December 31, 1998, was approximately $94,000 and $586,000, respectively.

CAPITAL LEASES

     The Company has entered into various capital leases for equipment. Future minimum lease obligations as of December 31, 1998, related to the Company's capital leases are as follows:

1999........................................................   $  918,493
2000........................................................      987,805
2001........................................................      571,596
Thereafter..................................................           --
                                                               ----------
          Total minimum lease obligations...................    2,477,894
Less -- Amounts representing interest.......................     (335,171)
                                                               ----------
Present value of minimum lease obligations..................    2,142,723
Current maturities..........................................     (722,338)
                                                               ----------
Capital lease obligations, net of current maturities........   $1,420,385
                                                               ==========

CONNECTIVITY CONTRACTS


     In order to provide its services, the Company must connect each intra-building network to a local network and each metropolitan point of presence to a national fiber optic connection. The Company has secured contracts that range from monthly to five years for local transport and up to three years for national inter-city transport. The Company incurs fixed monthly charges for local connectivity. For national connectivity, the Company incurs fixed monthly charges plus incremental charges for customer usage above a certain volume. In addition, in the event the Company fails to meet its minimum volume commitments for national connectivity, it may be obligated to pay underutilization charges.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     Future minimum obligations as of December 31, 1998, related to the Company's connectivity contracts are as follows:

1999........................................................   $328,679
2000........................................................     49,800
2001........................................................     34,950
2002........................................................     30,000
2003........................................................     25,000
                                                               --------
Total minimum lease obligations.............................   $468,429
                                                               ========

LITIGATION

     The Company is involved in certain litigation arising in the ordinary course of business. Management believes that such litigation will be resolved without material effect on the Company's financial position or results of operations.

8. CONVERTIBLE REDEEMABLE PREFERRED STOCK:

     Pursuant to the Investment Agreement dated November 23, 1998, in November and December 1998, the Company issued to a group of investors 41 and 25 shares of Series A convertible redeemable preferred stock (the "Preferred Stock"), respectively, for $41,000,000 and $25,000,000 in cash, respectively. Proceeds from the issuance were used to repay all outstanding indebtedness (see Note 6).

     The shareholders of the Preferred Stock are entitled to certain rights as described below:

          -Redemption -- Upon the occurrence of a qualifying public offering or qualifying recapitalization as defined in the Articles of Incorporation, the holders of at least a majority of the outstanding shares of Preferred Stock may elect to redeem all or any part of the Preferred Stock at a price per share equal to the liquidation value ($1,000,000 per share) plus accrued and unpaid dividends ($451,781 for all preferred shares as of December 31, 1998).

          -Conversion Rights -- Upon the occurrence of a qualifying public offering or qualifying recapitalization as defined in the Articles of Incorporation, the holders of at least a majority of the outstanding shares of Preferred Stock may elect to convert all or any portion of their Preferred Stock into shares of common stock computed by dividing the liquidation value of the Preferred Stock by the applicable market value of the common stock. Regardless of the foregoing, all issued and outstanding shares of Preferred Stock not redeemed shall be automatically converted into shares of common stock upon a qualifying public offering.

          -Dividends -- Dividends shall accrue on a daily basis at a rate of 10% per annum on the liquidation value ($1,000,000 per share). The dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared before any dividend may be made with respect to any common shares. Additionally, in certain situations upon occurrence of a qualifying initial public offering or qualifying recapitalization (1) no further dividends shall accrue on the Series A Preferred Stock (2) any accrued but unpaid dividends on the Series A Preferred Stock shall be waived and (3) each holder of shares of Series A Preferred Stock shall return all previous paid dividends to the Company.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

          -Liquidation Preference -- Each share of Preferred Stock outstanding at the time of a "liquidating event," as defined in the Articles of Incorporation, shall be paid $1,000,000 per share, plus any accrued and unpaid dividends.

     As a result of the redemption provision, the Preferred Stock has been presented outside of stockholders' deficit.

9. COMMON STOCK:

     On February 14, 1997, DPI Tech and DPI, two affiliates under common control, merged with and into RCH. The stockholders of DPI Tech exchanged 75,000 shares, and the stockholders of DPI exchanged 151,266 shares, which represented the total outstanding shares of both entities, respectively, for 200,000 shares of RCH (see Note 1).

     In early 1997, after the formation of RCH and the merger with DPI Tech and DPI, RCH sold 41,433 shares at par, $.15, to executives and various other related parties. As discussed in Note 6, all shares were pledged as security for the loan from SZI.

     On November 16, 1998, the stockholders of RCH approved an amendment to the Articles of Incorporation increasing authorized shares to 3,666,667 shares from 666,667 shares and reducing the par value to no par from $.15.


     In November 1998, ARC Corporation, the successor to RCH, authorized the issuance of up to 66,667,667 shares of capital stock of which 66,666,667 shares were designated as common stock, par value $.0001 per share, and 1,000 shares were designated as Series A convertible redeemable preferred stock, par value $.0001 per share. The consolidated financial statements and the notes thereto have been adjusted to reflect the change in par value on a retroactive basis.


     In conjunction with the reorganization, RCH transferred all of its assets and liabilities to ARC Corporation in exchange for 3,495,786 shares of ARC Corporation common stock, which represented the 200,000 shares issued in the DPI Tech and DPI mergers, the 41,433 shares issued to executives and various other related parties during 1997, and 3,254,353 shares to be issued to management, current and former employees, and non-employee stockholders for $.0015 per share during 1999. Certain of these shares are subject to vesting as described below in the stockholders' agreement.

     Pursuant to an investment agreement dated November 23, 1998, the Company issued to a group of investors 13,269,756 shares of common stock for $.0015 per share, which management believes represented the fair value of the shares. Subject to a subscription agreement, 927,466 additional shares of common stock were reserved by the Company in connection with this transaction. Subscription agreements entered into by the former RCH stockholders granted protection against dilution, in the event of certain issuances of ARC Corporation common stock. Certain of these shares are subject to vesting as described below in the stockholders' agreement. The subscribers were entitled to purchase common stock in an amount equal to 25% of the total common stock outstanding up to $60,000,000 of cash equity investments in ARC Corporation (including the capital invested by the group of investors upon their purchase of ARC Corporation preferred stock in connection with the reorganization and recapitalization).

     On December 30, 1998, the Company issued to a second group of investors 7,291,075 shares of common stock for $.0015 per share. In accordance with the subscription agreement described above, 1,659,778 shares of common stock were issued to RCH for distribution to management, current and former employees, and non-employee stockholders for

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

$.0015 per share, and an additional 387,294 shares of common stock were reserved by the Company. As a result of this transaction, ARC Corporation equity investment exceeded $60,000,000, effectively terminating all anti-dilution rights. Including the 3,495,786 shares exchanged for the RCH common stock to be issued to management, current and former employees, and non-employee stockholders, and the 13,269,756 shares issued to a group of investors in November 1998, the aggregate common shares issued by the Company during 1998 totaled 25,716,389. Of the 25,716,389 shares issued during 1998, 4,914,131 shares were issued to RCH for subsequent issuance to management, current and former employees and non-employee stockholders subject to subscription agreements. The subscription agreements were ratified and the shares were distributed by RCH on January 11, 1999. Reserved shares totaling 1,314,760 will be used by management for issuance to new employees and potentially for issuance under a stock option agreement. Issuance costs of approximately $351,580 were offset against additional paid-in capital.

STOCKHOLDERS' AGREEMENT

     As a condition of the investment agreement discussed above, on November 5, 1998, a stockholders' agreement was established which stipulates the terms under which the Company's shares can be sold or transferred. Among other things, the agreement states that any stockholder wishing to sell his shares must first allow the Company and certain other stockholders the option to purchase the shares. The agreement shall terminate at the election of all the Series A Preferred stockholders and at least 50% of the common stockholders.


     The Company accounts for restricted stock awards under the provisions of Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees." The Company believes the restricted stock issuances reflect fair value. With respect to stockholders who are employees of the Company or its successors, the subscription agreements provide that the shares of ARC Corporation common stock held by such subscribers shall be restricted, non-transferable, and subject to repurchase by the Company, or its successors, until vested. Upon issuance of the shares to the employees in 1998, certain shares were vested based on employees' prior service with the Company. Unvested shares vest over four years in equal monthly installments commencing upon their issuance. Pursuant to contractual arrangements, vesting of shares may accelerate upon the occurrence of a qualifying business combination or a combination of a qualifying business combination and termination of employment without cause. The accelerated vesting provisions differ based upon the employee's position within the Company. There are no accelerated vesting provisions related to performance criteria. Upon the resignation or termination of an employee subscriber for any reason, all unvested shares will be subject to repurchase by the Company, or its successors, at the price paid by the employee.


     The vesting schedule for the shares that have been issued or subscribed through December 31, 1998, for the years ending December 31 is:

1998........................................................   1,982,606
1999........................................................     602,838
2000........................................................     602,838
2001........................................................     602,838
2002........................................................     552,601

     Prior to the reorganization, the Company had both outstanding warrants to purchase common stock and outstanding stock rights. At November 23, 1998, all outstanding warrants and stock rights were extinguished, except for warrants to purchase approximately 4,800 shares of

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES common stock held by one individual. It is management's opinion that these warrants are currently not exercisable.

10. INCOME TAXES:

     The provision (benefit) for income taxes for the year ended December 31 consist of the following:

                                                              1997      1998
                                                              ----      ----
Current.....................................................  $--       $--
Deferred....................................................   --        --
                                                              ---       ---
Total.......................................................  $--       $--
                                                              ===       ===

     The differences between the statutory federal income tax rates and the Company's effective income tax rate for the year ended December 31, are as follows:

                                                              1997         1998
                                                              -----        -----
Computed statutory tax expense..............................  (34.0)%      (34.0)%
Non-deductible expenses and non-book income.................    0.3%         2.4%
Valuation allowance.........................................   33.7%        31.6%
                                                              -----        -----
                                                                 --           --
                                                              =====        =====

     Deferred taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as incurred by tax laws and regulations.

]The following table discloses the components of the deferred tax amounts at December 31:

                                                               1997         1998
                                                             ---------   -----------
Deferred tax assets --
  Temporary difference for basis in and depreciation of
     property and equipment................................  $   5,698   $   157,754
  Start-up costs...........................................    406,246     3,896,352
  Net operating loss.......................................     92,895       811,920
  Other....................................................         --        76,090
                                                             ---------   -----------
          Total deferred tax assets........................    504,839     4,942,116
Deferred tax liability.....................................         --            --
                                                             ---------   -----------
Net deferred tax asset.....................................    504,839     4,942,116
Less -- Valuation allowance................................   (504,839)   (4,942,116)
                                                             ---------   -----------
          Net deferred tax amount..........................  $      --   $        --
                                                             =========   ===========

     The Company had approximately $2,388,000 of net operating loss carryforward for federal income tax purposes at December 31, 1998. The net operating loss carryforward will expire in the year 2018 if not previously utilized. Under existing income tax law, all operating expenses incurred prior to a company commencing its principal operations are capitalized and amortized over a five-year period for tax purposes. On November 23, 1998, the Company commenced its principal operations for tax purposes and no longer capitalizes operating expenses as start-up costs.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     A valuation allowance must be provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Management has decided to record this allowance due to the uncertainty of future operating results. In subsequent periods, the Company may reduce the valuation allowance, provided that utilization of the deferred tax asset is more likely than not, as defined by SFAS No. 109.

11. RELATED PARTIES:

     One member of the group of investors that purchased common stock and Preferred Stock on November 23, 1998, was EGI-ARC Investors, L.L.C. ("EGI-ARC"). The managing member of EGI-ARC is indirectly controlled by Samuel Zell. EGI-ARC purchased 5,687,038 shares of common stock and 15 shares of Series A Preferred Stock. Further, an affiliate of Samuel Zell is a passive investor in Telecom Partners, L.P. ("TP"). TP purchased 4,957,931 shares of common stock and 17 shares of Series A Preferred Stock.

     Samuel Zell owns and controls SZI, a lender who had provided the majority of the Company's debt prior to November 23, 1998 (see Note 6). Affiliates of Samuel Zell own an interest in and/or control a number of entities with which the Company has entered into contractual or other relationships. Samuel Zell is Chairman of the Board of Trustees of EOPT, a publicly held Real Estate Investment Trust. The Company has telecommunications license agreements with 40 EOPT properties. In certain of these properties, the Company paid approximately $155,900 to EOPT for rent and other related costs during the year ended December 31, 1998. In addition, EOP advanced the Company $3,600,000 for infrastructure in EOPT buildings (see Note 6).

     Samuel Zell is Chairman of Anixter International, Inc., ("Anixter") a supplier of wiring systems, networking, and internetworking products for voice, data, and video networks. Anixter supplies the Company with certain of its requirements for fiber optic cable and other materials used in the installation of the ARC Network. For the period from inception (December 19, 1996) to December 31, 1997 and the year ended December 31, 1998, the Company paid Anixter approximately $195,000 and $2,319,000, respectively, for such supplies.

     In addition, the Company purchases its commercial general liability and other insurance policies through EGI Risk Services, Inc., an insurance brokerage affiliated with Samuel Zell. For the year ended December 31, 1998, the Company remitted approximately $64,000 to EGI Risk Services, Inc. Moreover, the Company engaged Rosenberg & Liebentritt, P.C. for certain legal services. Rosenberg & Liebentritt, P.C. was a law firm that provided legal services almost exclusively to Samuel Zell and his affiliates. For the year ended December 31, 1998, the Company paid approximately $323,000 for such legal services.

     In April 1997, Mrs. O.W. Koberg, a related party of William Koberg, a shareholder, lent the Company $100,000, at 10% annual interest, for the purpose of funding continuing operations. This loan was paid shortly after the Company received the funding from SZI in June 1997 (see Note 6).

     In December 1996, Todd Doshier, the CFO and shareholder, and Steve Polizzi, a shareholder, lent the Company $60,000, for the purpose of funding continuing operations. The loan was repaid on February 20, 1997.

12. SUBSEQUENT EVENTS (AUDITED):

     In March 1999, the Company entered into a credit facility under which the Company can borrow up to $45,000,000, subject to certain conditions. The facility will accrue interest at one of

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES the following or a combination of the following, at the Company's option: the bank's prime rate plus 3.5%, a base CD rate plus 4.5%, Federal funds rate plus 4.0%, or an Eurodollar rate plus 4.5%. The credit facility is secured by all of the Company's assets, except for the assets pledged in connection with the Company's capital lease obligations. The Company paid an origination fee of $1,350,000 in conjunction with the agreement. This amount is being amortized to interest expense over the term of the agreement. The Company pays a commitment fee of 1.5% on the unused portion of the credit facility once the facility is initially borrowed against. The facility, which extends through October 2000, contains various restrictive covenants, including the maintenance of certain financial ratios, the achievement of certain operation targets and restrictions on certain activities.

     On April 29, 1999, the Company successfully deployed a significant product and emerged from the development stage.


     On September 18, 1999 the Company's Board of Directors declared a 1:15 reverse stock split applicable to its outstanding common stock. The number of common shares and net income (loss) per share have been retroactively adjusted to reflect the stock split for all periods presented.



13. SUBSEQUENT EVENTS (UNAUDITED):



STOCK OPTIONS



     Effective June 1, 1999, the Company adopted the 1999 Stock Option and Equity Incentive Plan (the "Plan") under which 2,703,116 shares of common stock, subject to adjustment, are available for award to employees, officers, directors, or consultants. Pursuant to the Plan, the Company's board of directors may grant stock options, stock appreciation rights, restricted shares, deferred shares and certain tax offset payments. The terms of any particular grant, including any performance-based requirements, vesting terms and other restrictions are determined by the Board or by the Compensation Committee of the Board.



     The exercise price of nonstatutory options may be above, at or below fair market value of the common stock on the grant date. The exercise price of incentive stock options must not be less than the fair market value. The exercise period of options may be set by the Board or the Committee but may not exceed ten years for incentive stock options.



     The Company accounts for stock options and other employee awards under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." During June 1999, the Company granted 347,442 stock options to employees. Each of the options granted has an exercise price of $.0015 per share and a term of 10 years. Each of the options granted includes a provision for exercise through July 26, 1999. Any options which are not exercised by July 26, 1999 will vest ratably over four years based upon the employee's anniversary date. Shares issued upon the exercise of the stock options are restricted. Restricted shares vest on a monthly basis over a four year period.



     The Company believes the exercise price of the stock options granted reflect fair value. Management determined the exercise price based on a valuation of the Company's common stock and stock transactions with independent third parties in late 1998 and considering business activities through mid June 1999.


     In late June 1999, the Company engaged an independent third party to perform another valuation of the Company. The valuation, received in late July, indicated a stock valuation of $.336 per share as of June 29, 1999. Management believes that the increase in the value of the

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Company from mid-June is the result of the Company executing a letter of intent on June 22, 1999 with an investor to purchase an interest in the Company.



     On July 27, 1999 the Company granted 73,332 stock options to employees. Each of the options granted has an exercise price of $.336 per share.



COMPENSATION CHARGE


     The Company is in the process of filing for an initial public offering of its securities. Based on the ultimate valuation of the Company determined by this offering and business activities and transactions which have occurred prior to the completion of the offering, the Company will be required to record compensation expense and deferred compensation to the extent the Company cannot reconcile the value determined in the offering to the exercise prices of options granted and issuance prices of restricted stock issued.


     Based on the midpoint of the estimated range of the per share price of the initial public offering, the Company is unable to reconcile the $12.50 per share difference between the offering price and management's determination of fair value prior to this offering. Accordingly, the Company will record a compensation charge of $12.50 per share for each restricted stock issuance or option grant to employees related to the period subsequent to January 1, 1999. The total compensation charge as of June 30, 1999 is approximately $21,370,000 of which approximately $16,228,000 will be deferred and amortized over the employee service period. An additional compensation charge of approximately $917,000 will be recorded for options granted to employees for the period July 1, 1999 through September 15, 1999.



COMMON, PREFERRED STOCK AND WARRANTS



     In August 1999, the Company issued 17 shares of Series B Preferred Stock and 2,019,766 shares of common stock to a group of financial sponsors for approximately $17,000,000 in cash.



     Also in August 1999, the Company issued 34 shares of Series B Preferred Stock and 4,039,531 shares of common stock for approximately $34,000,000 in cash. In October 1999, the Company issued warrants to acquire 6,530,242 shares of its common stock to real estate partners and their affiliates. The warrants are exercisable upon the occurrence of certain events, as defined in the warrant acquisition agreements and will have no exercise price.



     The warrants and the rights associated with the warrants may be adjusted if certain telecommunication license agreements are not executed in accordance with the parameters outlined in the warrant acquisition agreements. Accordingly, the measurement date for the warrants will be the date(s) on which the telecommunications license agreements are signed and the real estate partners effectively complete their performance element of the agreement.



     At the measurement date, the Company will measure the fair value of the warrants based on the fair value of the underlying common stock. As the terms of the warrant allow the holder to acquire shares of common stock without any additional consideration, the fair value of the warrant is equivalent to the fair value of the common stock. Based upon the current structure of the agreements, the fair value of the warrants will be capitalized as an intangible asset in accordance with APB No. 17, Intangible Assets, and amortized over the term of the telecommunications license agreement; however the Company is evaluating whether possible changes to the agreements would require a change in this treatment. Assuming a $17.00 per share common stock value on the measurement date, the fair value of the warrants would be approximately $111,000,000 and would result in approximately $11,100,000 of amortization on an

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES annual basis, if capitalized as an asset, or conversely would result in an expense if capitalization was not allowed. Additionally, depending upon timing of the measurement dates related to the issuance of the warrants, the total fair value may vary. For every 10% change in our stock price, the fair value of the warrants would increase or decrease approximately $11,100,000.



     Simultaneous with the Company's initial public offering and pursuant to contractual agreements with the preferred shareholders, all shares of preferred stock will be converted into shares of common stock (see Note 8). Accrued dividends on the preferred stock will be waived as of the initial public offering and recorded as a contribution to capital. Assuming the offering price at the midpoint of the estimated price range of the initial public offering of $17 per share, the 117 shares of preferred stock outstanding will be converted into 6,882,353 shares of common stock. Had the conversion of preferred stock occurred at the beginning of each year presented, net income (loss) per common share would have been $(.21) and $(1.67), respectively, for the period from inception (December 16, 1996) to December 31, 1997 and for the year ended December 31, 1998.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

        UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET -- JUNE 30, 1999

                                     ASSETS


CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 24,307,103
  Accounts receivable, net of reserve of $6,378.............       113,666
  Stock subscription receivable.............................           762
  Prepaid expenses and other current assets.................       269,110
                                                              ------------
          Total current assets..............................    24,690,641
PROPERTY AND EQUIPMENT, net.................................    20,764,738
OTHER ASSETS................................................     1,764,889
                                                              ------------
          Total assets......................................  $ 47,220,268
                                                              ============

                  LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable..........................................  $    789,905
  Accrued liabilities.......................................     5,145,063
  Current maturities of capital lease obligations...........     1,882,444
                                                              ------------
          Total current liabilities.........................     7,817,412
CAPITAL LEASE OBLIGATIONS, net of current maturities........     3,493,405
                                                              ------------
          Total liabilities.................................    11,310,817

COMMITMENTS AND CONTINGENCIES

CONVERTIBLE REDEEMABLE PREFERRED STOCK, $.0001 par value,
  1,000 shares authorized, Series A, 66 shares issued and
  outstanding (aggregate redemption of $69,751,781).........    69,751,781

STOCKHOLDERS DEFICIT:
  Common Stock, $.0001 par value, 66,666,667 shares
     authorized, 26,787,726 shares issued and outstanding...         2,679
  Additional paid-in capital................................    18,445,796
  Deferred compensation.....................................   (16,227,696)
  Accumulated deficit.......................................   (36,063,109)
                                                              ------------
          Total stockholders' deficit.......................   (33,842,330)
                                                              ------------
          Total liabilities and stockholders' deficit.......  $ 47,220,268
                                                              ============


              The accompanying notes are an integral part of this
                     condensed consolidated balance sheet.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE THREE MONTHS ENDED JUNE 30, 1998, AND 1999


                                                                 1998           1999
                                                              -----------   ------------
NETWORK SERVICES REVENUE....................................  $    22,325   $    401,466
OPERATING EXPENSES:
  Network operations........................................      497,913      1,651,634
  Selling expense...........................................      394,007      1,800,590
  General and administrative expenses.......................    1,764,938      5,598,985
  Amortization of deferred compensation.....................           --      5,029,966
  Depreciation and amortization.............................       45,172        504,292
                                                              -----------   ------------
          Total operating expenses..........................    2,702,030     14,585,467
                                                              -----------   ------------
OPERATING INCOME (LOSS).....................................   (2,679,705)   (14,184,001)
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (151,994)      (390,806)
  Interest income...........................................        8,061        349,092
  Other income (expense), net...............................        1,000         (4,926)
                                                              -----------   ------------
          Total other income (expense)......................     (142,933)       (46,640)
                                                              -----------   ------------
NET INCOME (LOSS) BEFORE INCOME TAXES.......................   (2,822,638)   (14,230,641)
                                                              -----------   ------------
PROVISION FOR INCOME TAXES..................................           --             --
                                                              -----------   ------------
NET INCOME (LOSS)...........................................   (2,822,638)   (14,230,641)
ACCRUED DIVIDENDS ON PREFERRED STOCK........................           --     (1,650,000)
                                                              -----------   ------------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK................  $(2,822,638)  $(15,880,641)
                                                              ===========   ============
NET INCOME (LOSS) PER COMMON SHARE..........................  $    (11.69)  $       (.69)
                                                              ===========   ============
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING...............      241,433     22,885,629
                                                              ===========   ============


              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998, AND 1999


                                                                 1998           1999
                                                              -----------   ------------
NETWORK SERVICES REVENUE:...................................  $    26,992   $    547,463
OPERATING EXPENSES:
  Network operations........................................      717,686      2,819,162
  Selling expense...........................................      599,501      2,406,302
  General and administrative expenses.......................    2,821,605      9,207,479
  Amortization of deferred compensation.....................           --      5,141,846
  Depreciation and amortization.............................       65,741        889,650
                                                              -----------   ------------
          Total operating expenses..........................    4,204,533     20,464,439
                                                              -----------   ------------
OPERATING INCOME (LOSS).....................................   (4,177,541)   (19,916,976)
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (220,407)      (461,627)
  Interest income...........................................       15,057        834,993
  Other income (expense), net...............................        1,000         (4,926)
                                                              -----------   ------------
          Total other income (expense)......................     (204,350)       368,440
                                                              -----------   ------------
NET INCOME (LOSS) BEFORE INCOME TAXES.......................   (4,381,891)   (19,548,536)
                                                              -----------   ------------
PROVISION FOR INCOME TAXES..................................           --             --
                                                              -----------   ------------
NET INCOME (LOSS)...........................................   (4,381,891)   (19,548,536)
ACCRUED DIVIDENDS ON PREFERRED STOCK........................           --     (3,300,000)
                                                              -----------   ------------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK................  $(4,381,891)  $(22,848,536)
                                                              ===========   ============
NET INCOME (LOSS) PER COMMON SHARE..........................  $    (18.15)  $      (1.01)
                                                              ===========   ============
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING...............      241,433     22,686,398
                                                              ===========   ============


              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998, AND 1999


                                                                 1998           1999
                                                              -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(4,381,891)  $(19,548,536)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Depreciation and amortization..........................       65,741        889,650
     Amortization of deferred compensation..................           --      5,141,846
     Changes in assets and liabilities --
       Increase in accounts receivable, net.................       (9,379)       (87,078)
       Increase in prepaid expenses.........................      (52,345)      (138,087)
       (Increase) decrease in other assets..................      (37,583)       622,176
       Increase in accounts payable and accrued
          liabilities.......................................      800,032      2,740,460
                                                              -----------   ------------
          Net cash used in operating activities.............   (3,615,425)   (10,379,569)
                                                              -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................   (1,930,650)    (4,527,800)
                                                              -----------   ------------
          Net cash used in investing activities.............   (1,930,650)    (4,527,800)
                                                              -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt........................................    6,585,252             --
  Payments on capital lease obligations.....................      (47,533)      (808,587)
  Proceeds from issuance of common stock....................           --          1,606
  Credit facility origination fee...........................           --     (1,350,000)
                                                              -----------   ------------
          Net cash provided by (used in) financing
            activities......................................    6,537,719     (2,156,981)
                                                              -----------   ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      991,644    (17,064,350)
CASH AND CASH EQUIVALENTS, beginning of period..............      187,919     41,371,453
                                                              -----------   ------------
CASH AND CASH EQUIVALENTS, end of period....................  $ 1,179,563   $ 24,307,103
                                                              ===========   ============
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest....................................  $     1,495   $    236,627
  Noncash investing and financing activities --
     Equipment acquired under capital leases................      213,109      4,041,713
     Accrued property and equipment additions...............      900,000         80,249
     Accrued dividends on preferred stock...................           --      3,300,000


              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1999

1. ORGANIZATION:

     The Company is a facilities-based provider of broadband data, video and voice communications services to small-and-medium-sized businesses in major metropolitan areas in the United States. The Company's services, which today include ultra high-speed Internet access, business-oriented television for display on the computer desktop, and Internet-enhanced voice conferencing calling services, among other things, are typically delivered to the Company's customers over its own fiber optic network built inside multi-tenant commercial office buildings. In addition to selling services to the commercial tenants of buildings in which the Company owns and operates these advanced communications networks, the Company leverages its market presence and brand by offering end-to-end connectivity on a resold basis to businesses located outside these buildings.

     On April 29, 1999, the Company successfully deployed a significant product and emerged from the development stage. Since its inception on December 19, 1996, the Company's principal activities have included developing its business plans, procuring governmental authorizations, raising capital, hiring management, and other key personnel, working on the design and development of its high capacity fiber-optic networks, acquiring equipment and facilities, and negotiating interconnection agreements. Accordingly, the Company has incurred operating losses and operating cash flow deficits.

2. PRESENTATION:

     In the opinion of the Company's management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position as of June 30, 1999 (see Note 7). The results of operations for the three and six months ended June 30, 1999 and cash flows for the six months ended June 30, 1998 and 1999, are not necessarily indicative of the results of operations or cash flows to be expected for the full year. The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in notes to consolidated financial statements have been condensed or omitted pursuant to such rules and regulations, but resultant disclosures are in accordance with generally accepted accounting principles as they apply to interim reporting. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto.

3. NET INCOME (LOSS) PER COMMON SHARE:

     Net income (loss) per common share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Shares issued to employees subject to repurchase by the Company are included in the weighted average number of common shares outstanding for the period. Convertible redeemable preferred stock was outstanding at June 30, 1999. These securities were not considered in a computation of diluted EPS for the periods ended June 30, 1999 as the conversion is dependent upon a qualifying public offering or qualifying recapitalization, as defined in the articles of incorporation and due to the net loss incurred for both the three and six month period ended June 30, 1999, as the impact would be antidilutive.


     Options to purchase 347,442 shares of common stock at $.0015 per share were outstanding at June 30, 1999. In management's opinion, the exercise price was equal to the fair value of the

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

common stock at the date of grant. These securities were not considered in a computation of diluted EPS due to the net loss incurred for both the three and six month period ended June 30, 1999, as the impact would be antidilutive.

4. PROPERTY AND EQUIPMENT:

     Property and equipment as of June 30, 1999, consist of the following:

                                                               AVERAGE
                                                              ESTIMATED
                                                            USEFUL LIVES
                                                               (YEARS)
                                                            -------------
Office equipment..........................................        4          $ 4,272,137
Furniture and fixtures....................................        7              198,160
Leasehold improvements....................................        5              712,649
System infrastructure.....................................       10            3,434,929
System equipment..........................................        5            3,288,823
Construction-in-progress..................................                    10,256,321
                                                                             -----------
                                                                              22,163,019
Less -- Accumulated depreciation and amortization.........                    (1,398,281)
                                                                             -----------
Property and equipment, net...............................                   $20,764,738
                                                                             ===========

     No interest was capitalized for the six months ended June 30, 1999.

5. CREDIT FACILITY:

     In March 1999, the Company entered into a credit facility under which the Company can borrow up to $45,000,000, subject to certain conditions. The Company has not borrowed against the facility as of June 30, 1999. The facility will accrue interest at one of the following or a combination of the following, at the Company's option: the bank's prime rate plus 3.5%, a base CD rate plus 4.5%, Federal funds rate plus 4.0%, or an Eurodollar base rate plus 4.5%. The credit facility is secured by all of the Company's assets, except for the assets pledged in connection with the Company's capital lease obligations. The Company pays a commitment fee of 1.5% on the unused portion of the credit facility once the facility is initially borrowed against. The facility, which extends through October 2000, contains various restrictive covenants, including the maintenance of certain financial ratios, the achievement of certain operation targets and restrictions on certain activities.

     The Company paid an origination fee of $1,350,000 in conjunction with the facility. This amount has been included in other assets and is being amortized to interest expense over the term of the facility.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

     The Company has entered into various operating lease agreements, with expirations through 2005, for lease space and equipment. Future minimum lease obligations as of June 30, 1999, related to the Company's operating leases are as follows:

2000........................................................   $2,018,766
2001........................................................    2,021,051
2002........................................................    2,004,498
2003........................................................    2,000,463
2004........................................................    1,134,285
Thereafter..................................................        8,507
                                                               ----------
          Total minimum lease obligations...................   $9,187,570
                                                               ==========

     Total rent expense for the three months ended June 30, 1998 and 1999, was approximately $64,597 and $495,995, respectively. Total rent expense for the six months ended June 30, 1998 and 1999, was approximately $100,303 and $851,389, respectively.

CAPITAL LEASES

     The Company has entered into various capital leases for equipment. Future minimum lease obligations as of June 30, 1999, related to the Company's capital leases are as follows:

2000........................................................  $ 2,351,772
2001........................................................    2,478,865
2002........................................................    1,348,714
Thereafter..................................................           --
                                                              -----------
          Total minimum lease obligations...................    6,179,351
Less -- Amounts representing interest.......................     (803,502)
                                                              -----------
Present value of minimum lease obligations..................    5,375,849
Current maturities..........................................   (1,882,444)
                                                              -----------
Capital lease obligations, net of current maturities........  $ 3,493,405
                                                              ===========

CONNECTIVITY CONTRACTS


     In order to provide its services, the Company must connect each intra-building network to a local network and each metropolitan point of presence to a national fiber optic connection. The Company has secured contracts that range from monthly to five years for local transport and up to three years for national inter-city transport. The Company incurs fixed monthly charges for local connectivity. For national connectivity, the Company incurs fixed monthly charges plus incremental charges for customer usage above a certain volume. In addition, in the event the Company fails to meet its minimum volume commitments for national connectivity, it may be obligated to pay underutilization charges.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum obligations as of June 30, 1999, related to the Company's connectivity contracts are as follows:

2000........................................................   $1,323,506
2001........................................................      279,855
2002........................................................      152,624
2003........................................................       75,019
2004........................................................       42,511
                                                               ----------
          Total minimum lease obligations...................   $1,873,515
                                                               ==========

7. EQUITY TRANSACTIONS:

     Effective June 1, 1999, the Company adopted the 1999 Stock Option and Equity Incentive Plan (the "Plan") under which 2,703,116 shares of common stock, subject to adjustment, are available for award to employees, officers, directors, or consultants. Pursuant to the Plan, the Company's board of directors may grant stock options, stock appreciation rights, restricted shares, deferred shares and certain tax offset payments. The terms of any particular grant, including any performance-based requirements, vesting terms and other restrictions are determined by the Board or by the Compensation Committee of the Board.

     The exercise price of nonstatutory options may be above, at or below fair market value of the common stock on the grant date. The exercise price of incentive stock options must not be less than the fair market value. The exercise period of options may be set by the Board or the Committee but may not exceed ten years for incentive stock options.

     The Company accounts for stock options and other employee awards under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." For the six month period ended June 30, 1999, the Company granted approximately 347,000 stock options to employees. Each of the options granted has an exercise price of $.0015 per share and a term of 10 years. Options granted during the six month period ended June 30, 1999 vest over a four year period and include a provision for exercise through July 26, 1999. Any options which are not exercised by July 26, 1999 will vest ratably over four years based upon the employee's anniversary date. Shares issued upon the exercise of the stock options are restricted. Restricted shares vest on a monthly basis over a four year period.


     Also during the six month period ended June 30, 1999, the Company issued, net of repurchases, 945,923 shares of restricted stock to certain employees. These issuances were pursuant to subscription agreements and vest on a monthly basis over four years. The restricted stock was issued at $.0015 per share. Unvested shares will be subject to repurchase by the Company at the price paid by the employee. The Company believes the exercise price of the stock options issued and the restricted stock issuances during the six month period ended June 30, 1999 reflects fair value. Management determined the exercise and issuance price based on a valuation of the Company's common stock and stock transactions with independent third parties in late 1998 and considering business activities through mid June 1999.


     In April 1999, the Company issued 125,407 shares of common stock to Advest at $.0015 per share as settlement of certain rights held by Advest and for consulting and investment banking services.

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

8. SUBSEQUENT EVENTS:

STOCK OPTIONS

     In late June 1999, the Company engaged an independent third party to perform another valuation of the Company. The valuation, received in late July, indicated a stock valuation of $.336 per share as of June 29, 1999. Management believes that the increase in the value of the Company from mid June is the result of the Company executing a letter of intent on June 22, 1999 with an investor to purchase an interest in the Company.


     On July 27, 1999, the Company granted 73,332 stock options to employees. Each of the options granted has an exercise price of $.336 per share.


COMPENSATION CHARGE

     The Company is in the process of filing for an initial public offering of its securities. Based on the ultimate valuation of the Company determined by this offering and business activities and transactions which have occurred prior to the completion of the offering, the Company will be required to record compensation expense and deferred compensation to the extent the Company cannot reconcile the value determined in the offering to the exercise prices of options granted and issuance prices of restricted stock issued.


     Based on the midpoint of the estimated range of the per share price of the initial public offering, the Company is unable to reconcile the $12.50 per share difference between the offering price and management's determination of fair value prior to this offering. Accordingly, the Company will record a compensation charge of $12.50 per share for each restricted stock issuance or option grant to employees related to the period subsequent to January 1, 1999. The total compensation charge as of June 30, 1999 is approximately $21,370,000 of which approximately $16,228,000 will be deferred and amortized over the employee service period. An additional compensation charge of approximately $917,000 will be recorded for options granted to employees for the period July 1, 1999 through September 15, 1999.


COMMON, PREFERRED STOCK AND WARRANTS


     In August 1999, the Company issued 17 shares of Series B Preferred Stock and 2,019,766 shares of common stock to a group of financial sponsors for approximately $17,000,000 in cash.



     Also in August 1999, the Company issued 34 shares of Series B Preferred Stock and 4,039,531 shares of common stock for approximately $34,000,000 in cash. In October 1999, the Company issued warrants to acquire 6,530,242 shares of common stock to real estate partners and their affiliates. The warrants are exercisable upon the occurrence of certain events, as defined in the warrant acquisition agreements and will have no exercise price.



     The warrants and the rights associated with the warrants may be adjusted if certain telecommunication license agreements are not executed in accordance with the parameters outlined in the warrant acquisition agreements. Accordingly, the measurement date for the warrants will be the date(s) on which the telecommunications license agreements are signed and the real estate partners effectively complete their performance element of the agreement.



     At the measurement date, the Company will measure the fair value of the warrants based on the fair value of the underlying common stock. As the terms of the warrant allow the holder to acquire shares of common stock without any additional consideration, the fair value of the warrant is equivalent to the fair value of the common stock. Based upon the current structure of

            ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)


the agreements, the fair value of the warrants will be capitalized as an intangible asset and amortized over the term of the telecommunication license agreements. In accordance with APB No. 17, Intangible Assets, however, the Company is evaluating whether possible changes to the agreements would require a change in this treatment. Assuming a $17 per share common stock value on the measurement date, the fair value of the warrants would be approximately $111,000,000 and would result in approximately $11,100,000 of amortization on an annual basis, if capitalized as an asset, or conversely would result in an expense if capitalization was not allowed. Additionally, depending upon timing of the measurement dates related to the issuance of the warrants, the total fair value may vary. For every 10% change in our stock price, the fair value of the warrants would increase or decrease approximately $11,100,000.



     Simultaneous with the Company's initial public offering and pursuant to contractual agreements with the preferred shareholders, all shares of preferred stock will be converted into shares of common stock (see Note 8 to the December 31, 1998 financial statements). Accrued dividends on the preferred stock will be waived as of the initial public offering and recorded as a contribution to capital. Assuming the offering is priced at the midpoint of the estimated price range of the initial public offering of $17 per share, the 117 shares of preferred stock outstanding, will be converted into 6,882,353 shares of common stock. Had the conversion of preferred stock occurred at the beginning of each period presented, net income (loss) per common share would have been $(.62) and $(.66), respectively, for the six months ended June 30, 1998 and 1999.



     Stock Split



     On September 18, 1999, the Company's Board of Directors declared a 1:15 reverse stock split applicable to its outstanding common stock. The number of common shares and net income (loss) per common share have been retroactively adjusted to reflect the stock split for all periods presented.

                                  UNDERWRITING


     Allied Riser and the underwriters for the U.S. offering named below have entered into an underwriting agreement with respect to the shares being offered in the United States. Subject to certain conditions, each U.S. underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs, & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, and Thomas Weisel Partners LLC are the representatives of the U.S. underwriters.



                        Underwriters                           Number of Shares
                        ------------                           ----------------
Goldman, Sachs & Co.........................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
Donaldson, Lufkin & Jenrette Securities Corporation.........
Thomas Weisel Partners LLC..................................
                                                                  ----------
             Total..........................................
                                                                  ==========


                             ---------------------


     If the U.S. underwriters sell more shares than the total number set forth in the table above, the U.S. underwriters have an option to buy up to an additional 1,770,000 shares from Allied Riser to cover such sales. They may exercise this option for 30 days. If any shares are purchased pursuant to this option, the U.S. underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.


     The following table shows the per share and total underwriting discounts and commissions to be paid to the U.S. underwriters by Allied Riser. Such amounts are shown assuming both no exercise and full exercise of the U.S. underwriters' option to purchase additional shares.

                                Paid by Allied Riser
                                --------------------
                                                         No Exercise   Full Exercise
                                                         -----------   -------------
Per Share..............................................      $              $
Total..................................................      $              $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.


     Allied Riser has entered into an underwriting agreement with the underwriters for the sale of 2,950,000 shares outside of the United States. The terms and conditions of both offerings are the same and the sale of shares in both offerings are conditioned on each other. Goldman Sachs International, Merrill Lynch International, Donaldson, Lufkin & Jenrette International, and Thomas Weisel Partners LLC are representatives of the underwriters for the international offering outside the United States. Allied Riser has granted the international underwriters a similar option to purchase up to an aggregate of an additional 442,500 shares.


     The underwriters for both of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The underwriters also have agreed that they may sell shares among each of the underwriting groups.


     Allied Riser and its executive officers and directors, certain of its stockholders, and certain of its employees holding shares or options exercisable in the six months following this offering have agreed with the underwriters not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. The lock-up agreements by persons other than Allied Riser cover approximately 95% of the vested outstanding shares issued upon conversion of preferred stock and prior to the shares issued in this offering. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.


     Prior to the offerings, there has been no public market for the shares. The initial public offering price will be negotiated among Allied Riser and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Allied Riser's historical performance, estimates of the business potential and ARC's earnings prospects, an assessment of Allied Riser's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "ARCC."

     In connection with the offerings, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offerings. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offerings are in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


     Allied Riser estimates that its share of the total expenses of the offerings, excluding underwriting discounts and commissions, will be approximately $2,250,000.


     Allied Riser has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 70 filed public offerings of equity securities, of which 39 have been completed, and has acted as a syndicate member in an additional 34 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.



     In August 1999, Allied Riser issued 17 shares of series B preferred stock and 2,019,766 shares of common stock to a group of financial sponsors, including GS Capital Partners III, L.P., an affiliate of Goldman, Sachs & Co. Allied Riser received $16,703,000 in net proceeds from this financing transaction. The shares issued to GS Capital Partners III, L.P. have been deemed to be underwriting compensation by the National Association of Securities Dealers, Inc.



     Also in August 1999, Allied Riser issued 34 shares of series B preferred stock and 4,039,531 shares of common stock. Allied Riser received $33,306,000 in net proceeds from the sale of the preferred and common stock. In October 1999, Allied Riser issued warrants to acquire 6,530,242 additional shares of its common stock to 13 real estate partners and their affiliates, including Whitehall Street Real Estate Limited Partnership XI, an affiliate of Goldman, Sachs & Co. These warrants are exercisable upon our real estate partners meeting certain performance obligations as outlined in the warrant agreements.

[EDGAR back cover description for ARC Prospectus]



Graphic consisting of a group of eleven buildings connected in a fiber-optic network ring over which Internet, video, data and voice communications are provided to the Company's customers. One building is enlarged and is partially cut away to show the building riser containing a fiber-optic cable, to which a cluster of desktop computers is linked at the middle of the riser. Each building has a small box at its base representing a "point of presence", through which Network services are routed. Emanating from the "point of presence" of the enlarged building is a sphere with the word Internet. Company logo in lower right corner and Allied Riser Communications Network in lower left corner.

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                          ---------------------------

                               TABLE OF CONTENTS


                                       Page
                                       ----
Prospectus Summary...................     3
Summary Consolidated Financial and
  Other Data.........................     6
Risk Factors.........................     8
Forward-looking Statements...........    15
Use of Proceeds......................    16
Dividend Policy......................    16
Capitalization.......................    17
Dilution.............................    18
Selected Consolidated Financial and
  Other Data.........................    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    22
Business.............................    32
Management...........................    44
Summary Compensation Table...........    49
Principal Stockholders...............    50
Certain Transactions.................    53
Description of Capital Stock.........    56
Shares Eligible for Future Sale......    60
Material United States Federal Tax
  Considerations for Non-U.S. Holders
  of Common Stock....................    62
Legal Matters........................    64
Experts..............................    64
Additional Information...............    64
Index to Financial Statements........   F-1
Underwriting.........................   U-1


                          ---------------------------
     Through and including             , 1999 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                               14,750,000 Shares


                                  ALLIED RISER
                                 COMMUNICATIONS
                                  CORPORATION

                                  Common Stock

                          ---------------------------

                                      LOGO

                          ---------------------------
                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.


                          DONALDSON, LUFKIN & JENRETTE


                           THOMAS WEISEL PARTNERS LLC


                      Representatives of the Underwriters

------------------------------------------------------
------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK TO OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION. DATED OCTOBER 12, 1999.



                               14,750,000 Shares


                                      LOGO


                    ALLIED RISER COMMUNICATIONS CORPORATION


                                  Common Stock
                             ---------------------

     This is an initial public offering of shares of common stock of Allied Riser Communications Corporation. This prospectus relates to an offering of 2,950,000 shares in an international offering outside the United States. In addition, 11,800,000 shares are being offered in United States offering.



     It is currently estimated that the initial public offering price per share will be between $16 and $18. Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "ARCC".


     See "Risk Factors" on page 8 to read about factors you should consider before buying shares of the common stock.
                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                                                              Per Share     Total
                                                              ---------     -----
Initial public offering price...............................   $           $
Underwriting discount.......................................   $           $
Proceeds, before expenses, to Allied Riser..................   $           $

                             ---------------------


     To the extent that the underwriters sell more than 14,750,000 shares of common stock, the underwriters have the option to purchase up to an additional 2,212,500 shares from Allied Riser at the initial public offering price less the underwriting discount.

                             ---------------------
     The underwriters expect to deliver the shares in New York, New York on , 1999.

GOLDMAN SACHS INTERNATIONAL

              MERRILL LYNCH INTERNATIONAL



                             DONALDSON, LUFKIN & JENRETTE



                                           THOMAS WEISEL PARTNERS LLC

                             ---------------------
                      Prospectus dated             , 1999.

                                  UNDERWRITING


     Allied Riser and the underwriters for the international offering named below have entered into an underwriting agreement with respect to the shares being offered outside the United States. Subject to certain conditions, each international underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs International, Merrill Lynch International, Donaldson, Lufkin & Jenrette International and Thomas Weisel Partners LLC are the representatives of the international underwriters.



               International Underwriters                 Number of Shares
               --------------------------                 ----------------
Goldman Sachs International.............................
Merrill Lynch International.............................
Donaldson, Lufkin & Jenrette International..............
Thomas Weisel Partners LLC..............................
                                                            -----------
          Total.........................................
                                                            ===========


                             ---------------------


     If the international underwriters sell more shares than the total number set forth in the table above, the International underwriters have an option to buy up to an additional 442,500 shares from Allied Riser to cover such sales. They may exercise this option for 30 days. If any shares are purchased pursuant to this option, the international underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.


     The following table shows the per share and total underwriting discounts and commissions to be paid to the international underwriters by Allied Riser. Such amounts are shown assuming both no exercise and full exercise of the international underwriters' option to purchase additional shares.

                            Paid by Allied Riser
                            --------------------
                                                 No Exercise   Full Exercise
                                                 -----------   -------------
Per Share......................................    $              $
Total..........................................    $              $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $       per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $       per share from
the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.


     Allied Riser has entered into an underwriting agreement with the underwriters for the sale of 11,800,000 shares in the United States. The terms and conditions of both offerings are the same and the sale of shares in both offerings are conditioned on each other. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Thomas Weisel Partners LLC are representatives of the underwriters for the offering in the United States. Allied Riser has granted the U.S. Underwriters a similar option to purchase up to an aggregate of an additional 1,770,000 shares.


     The underwriters for both of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The underwriters also have agreed that they may sell shares among each of the underwriting groups.

     Allied Riser and its executive officers and directors, certain of its stockholders, and certain of its employees holding shares or options exercisable in the six months following this offering have agreed with the underwriters not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. The lock-up agreements by persons other than Allied Riser cover approximately 95% of the vested outstanding shares including shares issued upon conversion of preferred stock and prior to the shares issued in this offering. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.


     Prior to the offerings, there has been no public market for the shares. The initial public offering price will be negotiated among Allied Riser and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Allied Riser's historical performance, estimates of the business potential and Allied Riser's earnings prospects, an assessment of Allied Riser's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "ARCC."

     In connection with the offerings, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offerings. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or recording a decline in the market price of the common stock while the offerings are in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     Each underwriter has also represented and agreed that (i) it has not offered or sold and prior to the date six months after the date of issue of the shares of common stock will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the international shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1986 (as amended) of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 70 filed public offerings of equity securities, of which 39 have been completed, and has acted as a syndicate member in an additional 34 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.


     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


     Allied Riser estimates that its share of the total expenses of the offerings, excluding underwriting discounts and commissions, will be approximately $2,250,000.


     Allied Riser has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


     In August 1999, Allied Riser issued 17 shares of series B preferred stock and 2,019,766 shares of common stock to a group of financial sponsors, including GS Capital Partners III, L.P., an affiliate of Goldman, Sachs & Co. Allied Riser received $16,703,000 in net proceeds from this financing transaction. The shares issued to GS Capital Partners III, L.P. have been deemed to be underwriting compensation by the National Association of Securities Dealers, Inc.



     Also in August 1999, Allied Riser issued 34 shares of series B preferred stock, and 4,039,531 shares of common stock. Allied Riser received $33,306,000 in net proceeds from the sale of the preferred and common stock. In October 1999, Allied Riser issued warrants to acquire 6,530,242 additional shares of its common stock to 13 real estate partners and their affiliates, including Whitehall Street Real Estate Limited Partnership XI, an affiliate of Goldman, Sachs & Co. These warrants are exercisable upon our real estate partners meeting certain performance obligations as outlined in the warrant agreements.

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                          ---------------------------
                               TABLE OF CONTENTS


                                       Page
                                       ----
Prospectus Summary...................     3
Summary Consolidated Financial and
  Other Data.........................     6
Risk Factors.........................     8
Forward-looking Statements...........    15
Use of Proceeds......................    16
Dividend Policy......................    16
Capitalization.......................    17
Dilution.............................    18
Selected Consolidated Financial and
  Other Data.........................    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    22
Business.............................    32
Management...........................    44
Summary Compensation Table...........    49
Principal Stockholders...............    50
Certain Transactions.................    53
Description of Capital Stock.........    56
Shares Eligible For Future Sale......    60
Material United States Federal Tax
  Considerations for Non-U.S. Holders
  of Common Stock....................    62
Legal Matters........................    64
Experts..............................    64
Additional Information...............    64
Underwriting.........................   U-1
Index to Financial Statements........   F-1


                          ---------------------------
     Through and including             , 1999 (the 25th day after the date of
this international prospectus), all dealers effecting transactions in these securities in the United States, whether or not participating in this offering, may be required to deliver the U.S. prospectus. This is in addition to the dealers' obligation to deliver a U.S. prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions in transactions in the United States.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               14,750,000 Shares


                                  ALLIED RISER
                                 COMMUNICATIONS
                                  CORPORATION

                                  Common Stock
                          ---------------------------

                                      LOGO

                          ---------------------------
                          GOLDMAN SACHS INTERNATIONAL

                          MERRILL LYNCH INTERNATIONAL


                          DONALDSON, LUFKIN & JENRETTE


                           THOMAS WEISEL PARTNERS LLC


                      Representatives of the Underwriters

------------------------------------------------------
------------------------------------------------------

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by Allied Riser. All amounts are estimates, other than the Securities and Exchange Commission registration fee, the NASD fee and the Nasdaq listing fee.


Securities Exchange Commission Registration fee.............  $   85,000
National Association of Securities Dealers, Inc. fee Nasdaq
  listing fee...............................................      31,000
Accounting fees and expenses................................     400,000
Legal fees and expenses.....................................   1,000,000
Director and officer insurance expenses.....................     375,000
Printing and engraving......................................     250,000
Transfer agent fees and expenses............................       5,000
Miscellaneous expenses......................................     104,000
                                                              ----------
          Total.............................................  $2,250,000
                                                              ==========


---------------

* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law, as amended ("DGCL"), allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Allied Riser) by reason of the fact that the person is or was a director, officer, agent or employee of Allied Riser or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of Allied Riser, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of Allied Riser as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to Allied Riser, unless the court believes that in the light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the directors's duty of loyalty to Allied Riser or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under the section 174 of the DGCL regarding unlawful dividends and stock purchases; or

     - for any transaction from which the director derived an improper personal benefit.

     These provisions are permitted under Delaware law.

     Our by-laws provide that:

     - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

     - we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors; and

     - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.


     The indemnification provisions contained in Allied Riser's certificate of incorporation and by-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, Allied Riser maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

  Common Stock

     (1) On February 14, 1997, Allied Riser issued 200,000 shares in connection with a business combination whereby DPI and DPI Tech were merged into Allied Riser in consideration for all of the issued and outstanding shares of DPI and DPI Tech.


     (2) In early 1997, Allied Riser sold 41,433 shares for an aggregate offering price of $6,215, to a group of current and former employees and other individuals, the majority of whom are related to our current and former employees.


     (3) On November 23, 1998, Allied Riser consummated a private placement pursuant to which ARC issued to a group of private investors 13,269,756 shares of common stock for an aggregate offering price of $19,905.

     (4) On December 30, 1998, Allied Riser issued to a second group of private investors 7,291,075 shares of common stock for an aggregate offering price of $10,937.

     (5) On November 23, 1998, Allied Riser consummated a private placement pursuant to which Allied Riser issued 41 and 25 shares of Series A convertible redeemable preferred stock to a group of individual investors, respectively, for $41,000,000 and $25,000,000 in cash, respectively.

     (6) On November 23, 1998 and December 30, 1998, Allied Riser issued an aggregate of 5,985,368 shares of common stock to employees and directors in connection with subscription agreements for an aggregate consideration of $8,978. On November 23, 1998 shares were reserved for subsequent issuing to management and new employees. As of June 30, 1999, 110,191 shares were still reserved.



     (7) From June 1, 1999 to June 30, 1999, Allied Riser issued stock options to purchase an aggregate of 347,442 shares of common stock to employees, with an exercise price of $0.0015 per share pursuant to Allied Riser's 1999 Stock Option and Equity Incentive Plan.



     (8) In August 1999, Allied Riser issued 51 shares of Series B Preferred Stock and 6,059,297 shares of common stock to a group of private investors and real estate owners, for an aggregate consideration of approximately $51,000,000.



     (9) In October 1999, Allied Riser issued warrants to acquire 6,530,242 shares of common stock to a group of real estate owners. The warrants had no purchase price and no exercise price. These warrants are exercisable upon the real estate owners meeting certain performance obligations as outlined in the warrant agreements.


     No underwriters were used in connection with these sales and issuances. The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to (1) Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701, or (2) Section 4(2) thereof, on the basis that the transactions did not involve a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


        EXHIBIT                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------
          1.1*           -- Form of Underwriting Agreement
          2.1*           -- Plan of Complete Liquidation and Reorganization, dated
                            November   , 1998
          3.1*           -- Certificate of Incorporation of Allied Riser, as amended and restated
          3.2*           -- By-laws of Allied Riser, as amended and restated
          4.1*           -- Specimen Certificate for Allied Riser's common stock
          4.2*           -- Specimen Certificate for Allied Riser's warrants
          4.3+           -- Registration Rights Agreement, dated as of November 23,
                            1998, among Allied Riser and the stockholders named
                            therein
          4.3.1+         -- First Amendment to Registration Rights Agreement, dated as of December 30, 1998
          4.3.2+         -- Second Amendment to Registration Rights Agreement, dated as of
          4.3.3+         -- Third Amendment to Registration Rights Agreement, dated as of August 18, 1999
          5.1            -- Form of Opinion of Skadden, Arps, Slate, Meagher & Flom
                            LLP
         10.1*           -- Form of Employment Agreement
         10.2*           -- Form of Lock-Up Agreement
         10.3+           -- Lease Facility, dated October 23, 1997, by and between
                            Allied Riser and Cisco Systems Capital Corporation, as
                            amended
         10.4+           -- Stockholders' Agreement, dated as of November 5, 1998,
                            among the stockholders listed on the signature pages
                            thereof
         10.4.1+         -- Amendment No. 1 and Joinder to Stockholders' Agreement,
                            dated November   , 1998
         10.4.2*         -- Amendment No. 2 and Joinder to Stockholders' Agreement,
                            dated November 23, 1998
         10.4.3*         -- Amendment No. 3 and Joinder to Stockholders' Agreement,
                            dated

        EXHIBIT                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         10.4.4*         -- Amendment No. 4 and Joinder to Stockholders' Agreement,
                            dated August 18, 1999
         10.5+           -- Subscription Agreement, dated as of November 13, 1998, by and among Allied Riser and the investors listed on the
                            signature pages thereof
         10.5.1+         -- Amendment No. 1 to Subscription Agreement, dated as of
                            November   , 1998
         10.6*           -- Indemnification Agreement, dated as of November 23, 1998, by and among Allied Riser and the investors listed on the
                            signature pages thereof
         10.6.1*         -- Joinder to Indemnification Agreement, dated December 30,
                            1998
         10.7*           -- Stockholders' Pledge Agreement, dated as of November 23,
                            1998, by and among Allied Riser and the investors listed
                            on the signature pages thereof
         10.8*           -- Series A-1 Preferred Stock and Common Stock Investment
                            Agreement, dated December 30, 1998, by and between Allied
                            Riser and Norwest Venture Partners VII, L.P. (includes
                            schedule of other 1998 Investment Agreements)
         10.9*           -- Waiver and Consent, dated as of December 30, 1998, by and among Allied Riser and the investors listed on the
                            signature pages thereof
         10.10*          -- Allied Riser 1999 Stock Option Plan, as amended
         10.11+          -- Credit Facility, dated March 25, 1999, by and among
                            Allied Riser and The Chase Manhattan Bank, as
                            Administrative Agent, and Chase Securities Inc., as Lead
                            Arranger and Book Manager
         10.12*          -- Waiver and Consent, dated as of August 18, 1999, by and among Allied Riser and the investors listed on the
                            signature pages thereof
         10.13*          -- Waiver and Consent, dated as of             , 1999, by
                            and among Allied Riser and the investors listed on the
                            signature pages thereof
         21.1            -- Subsidiaries of Allied Riser
         23.1            -- Consent of Arthur Andersen LLP
         23.2            -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                            (included in Exhibit 5.1)
         24.1            -- Power of Attorney (contained on the signature page of
                            this Registration Statement)
         27.1*           -- Financial Data Schedule
         99.1*           -- Agreement and Plan of Merger, dated January   , 1997, by
                            and among RCH Holdings, Digital Packet Interface
                            Solutions and DPI Technology


---------------

* To be filed by amendment


+ Previously filed.


     (b) Financial Statement Schedules:

     No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to provide to the Underwriters at the closing certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 12, 1999.


                                            ALLIED RISER COMMUNICATIONS
                                            CORPORATION

                                            /s/ DAVID H. CRAWFORD
                                            ------------------------------------
                                            By: David H. Crawford
                                            Title: Chief executive officer

     Each person whose signature appears below hereby constitutes and appoints David H. Crawford and Todd C. Doshier, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.


                      SIGNATURE                                    TITLE                   DATE
                      ---------                                    -----                   ----

                /s/ DAVID H. CRAWFORD                    Chief executive officer     October 12, 1999
-----------------------------------------------------      and director (principal
                  David H. Crawford                        executive officer)

                 /s/ TODD C. DOSHIER                     Senior vice president and   October 12, 1999
-----------------------------------------------------      chief financial officer
                   Todd C. Doshier                         (principal financial and
                                                           accounting officer)

                  /s/ JOHN M. TODD                       Chief operating officer,    October 12, 1999
-----------------------------------------------------      president and director
                    John M. Todd

                  /s/ JOHN H. DAVIS                      Chief technology officer    October 12, 1999
-----------------------------------------------------      and director
                    John H. Davis

               /s/ STEPHEN W. SCHOVEE                    Director and chairman of    October 12, 1999
-----------------------------------------------------      the board
                 Stephen W. Schovee

                 /s/ ROD F. DAMMEYER                     Director                    October 12, 1999
-----------------------------------------------------
                   Rod F. Dammeyer

                      SIGNATURE                                    TITLE                   DATE
                      ---------                                    -----                   ----
                /s/ WILLIAM J. ELSNER                    Director                    October 12, 1999
-----------------------------------------------------
                  William J. Elsner

                 /s/ R. DAVID SPRENG                     Director                    October 12, 1999
-----------------------------------------------------
                   R. David Spreng

                 /s/ JEFFREY WEITZEN                     Director                    October 12, 1999
-----------------------------------------------------
                   Jeffrey Weitzen

                /s/ BLAIR P. WHITAKER                    Director                    October 12, 1999
-----------------------------------------------------
                  Blair P. Whitaker

               /s/ MARY A. WILDEROTTER                   Director                    October 12, 1999
-----------------------------------------------------
                 Mary A. Wilderotter

                /s/ WILLIAM T. WHITE                     Director                    October 12, 1999
-----------------------------------------------------
                  William T. White

                               INDEX TO EXHIBITS


        EXHIBIT                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         1.1*            -- Form of Underwriting Agreement
         2.1*            -- Plan of Complete Liquidation and Reorganization, dated
                            November   , 1998
         3.1*            -- Certificate of Incorporation of Allied Riser, as amended and restated
         3.2*            -- By-laws of Allied Riser, as amended and restated
         4.1*            -- Specimen Certificate for Allied Riser's common stock
         4.2*            -- Specimen Certificate for Allied Riser's warrants
         4.3+            -- Registration Rights Agreement, dated as of November 23,
                            1998, among Allied Riser and the stockholders named
                            therein
         4.3.1+          -- First Amendment to Registration Rights Agreement, dated as of December 30, 1998
         4.3.2+          -- Second Amendment to Registration Rights Agreement, dated as of
         4.3.3+          -- Third Amendment to Registration Rights Agreement, dated as of August 18, 1999
         5.1             -- Form of Opinion of Skadden, Arps, Slate, Meagher & Flom
                            LLP
        10.1*            -- Form of Employment Agreement
        10.2*            -- Form of Lock-Up Agreement
        10.3+            -- Lease Facility, dated October 23, 1997, by and between
                            Allied Riser and Cisco Systems Capital Corporation, as
                            amended
        10.4+            -- Stockholders' Agreement, dated as of November 5, 1998,
                            among the stockholders listed on the signature pages
                            thereof
        10.4.1+          -- Amendment No. 1 and Joinder to Stockholders' Agreement,
                            dated November   , 1998
        10.4.2*          -- Amendment No. 2 and Joinder to Stockholders' Agreement,
                            dated November 23, 1998
        10.4.3*          -- Amendment No. 3 and Joinder to Stockholders' Agreement,
                            dated
        10.4.4*          -- Amendment No. 4 and Joinder to Stockholders' Agreement,
                            dated August 18, 1999
        10.5+            -- Subscription Agreement, dated as of November 13, 1998, by and among Allied Riser and the investors listed on the
                            signature pages thereof
        10.5.1+          -- Amendment No. 1 to Subscription Agreement, dated as of
                            November   , 1998
        10.6*            -- Indemnification Agreement, dated as of November 23, 1998, by and among Allied Riser and the investors listed on the
                            signature pages thereof
        10.6.1*          -- Joinder to Indemnification Agreement, dated December 30,
                            1998
        10.7*            -- Stockholders' Pledge Agreement, dated as of November 23,
                            1998, by and among Allied Riser and the investors listed
                            on the signature pages thereof
        10.8*            -- Series A-1 Preferred Stock and Common Stock Investment
                            Agreement, dated December 30, 1998, by and between Allied
                            Riser and Norwest Venture Partners VII, L.P. (includes
                            schedule of other 1998 Investment Agreements)
        10.9*            -- Waiver and Consent, dated as of December 30, 1998, by and among Allied Riser and the investors listed on the
                            signature pages thereof
        10.10*           -- Allied Riser 1999 Stock Option Plan, as amended
        10.11+           -- Credit Facility, dated March 25, 1999, by and among
                            Allied Riser and The Chase Manhattan Bank, as
                            Administrative Agent, and Chase Securities Inc., as Lead
                            Arranger and Book Manager
        10.12*           -- Waiver and Consent, dated as of August 18, 1999, by and among Allied Riser and the investors listed on the
                            signature pages thereof

        EXHIBIT                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        10.13*           -- Waiver and Consent, dated as of             , 1999, by
                            and among Allied Riser and the investors listed on the
                            signature pages thereof
        21.1             -- Subsidiaries of Allied Riser
        23.1             -- Consent of Arthur Andersen LLP
        23.2             -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                            (included in Exhibit 5.1)
        24.1             -- Power of Attorney (contained on the signature page of
                            this Registration Statement)
        27.1*            -- Financial Data Schedule
        99.1*            -- Agreement and Plan of Merger, dated January   , 1997, by
                            and among RCH Holdings, Digital Packet Interface
                            Solutions and DPI Technology


---------------

* To be filed by amendment


+ Previously filed.